     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 7, 1996


                                                      REGISTRATION NO. 333-07321
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 2
                                       TO
                                    FORM S-3

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                              JP FOODSERVICE, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                    DELAWARE
                        (STATE OR OTHER JURISDICTION OF
                         INCORPORATION OR ORGANIZATION)

                                      5141
                          (PRIMARY STANDARD INDUSTRIAL
                          CLASSIFICATION CODE NUMBER)

                                   52-1634568
                                (I.R.S. EMPLOYER
                              IDENTIFICATION NO.)

                            ------------------------

                           9830 PATUXENT WOODS DRIVE
                            COLUMBIA, MARYLAND 21046
                                 (410) 312-7100
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                 LEWIS HAY, III
                           SENIOR VICE PRESIDENT AND
                            CHIEF FINANCIAL OFFICER
                              JP FOODSERVICE, INC.
                           9830 PATUXENT WOODS DRIVE
                            COLUMBIA, MARYLAND 21046
                                 (410) 312-7100
                    (NAME, ADDRESS, INCLUDING ZIP CODE, AND
          TELEPHONE NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                            ------------------------

                                   Copies to:

                            RICHARD J. PARRINO, ESQ.
                       SHAW, PITTMAN, POTTS & TROWBRIDGE
                              2300 N STREET, N.W.
                             WASHINGTON, D.C. 20037
                                 (202) 663-8000
                            JOHN C. COATES IV, ESQ.
                         WACHTELL, LIPTON, ROSEN & KATZ
                              51 WEST 52ND STREET
                            NEW YORK, NEW YORK 10019
                                 (212) 403-1000

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.
                            ------------------------

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. / /

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / _______

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / _______

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                  SUBJECT TO COMPLETION, DATED AUGUST 7, 1996


PROSPECTUS
                                3,000,000 SHARES

                             [JP FOODSERVICE LOGO]
                                  COMMON STOCK
                               ------------------

     All 3,000,000 shares of common stock (the "Common Stock") of JP Foodservice, Inc. (the "Company" or "JP Foodservice") offered hereby (the "Offering") are being sold by the Company. Each share will have attached one preferred share purchase right which will initially be represented by such share. The Common Stock is quoted on the Nasdaq National Market under the symbol "JPFS." On July 15, 1996, the last reported sale price of the Common Stock, as reported on the Nasdaq National Market, was $21.00 per share. See "Price Range of Common Stock and Dividend Policy."

     SEE "RISK FACTORS" BEGINNING ON PAGE 9 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

                               ------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
  SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
     PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
            ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

- --------------------------------------------------------------------------------------------------
- --------------------------------------------------------------------------------------------------
                                                                 UNDERWRITING
                                                PRICE TO        DISCOUNTS AND       PROCEEDS TO
                                                 PUBLIC         COMMISSIONS(1)       COMPANY(2)
- --------------------------------------------------------------------------------------------------
Per Share                                                  $                  $                  $
- --------------------------------------------------------------------------------------------------
Total(3)                                                   $                  $                  $
- --------------------------------------------------------------------------------------------------
- --------------------------------------------------------------------------------------------------

   (1) For information regarding indemnification of the Underwriters, see "Underwriting."

   (2) Before deducting expenses estimated at $      , which are payable by the
      Company.

   (3) The Company has granted to the Underwriters a 30-day option to purchase up to 450,000 additional shares of Common Stock solely to cover over-allotments, if any. See "Underwriting." If such option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions
      and Proceeds to Company will be $      , $      and $      , respectively.

                               ------------------

     The shares of Common Stock are being offered by the several Underwriters named herein, subject to prior sale, when, as and if accepted by them and subject to certain conditions. It is expected that certificates for the shares of Common Stock offered hereby will be available for delivery on or about
               , 1996, at the offices of Smith Barney Inc., 333 West 34th Street, New York, New York 10001.

                               ------------------

SMITH BARNEY INC.

                      THE ROBINSON-HUMPHREY COMPANY, INC.
                                                          RODMAN & RENSHAW, INC.
               , 1996

           [COLOR MAP OF CURRENT DISTRIBUTION SERVICE AREA, WITH THE
            LOCATIONS OF VALLEY INDUSTRIES, INC. AND ARROW PAPER AND
           SUPPLY CO., INC. SHOWN IN A CONTRASTING COLOR TO INDICATE
           PENDING ACQUISITIONS, AND COLOR PHOTOGRAPHS OF FOODSERVICE
                     PRODUCTS AND OPERATIONS INSERTED HERE]

IN CONNECTION WITH THE OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

IN CONNECTION WITH THE OFFERING, CERTAIN UNDERWRITERS AND SELLING GROUP MEMBERS (IF ANY) OR THEIR RESPECTIVE AFFILIATES MAY ENGAGE IN TRANSACTIONS (INCLUDING PASSIVE MARKET MAKING) FOR THEIR OWN ACCOUNTS OR FOR THE ACCOUNTS OF OTHERS IN THE COMMON STOCK OF THE COMPANY ON THE NASDAQ NATIONAL MARKET OR OTHERWISE IN ACCORDANCE WITH RULES 10b-6, 10b-6A AND 10b-7 UNDER THE SECURITIES EXCHANGE ACT OF 1934. SEE "UNDERWRITING."

CURRENTLY WITH NINE BRANCHES in the Mid-Atlantic, Midwestern and Northeastern regions of the United States, JP Foodservice, Inc.(R) ranks as the nation's sixth largest broadline distributor of food and related products to restaurants and other institutional foodservice establishments. In addition, the pending acquisitions of Valley Industries, Inc. and Arrow Paper and Supply Co., Inc. are expected to extend JP Foodservice's distribution network into the Western region of the U.S. and increase the Company's presence in the Northeastern region of the U.S., respectively. The Company markets and distributes approximately 28,000 national, private and signature brand items to over 23,000 foodservice customers including restaurants, hotels, healthcare facilities, cafeterias and schools. JP Foodservice, Inc.(R) provides customers with a single source of supply to satisfy substantially all of their foodservice needs and offers a comprehensive range of products, including canned and dry food products, fresh meats, poultry, seafood, frozen foods, fresh produce, dairy and other refrigerated foods, paper products, cleaning supplies, light restaurant equipment and other supplies. The Company's product line is one of the largest in the industry, with national brand products accounting for approximately 88% of net sales in fiscal 1995. The Company's private label brands offer its customers a wide range of quality-assured, value-priced products and its exclusive line of signature products are comparable in quality and price to national brand items. The Company believes it has one of the best records in the industry in providing customers with accurate and timely delivery of product orders. This superior customer service, coupled with the full array of value-added services offered by the Company, enables the Company to compete effectively against other foodservice distributors.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


     The following documents or portions of documents filed by the Company (File No. 0-24954) with the Securities and Exchange Commission are incorporated herein by reference: (a) the Company's Annual Report on Form 10-K for the fiscal year ended July 1, 1995; (b) the Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended September 30, 1995, December 30, 1995 and March 30, 1996;
(c) the Company's Current Reports on Form 8-K filed for reportable events dated November 2, 1995, November 30, 1995, December 21, 1995, January 22, 1996, February 19, 1996, May 17, 1996, June 28, 1996, July 1, 1996, July 17, 1996 and
August 5, 1996; (d) the Company's Proxy Statement for the Annual Meeting of Stockholders held on November 17, 1995; and (e) the description of the Company's Common Stock which is contained in its Registration Statement on Form 8-A filed under the Securities Exchange Act of 1934, as amended, on October 14, 1994, including any amendments or reports filed for the purpose of updating such description.


     All reports and other documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and documents. Any statement contained in a document incorporated by reference herein shall be deemed modified or superseded for purposes of this Prospectus to the extent that a statement contained or incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom this Prospectus is delivered a copy of any or all of such documents which are incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this Prospectus incorporates). Written or oral requests for copies should be directed to Corporate Secretary, JP Foodservice, Inc., at the Company's executive offices located at 9830 Patuxent Woods Drive, Columbia, Maryland 21046, telephone number (410) 312-7100.

                               PROSPECTUS SUMMARY

     The following summary information is qualified in its entirety by, and should be read in conjunction with, the more detailed information and the Consolidated Financial Statements and related notes thereto appearing elsewhere in this Prospectus and incorporated herein by reference. Except as otherwise indicated herein, all share and per share amounts set forth in this Prospectus assume no exercise of the Underwriters' over-allotment option and exclude (i) the 2,009,900 shares of Common Stock (subject to adjustment) issuable upon consummation of the Valley Acquisition (as defined) and (ii) the 80,952 shares of Common Stock (subject to adjustment) issuable upon consummation of the Arrow Acquisition (as defined). Unless the context otherwise requires, as used in this Prospectus, the "Company" or "JP Foodservice" refers to JP Foodservice, Inc. and its subsidiaries. The Company's fiscal year is a 52-week or 53-week period ending on the Saturday closest to June 30.

                                  THE COMPANY

     JP Foodservice is a leading broadline distributor of food and related products to restaurants and other institutional foodservice establishments in the Mid-Atlantic, Midwestern and Northeastern regions of the United States. The Company ranks as the nation's sixth largest broadline distributor based on 1995 calendar year net sales. Upon consummation of its proposed acquisitions of Valley Industries, Inc. located in Nevada and Arrow Paper and Supply Co., Inc. located in Connecticut, as described below, the Company will rank as the nation's fifth largest broadline distributor based on pro forma 1995 calendar year net sales. JP Foodservice believes that it is one of the three leading broadline distributors in each of its principal geographic service areas, which it defines as the areas within a 150-mile radius of each of its nine full-service distribution centers. The Company markets and distributes approximately 28,000 national, private and signature brand items to over 23,000 foodservice customers, including restaurants, hotels, healthcare facilities, cafeterias and schools. This diverse customer base encompasses both independent (or "street") and multi-unit (or "chain") businesses, including Old Country Buffet, Perkins Family Restaurants, Subway, Compass Group, Ruby Tuesday, Pizzeria Uno and other foodservice establishments. The Company also is a foodservice supplier to the United States Congress, Fenway Park and other prominent institutions. The Company's comprehensive product line includes canned and dry food products, fresh meats, poultry, seafood, frozen foods, fresh produce, dairy and other refrigerated products, paper products, cleaning supplies, light restaurant equipment and other supplies. This broad product line provides the Company's customers with a single source to satisfy substantially all of their foodservice needs.

     In recent years, the Company has grown at a significantly greater rate than that of the foodservice distribution industry. The Company's net sales increased 7.7% in fiscal 1995 and 12.1% in the nine months ended March 30, 1996, compared to the foodservice distribution industry's growth of approximately 3.0% for the same periods. The Company's net sales have increased predominantly as a result of internal expansion through continued growth in street account and chain account sales. In addition, the Company completed acquisitions in the fourth quarter of fiscal 1995 and the second quarter of fiscal 1996, which accounted for net sales growth of approximately 2.0% in the nine months ended March 30, 1996. The Company's gross profit margin improved from 16.7% in fiscal 1994 to 16.8% in fiscal 1995 and 17.2% in the nine months ended March 30, 1996. This improvement resulted in part from an increase in sales of private and signature brand products as a percentage of the Company's net sales from approximately 12% in fiscal 1995 to approximately 15% in the nine months ended March 30, 1996. As a result, the Company's income from operations increased 11.6% in fiscal 1995 and 15.9% in the nine months ended March 30, 1996 over the prior corresponding periods.

                             COMPETITIVE STRENGTHS

     JP Foodservice believes that its primary competitive strengths are the following:

     - Leading Market Position. The Company's large-scale operations provide it with significant name recognition and operating efficiencies. In addition, the scope of its distribution network gives the Company the ability to offer its growing chain customers a consistent array of products and services across a broad geographic area encompassing approximately one-half of the U.S. population. The size and diverse nature of its customer base reduces the Company's dependence on any individual customer or chain account to sustain growth or profitability.

     - Diverse High-Quality Product Line. The Company's product line is one of the largest in the industry. Compared to its principal competitors, the Company devotes a larger portion of its product line to national brand products, which currently account for approximately 83% of net sales. The Company also offers its customers an expanding line of quality-assured, value-priced products under its JP(TM), JP Power(TM) and Harvest Value(TM) private brands. In recent years, the Company has introduced an exclusive line of signature products, which are comparable in quality to national brand items and priced competitively with such items. Signature products are currently marketed under the Roseli(TM), Hilltop Hearth(TM), Cattlemen's Choice(TM), Patuxent Farms(TM), el Pasado(TM) and Rituals(TM) brands. In the first half of fiscal 1997, the Company plans to introduce a full line of Oriental-style products under its Beijing
       Chef (TM)signature brand and a full line of seafood products under its Harbor Banks(TM) signature brand. The Company, unlike certain of its competitors, utilizes centralized purchasing, which promotes a consistently high level of quality for its proprietary brand products throughout the Company's distribution network.

     - Superior Customer Service. The Company believes it has one of the best records in the industry in providing customers with accurate and timely delivery of product orders. The Company has achieved its superior customer service by (i) employing a decentralized operating strategy that enables the Company to be more responsive to customer needs, (ii) utilizing proprietary information systems for managing inventory, processing orders and scheduling deliveries and (iii) providing an array of value-added services designed to assist its customers in managing their foodservice operations more efficiently and profitably. The Company's value-added services include advice and assistance on product selection, menu planning and recipes, nutritional information, inventory analysis, product costing and marketing strategies, and in-service training of customer personnel.

     - Low Cost Structure. Management believes that the Company's overall cost structure is lower than that of many of its principal competitors. The Company's modern, large-scale distribution centers enable it to realize cost savings in branch overhead, warehouse operations and transportation services. The Company has centralized only those functions that benefit from significant economies of scale or require consistent application of management controls, such as purchasing, finance and accounting, advertising and promotion, and information systems. The Company's information systems allow it to reduce administrative costs and improve responsiveness to operational requirements at the branch level.

     - Proprietary Information Systems. The Company has made a significant investment in sophisticated and integrated information systems, which it believes are among the most advanced in the industry. The ordering, shipment, storage and delivery of the Company's products are managed through a centralized information system that allows all of the Company's distribution facilities and its corporate headquarters to access information on a "real time" basis regarding the Company's inventory, product availability, customers, sales, financial reports, truck routing and other significant operating areas. In coordination with this system, the Company employs, at both the corporate and branch levels, a strategic information system that allows it to analyze systematically the profitability of customer accounts, sales territories and product groups.

                               BUSINESS STRATEGY

     The Company's business strategy is to achieve internal growth and increased profitability by increasing sales penetration of its existing accounts, attracting new high-growth customers, expanding street account sales by increasing its commission sales force, increasing sales of its proprietary signature and private brand products, and targeting rapidly growing specialized markets, such as healthcare service providers.

     JP Foodservice supplements internal expansion with a program of strategic acquisitions to take advantage of growth opportunities from ongoing consolidation in the fragmented foodservice distribution industry. The Company seeks to increase penetration of its existing markets through "fold-in" acquisitions of small, privately-owned distributors within its current markets and to expand into new markets through acquisitions of larger-sized distributors. The Company believes it can enhance the sales and profitability of acquired businesses by eliminating redundant overhead expenses, reducing purchasing costs, adding the Company's proprietary brands to the product lines of the acquired businesses, and integrating such businesses into the Company's marketing programs, centralized purchasing operations and information systems. The Company's ability to compete for acquisition opportunities with other foodservice businesses is enhanced by its financial resources, which include access to the public capital markets.

                        RECENT AND PENDING ACQUISITIONS

     Since June 1995, the Company has completed two fold-in acquisitions of businesses with combined annual net sales of approximately $50 million in the Company's Pennsylvania market. In addition, the Company has sought to extend the scope of its distribution network into the Western region of the United States by entering into a definitive agreement on May 17, 1996 to acquire Valley Industries, Inc. located in Nevada (together with its affiliates, "Valley Foods"), a broadline distributor with a leading market share of the Las Vegas, Nevada foodservice market (the "Valley Acquisition"). Valley Foods achieved net sales of $121.5 million in its most recent fiscal year, which ended January 31, 1996, and recently entered into prime vendor relationships with two large hotel-casinos. Valley Foods serves a broad base of institutional foodservice customers, including casinos, hotels, chain restaurants, schools, cafeterias and hospitals. Valley Foods distributes over 4,000 foodservice products from its large, newly expanded distribution center in downtown Las Vegas. The Company believes that Las Vegas is one of the country's fastest growing foodservice markets.

     The Company's agreement with Valley Foods provides that JP Foodservice will acquire Valley Foods in consideration for 2,009,900 shares of Common Stock (subject to adjustment). Consummation of the Valley Acquisition, which is subject to satisfaction of customary conditions, is currently expected to occur on or before August 31, 1996.

     On July 17, 1996, the Company entered into a definitive agreement to purchase Arrow Paper and Supply Co., Inc. (together with its affiliates, "Arrow"), a broadline distributor serving the New England, New York, New Jersey and Pennsylvania markets (the "Arrow Acquisition"). Arrow achieved net sales of $74.6 million in its most recent fiscal year, which ended December 29, 1995, and in November 1995 was awarded a contract from the State of Connecticut that is expected to generate $18 million in annual sales. Arrow serves a broad base of foodservice customers, distributing over 6,000 products from its Norwich, Connecticut facilities.


     As consideration for the Arrow Acquisition, the Company has agreed to assume certain liabilities of Arrow and to pay $29.6 million (subject to adjustment), consisting of approximately $1.7 million in the form of Common Stock and the remainder in cash. Consummation of the Arrow Acquisition, which is subject to satisfaction of certain conditions (including the obtaining of financing by the Company), is currently expected to occur on or before August 31, 1996.


     None of the Offering, the Valley Acquisition or the Arrow Acquisition is conditioned upon consummation of either of the other transactions.

                                    HISTORY

     Portions of the Company's business date back to the formation of Monarch Foods in 1853. In 1946, Monarch Foods was acquired by Consolidated Foods Corporation (now named Sara Lee Corporation) and in 1967 was merged with Pearce, Young, Angel ("PYA"), a Southeast institutional foodservice distributor. JP Foodservice began operations in July 1989 following a management-led leveraged acquisition of certain operations of PYA/Monarch, Inc., a wholly owned subsidiary of Sara Lee Corporation. In November 1994, the Company completed its initial public offering of Common Stock as part of a recapitalization which reduced the Company's indebtedness and related interest expense and improved its operating and financial flexibility.

                                  THE OFFERING

Offering.....................................   3,000,000 shares
Common Stock to be outstanding after the
  Offering...................................   19,025,929 shares(1)
Use of proceeds..............................   The net proceeds of the Offering will be used
                                                for repayment of indebtedness (including
                                                indebtedness to be assumed in connection with
                                                the proposed acquisitions) and for working
                                                capital and general corporate purposes.
Nasdaq National Market symbol................   JPFS

- ---------------

(1) Does not include (i) 450,000 shares subject to the Underwriters' over-allotment option, (ii) 461,504 shares subject to stock options granted by the Company under its stock option plans as of June 29, 1996, (iii) 2,009,900 shares (subject to adjustment) issuable upon consummation of the Valley Acquisition, (iv) 80,952 shares (subject to adjustment) issuable upon consummation of the Arrow Acquisition or (v) 40,000 shares subject to options to be granted by the Company under employment agreements to be entered into upon consummation of the Arrow Acquisition. See "Unaudited Pro Forma Condensed Combined Financial Statements."

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                   FISCAL YEAR ENDED
                            ---------------------------------------------------------------
                                                                       JULY 1, 1995
                                                               ----------------------------
                                                                               PRO FORMA,
                            JULY 3, 1993(1)    JULY 2, 1994      ACTUAL      AS ADJUSTED(2)
                            ---------------    ------------    ----------    --------------
STATEMENT OF OPERATIONS
  DATA:
    Net sales............     $ 1,025,854       $1,029,000     $1,108,253      $1,304,347
    Gross profit.........         175,046          171,883        186,351         221,818
    Amortization of
      intangible
      assets.............           2,266            2,265          2,263           3,027
    Stock compensation
      charge.............              --               --            709             709
    Income from
      operations.........          26,579           29,537         32,951          39,374
    Nonrecurring
      charge.............              --               --             --              --
    Interest expense.....          36,971           30,711         20,419          20,337
    Income (loss) before
      income taxes and
      extraordinary
      charge.............         (10,392)          (1,174)        12,532          19,246
    Income (loss) before
      extraordinary
      charge.............          (7,596)          (1,815)         6,570          10,868
    Net income (loss)....          (7,596)          (1,815)         1,980           6,278
    Preference
      dividends..........          (2,427)            (504)           (40)            (40)
    Net income (loss)
      applicable to
      common
      stockholders.......         (10,023)          (2,319)         1,940           6,238
PER SHARE DATA:
    Net income (loss) per
      common share before
      extraordinary
      charge.............     $     (2.55)      $    (0.59)    $     0.59(3)   $     0.70(3)
    Net income (loss) per
      common share.......           (2.55)           (0.59)          0.17(3)         0.40(3)
    Weighted average
      number of shares of
      common stock
      outstanding........       3,932,748        3,932,748     11,122,343      15,598,289

                                      NINE MONTHS ENDED
                         -------------------------------------------
                                               MARCH 30, 1996
                                        ----------------------------
                          APRIL 1,                      PRO FORMA,
                            1995          ACTUAL      AS ADJUSTED(2)
                         -----------    ----------    --------------
STATEMENT OF OPERATIONS
  DATA:
    Net sales............$  810,804     $  908,905      $1,063,745
    Gross profit.........   135,397        156,230         183,851
    Amortization of
      intangible
      assets.............     1,697          1,741           2,314
    Stock compensation
      charge.............       709             --              --
    Income from
      operations.........    22,083         25,596          30,095
    Nonrecurring
      charge.............        --          1,517           1,517
    Interest expense.....    16,933          9,913           9,880
    Income (loss) before
      income taxes and
      extraordinary
      charge.............     5,150         14,166          18,910
    Income (loss) before
      extraordinary
      charge.............     2,197          8,069          11,116
    Net income (loss)....    (2,393)         8,069          11,116
    Preference
      dividends..........       (40)            --              --
    Net income (loss)
      applicable to
      common
      stockholders.......    (2,433)         8,069          11,116
PER SHARE DATA:
    Net income (loss) per
      common share before
      extraordinary
      charge.............$     0.23 (3) $     0.51(4)   $     0.53(4)
    Net income (loss) per
      common share.......     (0.25)(3)       0.51(4)         0.53(4)
    Weighted average
      number of shares of
      common stock
      outstanding........ 9,599,520     15,944,455      21,023,203

                                                                                                             MARCH 30, 1996
                                                                                                       --------------------------
                                                                                                                     PRO FORMA,
                                                                                                        ACTUAL     AS ADJUSTED(5)
                                                                                                       --------    --------------
BALANCE SHEET DATA:
    Working capital.................................................................................   $116,464       $131,587
    Total assets....................................................................................    411,041        492,758
    Long-term debt, excluding current maturities....................................................    160,467        159,813
    Stockholders' equity............................................................................    113,248        176,674

- ---------------
(1) 53-week fiscal year.


(2) The pro forma, as adjusted Statement of Operations Data assume (i) the consummation of the Valley Acquisition and the Arrow Acquisition and (ii) the receipt and application of the estimated net proceeds of the Offering (as described under "Use of Proceeds"), each as of the first day of each period indicated. See "Unaudited Pro Forma Condensed Combined Financial Statements."


(3) Reflects a reduction in net income of $709 resulting from a one-time non-cash stock compensation charge equal to $0.06 per common share, actual, and $0.05 per common share, pro forma, for the fiscal year ended July 1, 1995, and $0.07 per common share for the nine months ended April 1, 1995.

(4) Reflects a reduction in net income of $933 resulting from the nonrecurring charge equal to $0.06 per common share for the actual nine months ended March 30, 1996, and $0.04 per common share for the pro forma nine months ended March 30, 1996.


(5) The pro forma, as adjusted Balance Sheet Data assume the Valley Acquisition and the Arrow Acquisition are consummated on March 30, 1996 (see "Unaudited Pro Forma Condensed Combined Financial Statements") and give effect to the receipt and application of the estimated net proceeds of the Offering as described under "Use of Proceeds."

                                  RISK FACTORS

     In addition to the other information contained in this Prospectus, prospective investors should consider carefully the following risk factors relating to the Company and the Common Stock before making an investment in the Common Stock offered hereby.

LOW MARGIN BUSINESS; ECONOMIC SENSITIVITY

     The foodservice distribution industry is characterized by relatively high inventory turnover with relatively low profit margins. A significant portion of the Company's sales are made at prices that are based on product cost plus a percentage markup. As a result, the Company's profit levels may be negatively affected during periods of food price deflation, even though the Company's gross profit percentage may remain relatively constant. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations."

     The foodservice industry is sensitive to national and regional economic conditions, and the demand for foodservice products supplied by the Company has been adversely affected in past years by economic downturns. The Company's operating results also are particularly sensitive to, and may be adversely affected by, difficulties with the collectability of accounts receivable, inventory control, competitive price pressures, severe weather conditions and unexpected increases in fuel or other transportation-related costs. Although these factors generally have not had a material adverse impact on the Company's past operations, there can be no assurance that one or more of such factors will not adversely affect future operating results.

ACQUISITION STRATEGY

     The Company's business strategy emphasizes supplementing internal expansion with acquisitions. See "Business -- Business Strategy -- Strategic Acquisitions." There can be no assurance that the Company will successfully identify suitable acquisition candidates, complete acquisitions (including the Valley Acquisition and the Arrow Acquisition), integrate acquired operations into its existing operations or expand into new markets. Further, there can be no assurance that acquisitions will not have an adverse effect upon the Company's operating results, particularly in quarters immediately following the consummation of such transactions, while the operations of the acquired businesses are being integrated into the Company's operations. Once integrated, acquired operations may not achieve levels of net sales or profitability comparable to those achieved by the Company's existing operations, or otherwise perform as expected. Management may determine that it is necessary or desirable to obtain financing for such acquisitions through bank borrowings or the issuance of debt or equity securities. Debt financing of any such acquisition could increase the leverage of the Company. Equity financing of any such acquisition may dilute the ownership of the Company's stockholders. There can be no assurance that the Company will be able to obtain financing on acceptable terms.

COMPETITION

     The Company operates in highly competitive markets, and its future success will depend in large part on its ability to provide superior service and high-quality products at competitive prices. The Company encounters competition from a variety of sources, including specialty and system foodservice distributors and other broadline distributors. Some of the Company's competitors have substantially greater financial and other resources than the Company. See "Business -- Competition."

LABOR RELATIONS

     As of March 30, 1996, approximately 940 employees, representing approximately 36% of the Company's full-time employees and approximately 75% of the employees employed in the Company's warehouse and distribution operations, were members of ten different local unions associated with the International Brotherhood of Teamsters. Although the Company has not experienced any labor disputes or work stoppages and believes that its relations with its employees are satisfactory, a work stoppage could have a material adverse effect on the Company. See "Business -- Employees."

DEPENDENCE ON SENIOR MANAGEMENT

     The Company's success is largely dependent on the skills, experience and efforts of its senior management. The loss of the services of one or more of the Company's senior management could have a material adverse effect on the Company's business and development. To date, the Company generally has been successful in retaining the services of its senior management. See "Management."

POTENTIAL INFLUENCE BY AND RELATIONSHIP WITH CERTAIN STOCKHOLDERS

     After the Offering, Sara Lee Corporation ("Sara Lee") will beneficially own approximately 27.0% of the outstanding Common Stock. To the extent that Sara Lee exercises its voting and investment rights in concert with other stockholders, Sara Lee and such other stockholders may be able to exercise control over the Company's business by virtue of their voting power with respect to the election of directors and actions requiring stockholder approval. The Sara Lee Foundation will beneficially own approximately 5.3% of the outstanding Common Stock after the Offering. See "Principal Stockholders." The Company and Sara Lee engage in a material amount of transactions in the ordinary course of their businesses. See
Note 10 to the Company's Consolidated Financial Statements.

PROVISIONS WITH POSSIBLE ANTI-TAKEOVER EFFECTS

     The Company's Certificate of Incorporation and By-Laws contain provisions that may have the effect of discouraging certain transactions involving an actual or threatened change of control of the Company. These provisions include a requirement that the Board of Directors be divided into three classes with approximately one-third of the Board to be elected each year. The classification of directors has the effect of making it more difficult for stockholders to change the composition of the Board. In addition, the Board of Directors of the Company has the authority to issue up to 5,000,000 shares of preferred stock in one or more series and to fix the powers, preferences and rights of any such series without stockholder approval. The ability to issue preferred stock could have the effect of discouraging unsolicited acquisition proposals or making it more difficult for a third party to gain control of the Company, or otherwise could adversely affect the market price of the Common Stock. In February 1996, the Company adopted a shareholder rights plan under which preferred share purchase rights will be triggered upon the acquisition (or certain actions that would result in the acquisition) of 10% or more of the Common Stock by any person or group or the acquisition (or certain actions that would result in the acquisition) of additional Common Stock by any person or group owning 10% or more of the Common Stock on February 19, 1996. See the Company's Current Report on Form 8-K for the reportable event dated February 19, 1996 incorporated herein by reference.

VOLATILITY OF MARKET PRICE FOR COMMON STOCK

     From time to time after the Offering, there may be significant volatility in the market price for the Common Stock. Quarterly operating results of the Company or other distributors of food and related goods, changes in general conditions in the economy, the financial markets or the food distribution or foodservice industries, announcement of proposed acquisitions and failure to complete announced acquisitions (including the Valley Acquisition and the Arrow Acquisition), unusual weather conditions or other developments affecting the Company or its competitors could cause the market price of the Common Stock to fluctuate substantially. In addition, in recent years the stock market has experienced extreme price and volume fluctuations. This volatility has had a significant effect on the market prices of securities issued by many companies for reasons unrelated to their operating performance.

SHARES ELIGIBLE FOR FUTURE SALE; REGISTRATION RIGHTS

     Future sales of substantial amounts of Common Stock in the public market could adversely affect the market price of the Common Stock. There will be 19,025,929 outstanding shares of Common Stock upon completion of the Offering (excluding 2,009,900 shares and 80,952 shares issuable upon consummation of the Valley Acquisition and the Arrow Acquisition, respectively). All of the 3,000,000 shares offered in the Offering will be freely transferable without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"), except that any shares held by an "affiliate" of the Company (as that term is defined under Rule 144 of the Securities Act) will be subject to the resale limitations of Rule 144. Of the Company's remaining outstanding shares, 6,907,763 are "restricted securities" within the meaning of Rule 144. Such restricted securities may not be sold except in compliance with the registration requirements of the Securities Act or pursuant to an exemption from registration, such as the exemption provided by Rule 144.


     The Company, certain of its executive officers and directors and the current stockholders of Valley Foods have agreed that, for a period of 90 days after the date of this Prospectus, and Sara Lee and the Sara Lee Foundation have agreed that, until the earlier of the 90th day after the date of this Prospectus or November 22, 1996, they will not, without the prior consent of Smith Barney Inc., offer, sell, contract to sell or otherwise dispose of any shares of Common Stock or any securities convertible into, or exercisable or exchangeable for, Common Stock (subject, in the case of the Company, to an exception for the grant of options pursuant to the Company's stock option plans) in the public market. Such consent permitting shares to be sold before the expiration of such periods (collectively, the "lock-up period") may be granted without prior notice to the other stockholders of the Company or to any public market in which the Common Stock trades. Upon the expiration of the lock-up period, 6,690,076 shares of Common Stock will be eligible for sale in the public market pursuant to Rule
144. The remaining restricted shares of Common Stock will become eligible for sale pursuant to Rule 144 at various times thereafter. See "Shares Eligible for Future Sale."


     The Company has filed a Registration Statement on Form S-4 with the Securities and Exchange Commission to register 2,009,900 shares of Common Stock (subject to adjustment) issuable in connection with the Valley Acquisition. See "Prospectus Summary -- Recent and Pending Acquisitions." Approximately 200,000 of such shares upon consummation of the Valley Acquisition, and the remainder of such shares after publication of the results of at least 30 days of combined operations of the Company and Valley Foods, will be eligible for sale in the public market subject to compliance with certain requirements of Rule 144.

     The Company has granted certain registration rights with respect to the 5,138,210 shares of Common Stock beneficially owned by Sara Lee and the 1,000,000 shares beneficially owned by the Sara Lee Foundation. Agreements relating to such registration rights are filed as exhibits to the Registration Statement of which this Prospectus is a part. Sara Lee and the Sara Lee Foundation are entitled to require the Company to register the sale of their shares on up to four occasions under the Securities Act. In addition, in connection with any such registration or if the Company otherwise proposes to register any shares of Common Stock under the Securities Act in the future, Sara Lee, the Sara Lee Foundation, certain management stockholders and (upon consummation of the Valley Acquisition and the Arrow Acquisition) the current stockholders of Valley Foods and Arrow are entitled to require the Company, subject to certain conditions, to include all or a portion of their shares in such registration. The registration rights described herein are subject to certain notice requirements, timing restrictions and volume limitations which may be imposed by the underwriters of an offering. The Company is required to bear the expenses of all such registrations, except for underwriting discounts and commissions. Following completion of the Offering, 6,739,408 shares of Common Stock (excluding shares issuable upon consummation of the Valley Acquisition and the Arrow Acquisition), or 35.4% of the total number of shares of Common Stock outstanding, will be entitled to the benefits of such registration rights.

DIVIDEND POLICY

     The Company does not anticipate declaring or paying cash dividends on the Common Stock in the foreseeable future. The Company's ability to pay cash dividends is restricted by the terms of the Company's senior notes and the Company's existing credit facility, consisting of a $110.0 million revolving credit loan (the "Bank Facility"). See "Price Range of Common Stock and Dividend Policy."

FORWARD-LOOKING STATEMENTS

     This Prospectus includes "forward-looking statements" within the meaning of
Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and is subject to the safe-harbor created by such sections. Such forward-looking statements include those concerning the Company's business strategy, operations, economic performance, financial condition and liquidity and capital resources. Such statements are subject to various risks and uncertainties. The Company's actual results may differ materially from the results discussed in such forward-looking statements because of a number of factors, including those identified under this "Risk Factors" section and elsewhere in this Prospectus. See the inside front cover pages of this Prospectus, "Prospectus Summary," "Recent Results of Operations," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." The forward-looking statements are made as of the date of this Prospectus, and the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.



                          RECENT RESULTS OF OPERATIONS



     The following table sets forth certain unaudited operating and other data for the three months and year ended June 29, 1996 as compared with the prior corresponding periods. In the opinion of management, the following unaudited results of operations contain all adjustments (consisting only of normal recurring accruals) necessary to present fairly the results of operations for such periods.



                                                     THREE MONTHS ENDED            FISCAL YEAR ENDED
                                                 --------------------------    --------------------------
                                                   JULY 1,       JUNE 29,        JULY 1,       JUNE 29,
                                                    1995           1996           1995           1996
                                                 -----------    -----------    -----------    -----------
                                                 (UNAUDITED)    (UNAUDITED)                   (UNAUDITED)
                                                     (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Net sales.....................................   $   297,449    $   333,771    $ 1,108,253    $ 1,242,676
Gross profit..................................        50,954         57,459        186,351        213,689
Operating expenses............................        39,520         43,585        150,428        172,478
Amortization of intangible assets.............           566            597          2,263          2,338
Stock compensation charge(1)..................                                         709
Income from operations........................        10,868         13,277         32,951         38,873
Interest expense..............................         3,486          3,426         20,419         13,339
Nonrecurring charge(2)........................                                                      1,517
Income before extraordinary charge............         4,373          5,988          6,570         14,057
Net income applicable to common
  shareholders................................   $     4,373    $     5,988    $     1,940    $    14,057
PER SHARE DATA:
Net income per common share...................   $      0.28    $      0.37    $      0.17    $      0.88
Weighted average number of shares of common
  stock outstanding...........................    15,740,820     16,025,138     11,122,343     15,964,626
OTHER DATA:
Depreciation and amortization.................         2,728          3,090         11,247         11,470


- ---------------

(1) Reflects a one-time non-cash stock compensation charge with respect to stock purchased by the management investors in fiscal 1995.



(2) Reflects costs written off (primarily special committee, legal and advisory fees) related to terminated merger discussions. On an after-tax basis these costs amounted to $933 or $0.06 per common share.



(3) Reflects an extraordinary charge of $4,590 or $0.42 per common share, resulting from the write-off of deferred financing costs related to the Company's recapitalization in November 1994.



     Net sales increased 12.2% or $36.3 million to $333.8 million for the three months ended June 29, 1996 (the "1996 quarter") from $297.4 million for the three months ended July 1, 1995 (the "1995 quarter"). The increase was attributable to a 15.1% increase in chain account sales, which reflected the continued growth in sales to the Company's largest customers, and to a 9.8% increase in street account sales.

     Gross profit margin increased to 17.2% in the 1996 quarter from 17.1% in the 1995 quarter, primarily as a result of increased sales of private and signature brand products. Sales of these proprietary products accounted for 24.0% of street sales at the end of fiscal 1996, compared to 17.6% at the end of fiscal 1995.



     As a percentage of net sales, operating expenses decreased to 13.1% for the 1996 quarter from 13.3% in the 1995 quarter. Operating efficiencies were principally responsible for the decrease in the current period.



     Income from operations, as a percentage of net sales, increased from 3.7% in the 1995 quarter to 4.0% in the 1996 quarter. The increase was primarily attributable to higher gross margins resulting from the increased sales of private and signature brand products.



     Net income applicable to common shareholders increased 36.9% as a result of the 22.2% increase in income from operations, a consistent level of interest expense and a decrease in the effective tax rate from 40.8% in the 1995 quarter to 39.2% in the 1996 quarter.


                                USE OF PROCEEDS

     The net proceeds to the Company from the Offering are estimated to be $59.0 million ($68.0 million if the Underwriters exercise their over-allotment option in full), after deducting underwriting discounts and commissions and other expenses payable by the Company. Approximately $27.9 million of the net proceeds will be used to fund the cash portion of the Arrow Acquisition. In addition, approximately $16.3 million of the net proceeds will be used to repay indebtedness of Arrow to be assumed by the Company. This indebtedness consists of various notes and lines of credit maturing at various dates from 1996 to 2007 and bearing interest at annual rates from 6.7% to 10.5%.

     Approximately $14.4 million of the net proceeds will be used to repay indebtedness of Valley Foods to be assumed by the Company upon consummation of the Valley Acquisition. The indebtedness to be repaid consists of (i) a secured revolving credit loan which expires on May 31, 1998 and bears interest at varying floating rates (averaging 7.6% annually) and (ii) secured and unsecured notes payable maturing at various dates from 1997 to 2009 and bearing interest at annual rates from 6.0% to 11.5%.

     The balance of the net proceeds will be used for working capital and general corporate purposes.

     Pending application of the net proceeds of the Offering as described above, the Company intends to invest the net proceeds in short-term, interest-bearing investment grade securities.

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

     The Company's Common Stock began trading on the Nasdaq National Market on November 16, 1994 under the symbol "JPFS." The following table sets forth the range of high and low closing sale prices for the Common Stock as reported on the Nasdaq National Market for the periods indicated.

                                 FISCAL YEAR                             HIGH      LOW
        --------------------------------------------------------------   -----    -----
        1995
          Second quarter (from November 16, 1994).....................   $11 1/2  $ 9 1/4
          Third quarter...............................................    13 1/4    9 1/4
          Fourth quarter..............................................    14 3/8   10 3/4
        1996
          First quarter...............................................   $18      $12 3/4
          Second quarter..............................................    19 3/4   15 1/4
          Third quarter...............................................    22 3/4   18
          Fourth quarter..............................................    25       18
        1997
          First quarter (through July 15, 1996).......................   $25 1/4  $21

     On July 15, 1996, the closing sale price of the Common Stock as reported on the Nasdaq National Market was $21.00 per share. There were approximately 180 holders of record of the Common Stock on such date.

     The Company has never declared or paid any cash dividends on its Common Stock and does not anticipate declaring or paying any cash dividends on its Common Stock in the foreseeable future. The current policy of the Company's Board of Directors is to retain all earnings to support operations and to finance the expansion of the Company's business. The agreement under which the Company's senior notes were issued and the agreement for the Bank Facility contain provisions restricting the Company's ability to pay cash dividends on the Common Stock. See Note 15 to the Company's Financial Statements.

                                 CAPITALIZATION

     The following table sets forth, as of March 30, 1996, (i) the actual capitalization of the Company, (ii) the pro forma combined capitalization of the Company after giving effect to the Valley Acquisition and the Arrow Acquisition and (iii) the pro forma capitalization of the Company as adjusted to give effect to the sale by the Company of 3,000,000 shares of Common Stock in the Offering and the application of the net proceeds therefrom. This table should be read in conjunction with "Use of Proceeds" and "Unaudited Pro Forma Condensed Combined Financial Statements."

                                                                        AS OF MARCH 30, 1996
                                                                ------------------------------------
                                                                            PRO FORMA    PRO FORMA,
                                                                 ACTUAL     COMBINED     AS ADJUSTED
                                                                --------    ---------    -----------
                                                                           (IN THOUSANDS)
Short-term debt:
     Current portion of obligations under capital leases.....   $  5,513    $   5,759     $   5,759
     Current portion of long-term debt.......................         --        5,361            --
                                                                --------    ---------    ----------
          Total short-term debt..............................   $  5,513    $  11,120     $   5,759
                                                                ========     ========     =========
Long-term debt:
     Bank Facility(1)........................................   $ 54,500    $  82,400     $  53,314
     Senior notes............................................     85,000       85,000        85,000
     Mortgage notes..........................................         --       20,456            --
     Related party indebtedness..............................         --        4,097            --
     Offset Notes(2).........................................      4,050        4,050         4,050
     Obligations under capital leases........................     16,917       17,449        17,449
                                                                --------    ---------    ----------
          Total long-term debt...............................    160,467      213,452       159,813
                                                                --------    ---------    ----------
Stockholders' equity (3):
     Preferred Stock, $.01 par value, 5,000,000 shares
       authorized; no shares issued and outstanding
     Common Stock, $.01 par value, 45,000,000 shares
       authorized; 16,025,014 shares issued and outstanding;
       18,115,866 shares issued and outstanding, pro forma;
       21,115,866 shares issued and outstanding, pro forma
       as adjusted...........................................        160          181           211
     Additional paid-in capital..............................    189,425      192,255       251,225
     Accumulated deficit.....................................    (31,394)     (29,819)      (29,819)
     Distribution in excess of net book value of continuing
       stockholder's interest(4).............................    (44,943)     (44,943)      (44,943)
                                                                --------    ---------    ----------
          Total stockholders' equity.........................    113,248      117,674       176,674
                                                                --------    ---------    ----------
          Total capitalization...............................   $273,715    $ 331,126     $ 336,487
                                                                ========     ========     =========

- ---------------
(1) Subsequent to March 30, 1996, the Company repaid $49.3 million of outstanding borrowings under the Bank Facility with the proceeds from the Company's trade receivables securitization program. See "Management's Discussion and Analysis of Financial Condition and Results of
    Operations -- Liquidity and Capital Resources."

(2) See Note 10 to the Company's Consolidated Financial Statements.

(3) Does not include 461,504 shares of Common Stock subject to stock options granted by the Company under its stock option plans as of June 29, 1996.

(4) See Note 4 to the Company's Consolidated Financial Statements.

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

     The following unaudited pro forma condensed combined financial statements give effect to the Valley Acquisition, the Arrow Acquisition and the Offering. In the Valley Acquisition, the Company will acquire a foodservice distribution business conducting operations from Las Vegas, Nevada in consideration for the assumption by the Company of certain liabilities of the acquired business and the issuance by the Company of its Common Stock. See "Prospectus
Summary -- Recent and Pending Acquisitions." The Valley Acquisition has two components: (i) the merger of Valley Industries, Inc., a Nevada corporation ("Industries"), with and into JP Foodservice Distributors, Inc., a Delaware corporation and wholly owned subsidiary of JP Foodservice, Inc., and (ii) the acquisition of all of the assets and assumption of all of the liabilities by the Company of "Z" Leasing Co., a Nevada general partnership affiliated with Industries. Industries, its wholly owned subsidiary E&H Distributing Co., Inc., a Nevada corporation doing business as Valley Food Distributors of Nevada, and "Z" Leasing Co. are collectively referred to as "Valley Foods." In the Arrow Acquisition, the Company will acquire a foodservice distribution business conducting operations from Norwich, Connecticut through the purchase of substantially all of the assets used in the operation of the business (including the distribution facilities which are owned by an affiliate of the acquired business) in consideration for the assumption by the Company of certain liabilities of the acquired business, issuance by the Company of its Common Stock and cash. In the Offering, the Company will issue 3,000,000 shares of its Common Stock.

     The following unaudited pro forma condensed combined financial statements assume a business combination between the Company and Valley Foods accounted for as a pooling of interests, a business combination between the Company and Arrow accounted for as a purchase and the Offering. The unaudited pro forma condensed combined statement of operations for the fiscal year ended July 1, 1995 combines the following historical condensed consolidated statements of operations: (i) the Company for the fiscal year ended July 1, 1995; (ii) Valley Foods for the fiscal year ended January 31, 1996; and (iii) Arrow for the fiscal year ended December 29, 1995. The unaudited pro forma condensed combined statement of operations for the nine months ended March 30, 1996 combines the following unaudited condensed consolidated statements of operations: (i) the Company for the nine months ended March 30, 1996; (ii) Valley Foods for the nine months ended March 31, 1996; and (iii) Arrow for the nine months ended March 29, 1996. The unaudited pro forma condensed combined statements of operations assume the Valley Acquisition, the Arrow Acquisition and the Offering each occurred at the beginning of the respective periods presented. The unaudited pro forma condensed combined balance sheet combines the historical condensed consolidated balance sheet of the Company as of March 30, 1996 with the historical condensed consolidated balance sheets of Valley Foods as of March 31, 1996 and Arrow as of March 29, 1996, respectively, and gives effect to the receipt and application of the estimated net proceeds of the Offering as described under "Use of Proceeds" as of March 30, 1996.


     The pro forma combined net income per share is based on the combined weighted average number of shares of Common Stock of the Company and common stock of Valley Foods for each period (assuming for the purposes hereof that Valley Foods constituted a single corporate entity), based on the respective ownership percentages of the Company and Valley Foods in the combined entity after the Valley Acquisition as well as the number of shares to be issued in connection with the Arrow Acquisition and the Offering (assuming that such shares are issued as of the beginning of the periods presented). The pro forma condensed combined balance sheet reflects the issuance of 2,009,900 shares of Common Stock of the Company in exchange for all shares of Valley Foods common stock outstanding at March 30, 1996 (assuming for the purposes hereof that Valley Foods constituted a single corporate entity), based on the applicable exchange ratio as well as the issuance of 80,952 shares of Common Stock of the Company as part of the consideration for the Arrow Acquisition and the issuance of 3,000,000 shares of Common Stock of the Company in connection with the Offering.


     The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the Valley Acquisition, the Arrow Acquisition and the Offering had been consummated as presented in the accompanying unaudited pro forma condensed combined financial statements, nor is it necessarily indicative of future operating results.

     The unaudited pro forma condensed combined financial statements should be read in conjunction with the Company's historical Consolidated Financial Statements and the related notes thereto included elsewhere in this Prospectus. For historical consolidated statements of income and consolidated balance sheets of Valley Foods, see the Company's Current Report on Form 8-K for the reportable event dated July 1, 1996 incorporated herein by reference. For historical consolidated statements of income and consolidated balance sheets of Arrow, see the Company's Current Report on Form 8-K for the reportable event dated July 17, 1996 incorporated herein by reference.

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                           FISCAL YEAR ENDED JULY 1, 1995
                                       -----------------------------------------------------------------------
                                                                                            PRO FORMA
                                                                                    --------------------------
                                       JP FOODSERVICE    VALLEY FOODS     ARROW     ADJUSTMENTS    AS ADJUSTED
                                       --------------    ------------    -------    -----------    -----------
Net sales...........................     $1,108,253        $121,504      $74,590      $    --      $1,304,347
Cost of sales.......................        921,902         100,370       60,257           --       1,082,529
                                       --------------    ------------    -------    -----------    -----------
Gross profit........................        186,351          21,134       14,333           --         221,818
Operating expenses..................        150,428          17,455       12,756       (1,931)(a)     178,708
Amortization of intangible assets...          2,263              --           --          764 (b)       3,027
Stock compensation charge...........            709              --           --           --             709
                                       --------------    ------------    -------    -----------    -----------
Income from operations..............         32,951           3,679        1,577        1,167          39,374
                                       --------------    ------------    -------    -----------    -----------
Other (income) expenses
    Interest expense................         20,419           1,313        1,055       (2,450)(c)      20,337
    Other income....................             --             (69)        (140)          --            (209)
                                       --------------    ------------    -------    -----------    -----------
Total other expenses................         20,419           1,244          915       (2,450)         20,128
                                       --------------    ------------    -------    -----------    -----------
Income before income taxes and
  extraordinary charge..............         12,532           2,435          662        3,617          19,246
Provision for income taxes..........         (5,962)           (611)          (9)      (1,796)(d)      (8,378)
                                       --------------    ------------    -------    -----------    -----------
Income before extraordinary
  charge............................          6,570           1,824          653        1,821          10,868
Extraordinary charge on early
  extinguishment of debt............         (4,590)             --           --           --          (4,590)
                                       --------------    ------------    -------    -----------    -----------
Net income..........................          1,980           1,824          653        1,821           6,278
Preference dividend.................            (40)             --           --           --             (40)
                                       --------------    ------------    -------    -----------    -----------
Net income applicable to common
  stockholders......................     $    1,940        $  1,824      $   653      $ 1,821      $    6,238
                                       =============     ===========     ========   ===========    ===========
Net income per common share:
    Before extraordinary item.......     $     0.59(e)                                             $     0.70 (e)
    Extraordinary item..............          (0.42)                                                    (0.30)
                                       --------------                                              -----------
Net income..........................     $     0.17(e)                                             $     0.40 (e)
                                       =============                                               ===========
Weighted average number of common
  shares outstanding................     11,122,343                                                15,598,289
                                       =============                                               ===========

- ---------------

(a) Represents a reduction in officer compensation for Valley Foods and Arrow of $400 and $1,531, respectively, based on employment agreements to be entered into upon consummation of the Valley Acquisition and the Arrow Acquisition.


(b) Represents amortization of goodwill related to the Arrow Acquisition on a straight-line basis over 40 years.



(c) Represents a reduction of interest expense on debt to be repaid from proceeds of the Offering consisting of $1,313 for Valley Foods, $1,055 for Arrow and $82 for the Company ($1,276 reduction in the Bank Facility at an average interest rate of 6.50%).



(d) Represents (i) an increase in tax expense of $370 and $541 for Valley Foods and Arrow, respectively, to reflect Valley Foods and Arrow as C corporations for federal income tax purposes and (ii) an increase in tax expense of $885 relating to the adjustment described in note (c).


(e) Reflects a reduction in net income of $709 resulting from the one-time non-cash stock compensation charge equal to $0.06 per common share, actual, and $0.05 per common share, pro forma, for the fiscal year ended July 1, 1995.

     See Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                       NINE MONTHS ENDED MARCH 30, 1996
                                    -----------------------------------------------------------------------
                                                                                         PRO FORMA
                                                                                 --------------------------
                                    JP FOODSERVICE    VALLEY FOODS     ARROW     ADJUSTMENTS    AS ADJUSTED
                                    --------------    ------------    -------    -----------    -----------
Net sales........................     $  908,905        $ 94,647      $60,193      $    --      $1,063,745
Cost of sales....................        752,675          78,147       49,072           --         879,894
                                    --------------    ------------    -------    -----------    -----------
Gross profit.....................        156,230          16,500       11,121           --         183,851
Operating expenses...............        128,893          13,459       10,294       (1,204)(a)     151,442
Amortization of intangible
  assets.........................          1,741              --           --          573 (b)       2,314
                                    --------------    ------------    -------    -----------    -----------
Income from operations...........         25,596           3,041          827          631          30,095
                                    --------------    ------------    -------    -----------    -----------
Other (income) expenses
    Interest expense.............          9,913             980          775       (1,788)(c)       9,880
    Nonrecurring charge..........          1,517              --           --           --           1,517
    Other income.................             --             (68)        (144)          --            (212)
                                    --------------    ------------    -------    -----------    -----------
Total other expenses.............         11,430             912          631       (1,788)         11,185
                                    --------------    ------------    -------    -----------    -----------
Income before income taxes.......         14,166           2,129          196        2,419          18,910
Provision for income taxes.......         (6,097)           (551)          (8)      (1,138)(d)      (7,794)
                                    --------------    ------------    -------    -----------    -----------
Net income applicable to common
  stockholders...................     $    8,069        $  1,578      $   188      $ 1,281      $   11,116
                                    =============     ===========     ========   ===========    ===========
Net income per common share......     $     0.51(e)                                             $     0.53 (e)
                                    =============                                               ===========
Weighted average number of common
  shares outstanding.............     15,944,455                                                21,023,203
                                    =============                                               ===========

- ---------------
(a) Represents a reduction in officer compensation for Valley Foods and Arrow of $280 and $924, respectively, based on employment agreements to be entered into upon consummation of the Valley Acquisition and the Arrow Acquisition.


(b) Represents amortization of goodwill related to the Arrow Acquisition on a straight-line basis over 40 years.



(c) Represents a reduction of interest expense on debt to be repaid from proceeds of the Offering consisting of $980 for Valley Foods, $775 for Arrow and $33 for the Company ($654 reduction in the Bank Facility at an average interest rate of 6.50%).



(d) Represents (i) an increase in tax expense of $291 and $203 for Valley Foods and Arrow, respectively, to reflect Valley Foods and Arrow as C corporations for federal income tax purposes and (ii) an increase in tax expense of $644 relating to the adjustment described in note (c).


(e) Reflects a reduction in net income of $933 resulting from the nonrecurring charge equal to $0.06 per common share for the actual nine months ended March 30, 1996, and $0.04 per common share for the pro forma nine months ended March 30, 1996.

   See Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

             UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                                                         MARCH 30, 1996
                                             -----------------------------------------------------------------------
                                                                                                  PRO FORMA
                                                                                          --------------------------
                                             JP FOODSERVICE    VALLEY FOODS     ARROW     ADJUSTMENTS    AS ADJUSTED
                                             --------------    ------------    -------    -----------    -----------
                  ASSETS
Current assets
    Cash and cash equivalents.............      $  7,960         $    454      $     7     $      --      $   8,421
    Receivables, net of allowance.........       141,784           11,791        7,522            --        161,097
    Inventories...........................        81,071            5,720        7,433            --         94,224
    Current deferred tax asset............           540               --           74           (74)(a)        540
    Other current assets..................        10,637              516          498            --         11,651
                                             -------------     -----------     -------    -----------    -----------
         Total current assets.............       241,992           18,481       15,534           (74)       275,933
                                             -------------     -----------     -------    -----------    -----------
Property and equipment, net...............        91,625            8,543        7,794            --        107,962
Goodwill and other intangible assets,
  net.....................................        77,424               --           --        30,559 (b)    107,983
Other noncurrent assets...................            --              543          563          (226)(a)        880
                                             -------------     -----------     -------    -----------    -----------
         Total noncurrent assets..........       169,049            9,086        8,357        30,333        216,825
                                             -------------     -----------     -------    -----------    -----------
         Total assets.....................      $411,041         $ 27,567      $23,891     $  30,259      $ 492,758
                                             =============     ===========     ========   ===========    ===========
   LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
    Current maturities of senior debt.....      $     --         $    768      $   793     $  (1,561)(c)  $      --
    Revolving bank line of credit.........            --            3,800           --        (3,800)(c)         --
    Current obligations under capital
      leases..............................         5,513              246           --            --          5,759
    Accounts payable......................       108,769            8,992        6,027            --        123,788
    Accrued expenses......................        11,246            1,299        1,404           850 (d)     14,799
                                             -------------     -----------     -------    -----------    -----------
         Total current liabilities........       125,528           15,105        8,224        (4,511)       144,346
                                             -------------     -----------     -------    -----------    -----------
Noncurrent liabilities
    Senior debt...........................       139,500            6,938       13,518       (21,642)(c)    138,314
    Subordinated debt with related
      parties.............................         4,050            2,139        1,958        (4,097)(c)      4,050
    Obligations under capital leases......        16,917              532           --            --         17,449
    Noncurrent deferred tax liability.....        11,798              127           27           (27)(a)     11,925
                                             -------------     -----------     -------    -----------    -----------
         Total noncurrent liabilities.....       172,265            9,736       15,503       (25,766)       171,738
                                             -------------     -----------     -------    -----------    -----------
         Total liabilities................       297,793           24,841       23,727       (30,277)       316,084
                                             -------------     -----------     -------    -----------    -----------
Stockholders' equity
    Common stock and additional paid-in
      capital.............................       189,585            1,151           50        60,650 (e)    251,436
    Retained earnings (accumulated
      deficit)............................       (31,394)           1,575          114          (114)(f)    (29,819)
    Distribution in excess of book value
      of continuing stockholder's
      interest............................       (44,943)              --           --            --        (44,943)
                                             -------------     -----------     -------    -----------    -----------
         Total stockholders' equity.......       113,248            2,726          164        60,536        176,674
                                             -------------     ------------    -------    -----------    -----------
Total liabilities and stockholders'
  equity..................................      $411,041         $ 27,567      $23,891     $  30,259      $ 492,758
                                             =============     ===========     ========   ===========    ===========

- ---------------
(a) Represents assets or liabilities not acquired or not assumed by the Company in the Arrow Acquisition.

(b) Represents goodwill associated with the Arrow Acquisition.


(c) Reflects application of net proceeds from the Offering.



(d) Represents accrued Arrow Acquisition transaction costs.



(e) Reflects the issuance of 3,000,000 shares of Common Stock and related net proceeds of $59,000 received in the Offering, the issuance of 80,952 shares of Common Stock valued at $1,700 in connection with the Arrow Acquisition and the elimination of Arrow's common stock and additional paid-in capital accounts.



(f) Reflects elimination of Arrow's retained earnings account.


   See Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

                          NOTES TO UNAUDITED PRO FORMA
                    CONDENSED COMBINED FINANCIAL STATEMENTS


     NOTE 1 -- In order to conform Valley Foods' year-end to the Company's fiscal year-end, the unaudited pro forma condensed combined statement of operations for the nine months ended March 30, 1996 includes seven months (July 1995 through January 1996) for Valley Foods which are also included in the unaudited pro forma condensed combined statement of operations for the year ended January 31, 1996. Accordingly, an adjustment has been made in the nine months ended March 30, 1996 to retained earnings for the duplication of net income of $1.1 million for such seven-month period. Other results of operations for such seven-month period of Valley Foods include net sales of $73.1 million, income before taxes of $1.7 million and income tax expense of $0.6 million.


     NOTE 2 -- Certain reclassifications, none of which is material, have been made to the financial statements of Valley Foods and Arrow in the unaudited pro forma condensed combined financial statements to conform to classifications of the Company. Other than as reflected in the foregoing statements and the notes thereto, there are no material adjustments required to the historical financial statements of the Company, Valley Foods and Arrow to arrive at the unaudited pro forma condensed combined balance sheet and statements of income.

     NOTE 3 -- Total costs to be incurred by the Company and Valley Foods in connection with the Valley Acquisition are estimated to be approximately $5.5 million. These costs, relating to legal, printing, accounting, financial advisory services and other related expenses, will be charged against income in the periods subsequent to the unaudited pro forma condensed combined financial statements. Accordingly, the effects of these costs have not been reflected in these unaudited pro forma condensed combined financial statements. Total costs to be incurred by the Company in connection with the Arrow Acquisition are estimated to be approximately $0.85 million. Such amount has been added to the purchase price of Arrow in determining total costs to be allocated in purchase accounting.

                      SELECTED CONSOLIDATED FINANCIAL DATA
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

     The following table presents, for the periods and at the dates indicated, selected statement of operations data and balance sheet data of the Company on a consolidated basis. The selected historical consolidated financial data for each of the three fiscal years in the period ended July 1, 1995 presented below are derived from the consolidated financial statements of the Company, which have been audited by Price Waterhouse LLP, independent accountants. Such data should be read in conjunction with the Consolidated Financial Statements of the Company and related notes included elsewhere in this Prospectus. The selected historical consolidated financial data at April 1, 1995 and March 30, 1996 and for the nine months ended April 1, 1995 and March 30, 1996 presented below are unaudited, but include all adjustments (consisting only of normal recurring entries) which management believes to be necessary for the fair presentation of the financial position, results of operations and cash flows of the Company at and for the periods presented. The results of operations of the Company for the nine months ended March 30, 1996 are not necessarily indicative of the results to be expected for the full year. The selected unaudited pro forma consolidated financial data presented below are based on the Consolidated Financial Statements of the Company included elsewhere in this Prospectus, adjusted to give effect to the Valley Acquisition, the Arrow Acquisition and the Offering. See "Unaudited Pro Forma Condensed Combined Financial Statements."

                                                   FISCAL YEAR ENDED
                            ---------------------------------------------------------------
                                                                       JULY 1, 1995
                                                               ----------------------------
                                                                               PRO FORMA,
                            JULY 3, 1993(1)    JULY 2, 1994      ACTUAL      AS ADJUSTED(2)
                            ---------------    ------------    ----------    --------------
STATEMENT OF OPERATIONS DATA:
Net sales................     $ 1,025,854       $1,029,000     $1,108,253      $1,304,347
Gross profit.............         175,046          171,883        186,351         221,818
Amortization of
  intangible assets......           2,266            2,265          2,263           3,027
Stock compensation
  charge.................              --               --            709             709
Income from operations...          26,579           29,537         32,951          39,374
Interest expense.........          36,971           30,711         20,419          20,337
Nonrecurring charge......              --               --             --              --
Income (loss) before
  income taxes and
  extraordinary charge...         (10,392)          (1,174)        12,532          19,246
Income (loss) before
  extraordinary charge...          (7,596)          (1,815)         6,570          10,868
Net income (loss)........          (7,596)          (1,815)         1,980           6,278
Preference dividends.....          (2,427)            (504)           (40)            (40)
Net income (loss)
  applicable to common
  stockholders...........         (10,023)          (2,319)         1,940           6,238
PER SHARE DATA:
Net income (loss) per
  common share before
  extraordinary charge...     $     (2.55)      $    (0.59)    $     0.59(3)   $     0.70(3)
Net income (loss) per
  common share...........           (2.55)           (0.59)          0.17(3)         0.40(3)
Weighted average number
  of shares of common
  stock outstanding......       3,932,748        3,932,748     11,122,343      15,598,289

                                      NINE MONTHS ENDED
                         -------------------------------------------
                                               MARCH 30, 1996
                                        ----------------------------
                          APRIL 1,                      PRO FORMA,
                            1995          ACTUAL      AS ADJUSTED(2)
                         -----------    ----------    --------------
STATEMENT OF OPERATIONS D
Net sales................$  810,804     $  908,905      $1,063,745
Gross profit.............   135,397        156,230         183,851
Amortization of
  intangible assets......     1,697          1,741           2,314
Stock compensation
  charge.................       709             --              --
Income from operations...    22,083         25,596         30, 095
Interest expense.........    16,933          9,913           9,880
Nonrecurring charge......        --          1,517           1,517
Income (loss) before
  income taxes and
  extraordinary charge...     5,150         14,166          18,910
Income (loss) before
  extraordinary charge...     2,197          8,069          11,116
Net income (loss)........    (2,393)         8,069          11,116
Preference dividends.....       (40)            --              --
Net income (loss)
  applicable to common
  stockholders...........    (2,433)         8,069          11,116
PER SHARE DATA:
Net income (loss) per
  common share before
  extraordinary charge...$     0.23 (3) $     0.51(4)   $     0.53(4)
Net income (loss) per
  common share...........     (0.25)(3)       0.51(4)         0.53(4)
Weighted average number
  of shares of common
  stock outstanding...... 9,599,520     15,944,455      21,023,203

                                                                                                             MARCH 30, 1996
                                                                                                       --------------------------
                                                                                                                     PRO FORMA,
                                                                                                        ACTUAL     AS ADJUSTED(5)
                                                                                                       --------    --------------
BALANCE SHEET DATA:
Working capital.....................................................................................   $116,464       $131,587
Total assets........................................................................................    411,041        492,758
Long-term debt, excluding current maturities........................................................    160,467        159,813
Stockholders' equity................................................................................    113,248        176,674

- ---------------
(1) 53-week fiscal year.


(2) The pro forma, as adjusted Statement of Operations Data assume (i) the consummation of the Valley Acquisition and the Arrow Acquisition and (ii) the receipt and application of the estimated proceeds of the Offering (as described under "Use of Proceeds"), each as of the first day of each period indicated. See "Unaudited Pro Forma Condensed Combined Financial Statements."


(3) Reflects a reduction in net income of $709 resulting from the one-time non-cash stock compensation charge equal to $0.06 per common share, actual, and $0.05 per common share, pro forma, for the fiscal year ended July 1, 1995, and $0.07 per common share for the nine months ended April 1, 1995.

(4) Reflects a reduction in net income of $933 resulting from the nonrecurring charge equal to $0.06 per common share for the actual nine months ended March 30, 1996, and $0.04 per common share for the pro forma nine months ended March 30, 1996.


(5) The pro forma, as adjusted Balance Sheet Data assume the Valley Acquisition and the Arrow Acquisition are consummated on March 30, 1996 (see "Unaudited Pro Forma Condensed Combined Financial Statements") and give effect to the receipt and application of the estimated net proceeds of the Offering as described under "Use of Proceeds."

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

     Overview. In recent years, the Company's net sales have increased predominantly as a result of internal expansion through continued growth in street account and chain account sales. The Company has increased its street account sales through growth of its street sales force, improved sales productivity and the implementation of new street sales promotion programs. The Company's chain account sales have increased as a result of the continued growth in sales to existing accounts and the development of relationships with new accounts. The Company has supplemented internal growth with acquisitions completed in the fourth quarter of fiscal 1995 and the second quarter of fiscal 1996. The Company's gross profit margin has improved in part as a result of an increase in sales of private and signature brand products as a percentage of the Company's net sales.

     During this period, the balance sheet improved as a result of enhanced management of inventory and accounts payable and consummation of a recapitalization in the second quarter of fiscal 1995 that included the Company's initial public offering of Common Stock (the "Recapitalization"). The Recapitalization enabled the Company to reduce its overall indebtedness by $123.7 million and the effective annual interest rate on such indebtedness to 7.6% in fiscal 1995 from 10.4% prior to the Recapitalization. See Note 6 to the Company's Consolidated Financial Statements.

     Fiscal Year. The Company's fiscal year ends on the Saturday closest to June 30. Consequently, the Company occasionally will have a 53-week fiscal year. Fiscal 1995 and 1994 each consisted of 52 weeks, while fiscal 1993 was a 53-week year.

RESULTS OF OPERATIONS

     The following table sets forth, for the periods indicated, certain income and expense items expressed as a percentage of net sales.

                                                  FISCAL YEAR ENDED                 NINE MONTHS ENDED
                                             ----------------------------    -------------------------------
                                             JULY 2, 1994    JULY 1, 1995    APRIL 1, 1995    MARCH 30, 1996
                                             ------------    ------------    -------------    --------------
    Net sales.............................      100.00%         100.00%          100.00%          100.00%
    Cost of sales.........................       83.30           83.19            83.30            82.81
                                             ------------    ------------    -------------       -------
    Gross profit..........................       16.70           16.81            16.70            17.19
    Operating expenses....................       13.61           13.57            13.68            14.18
    Amortization of intangible assets.....        0.22            0.20             0.21             0.19
    Stock compensation charge.............          --            0.06             0.09               --
                                             ------------    ------------    -------------       -------
    Income from operations................        2.87            2.98             2.72             2.82
    Interest expense......................        2.98            1.84             2.09             1.09
    Nonrecurring charge...................          --              --               --             0.17
                                             ------------    ------------    -------------       -------
    Income (loss) before taxes and
      extraordinary charge................       (0.11)           1.14             0.63             1.56
    Income taxes..........................       (0.06)          (0.54)           (0.36)           (0.67)
                                             ------------    ------------    -------------       -------
    Income (loss) before extraordinary
      charge..............................       (0.17)           0.60             0.27             0.89
    Extraordinary charge on early
      extinguishment of debt..............          --           (0.41)           (0.57)              --
                                             ------------    ------------    -------------       -------
    Net income (loss).....................       (0.17)%          0.19%           (0.30)%           0.89%
                                             =========       =========        =========       ===========

     The principal components of expenses include cost of sales, which represents the amount paid to manufacturers and growers for products sold, and operating expenses, which include selling (primarily labor-related) expenses, warehousing, transportation and other distribution costs, and administrative expenses. Because distribution and administrative expenses are relatively fixed in the short term, unexpected changes in the Company's net sales, such as those resulting from adverse weather, can have a significant short-term impact on operating income.

     The Company sells a significant proportion of its products at prices based on product cost plus a percentage markup. Periods of inflation in food prices result in higher product costs, which are reflected in higher sales prices and higher gross profits. The Company's operating results were positively affected by estimated food price inflation of 0.5%, 0.7% and 1.4% in fiscal 1995, 1994 and 1993, respectively.

     Gross margins generally are lower for chain accounts than for street accounts. However, because there are typically no commission sales costs related to chain account sales and because chain accounts usually have larger deliveries to individual locations, sales and delivery costs generally are lower for chain accounts than for street accounts.

     Gross margins are generally higher for the Company's proprietary products than for national branded products of comparable quality. However, the Company incurs additional advertising and other marketing costs in promoting its proprietary products.

NINE MONTHS ENDED MARCH 30, 1996 COMPARED TO NINE MONTHS ENDED APRIL 1, 1995

     Net Sales. The Company's net sales increased 12.1% to $908.9 million for the nine months ended March 30, 1996 (the "1996 fiscal period") from the $810.8 million net sales level achieved for the nine months ended April 1, 1995 (the "1995 fiscal period"). Sales generated by foodservice businesses acquired by the Company in the last quarter of fiscal 1995 and the second quarter of fiscal 1996 contributed 2.0% to this increase. The increase in net sales in the 1996 fiscal period was attributable to strong growth in both chain account sales and street sales. Chain account sales increased 16.1% in the 1996 fiscal period. The increase in chain account sales reflected the continued growth in sales to the Company's larger customers and the development of new chain account relationships. As a percentage of net sales, chain account sales increased to 46.7% in the 1996 fiscal period from 45.0% in the 1995 fiscal period. Street sales increased 8.8% in the 1996 fiscal period over the prior corresponding period. The street sales growth resulted principally from the growth of the street sales force, improved sales force productivity and the implementation of new street sales promotion programs.

     Gross Profit. The Company's gross profit margin increased to 17.2% in the 1996 fiscal period from 16.7% in the prior corresponding period. The increase was primarily attributable to higher sales of the Company's private and signature brand products, which increased to 22.3% of street sales at the end of the 1996 fiscal period from 15.8% of street sales at the end of the 1995 fiscal period. The increase in gross profit margin was also attributable to income resulting from promotional programs, including promotional income from vendors in support of the Company's private brand program.

     Operating Expenses. Operating expenses increased 16.2% to $128.9 million in the 1996 fiscal period from $110.9 million in the 1995 fiscal period. As a percentage of net sales, operating expenses increased to 14.2% from 13.7% in the 1995 fiscal period. The increase in operating expenses, as a percentage of net sales in the 1996 fiscal period, resulted primarily from increased costs incurred in connection with the promotion of the Company's private and signature brand products and costs associated with the adverse winter weather conditions experienced in a majority of the Company's markets in the third quarter of fiscal 1996.

     Income from Operations. Income from operations (after amortization charges of $1.7 million) increased 15.9% to $25.6 million in the 1996 fiscal period from $22.1 million in the prior corresponding period. The increase was attributable to increased sales volume and related gross profit, and to the absence of any charge corresponding to the one-time stock compensation charge of $0.7 million recorded in the 1995 fiscal period. Operating margin increased to 2.8% in the 1996 fiscal period from 2.7% in the 1995 fiscal period.

     Interest Expense. Interest expense for the 1996 fiscal period decreased 41.5% to $9.9 million in 1996 from $16.9 million in 1995. The decrease was primarily attributable to the repayment or refinancing of substantially all of the Company's indebtedness in connection with the Recapitalization.

     Nonrecurring Charge. On February 19, 1996, the Company terminated discussions with Sara Lee regarding a proposed combination of the Company and Sara Lee's wholly owned subsidiary, PYA Monarch, Inc. As a result of the termination of these discussions, which began with a proposal submitted by Sara Lee in November 1995, the Company wrote off the costs incurred related to the transaction (primarily legal and advisory fees) of approximately $1.5 million.

     Income Taxes. The provision for income tax for the 1996 fiscal period increased $3.1 million over the provision for the 1995 fiscal period. The increase in the provision was attributable to the Company's greater pretax profit level in the 1996 fiscal period. The Company's effective tax rate (before extraordinary charge) of 43.1% for the 1996 fiscal period decreased from the effective rate of 57.3% for the 1995 fiscal period primarily because of the effect on the 1995 fiscal period of the non-deductible stock compensation charge of $0.7 million.

     Extraordinary Charge. The Company incurred no extraordinary charge in the 1996 fiscal period. In the 1995 fiscal period, in connection with the Recapitalization, the Company incurred a $4.6 million extraordinary charge (net of tax benefits of $3.1 million) for the write-off of deferred financing costs relating to existing indebtedness, as well as other fees and expenses related to the early extinguishment of debt.

FISCAL 1995 COMPARED TO FISCAL 1994

     Net Sales. Net sales increased 7.7% to $1.108 billion in fiscal 1995 from $1.029 billion in fiscal 1994. Higher chain account and street sales both contributed to the Company's sales growth in fiscal 1995. An increase of 9.3% in chain account sales in fiscal 1995 reflected the continued growth in sales to the Company's larger customers and, to a lesser extent, the development of new chain account relationships. As a percentage of net sales, chain account sales increased to 45% in fiscal 1995 from 44% in fiscal 1994. Street sales increased 6.5% over fiscal 1994 primarily as a result of improved sales force productivity, the implementation of new street sales promotion programs and an increase in the commission sales force. As part of the Company's strategy to increase its street sales, the Company expanded its street sales force by 12% in fiscal 1995, with 75% of that increase occurring in the fourth fiscal quarter. The rate of increase in street sales over the prior year accelerated during fiscal 1995, from 3.8% in the first fiscal quarter to 7.9% in the fourth fiscal quarter. Fiscal 1995 net sales also benefited from the general absence of the severe weather conditions that adversely affected fiscal 1994 sales in certain of the Company's markets.

     Gross Profit. Gross profit margin increased to 16.8% in fiscal 1995 from 16.7% in fiscal 1994. The increase was primarily attributable to increased sales of proprietary products. The increase in sales of proprietary products more than offset the effects of the shift in customer mix to a higher percentage of sales to chain accounts.

     Operating Expenses. Operating expenses increased 7.4% to $150.4 million in fiscal 1995 from $140.1 million in fiscal 1994 primarily as a result of the increases in net sales. As a percentage , operating expenses remained constant at 13.6% in fiscal 1995 and 1994. Increases in costs incurred in connection with the Company's investment in street sales promotion programs and in the expansion of its street sales force were offset by the costs savings resulting from a higher percentage of sales to chain accounts.

     Stock Compensation Charge. The Company incurred a one-time non-cash stock compensation charge of $0.7 million relating to common stock offered to certain management investors in the first quarter of fiscal 1995. See Note 7 to the Company's Consolidated Financial Statements.

     Income from Operations. As a result of the increases in net sales and gross profit margin, income from operations increased 11.6% to $33.0 million in fiscal 1995 from $29.5 million in fiscal 1994. Operating margin increased to 3.0% in fiscal 1995 from 2.9% in fiscal 1994.

     Interest Expense. Interest expense decreased 33.5% to $20.4 million in fiscal 1995 from $30.7 million in fiscal 1994. The decrease was primarily attributable to the reduction in the Company's aggregate indebtedness and annual interest rate on borrowings effected in the Recapitalization, which was consummated in the second quarter of fiscal 1995.

     Extraordinary Charge. In connection with the Recapitalization, the Company incurred a $4.6 million extraordinary charge (net of tax benefits of $3.1 million) in the second quarter of fiscal 1995 for the write-off of deferred financing costs relating to existing indebtedness as well as other fees and expenses related to the early extinguishment of debt.

     Income Taxes. The Company recorded an income tax provision of $6.0 million in fiscal 1995, compared to an income tax provision of $0.6 million in fiscal 1994. The increase was due to the increase in taxable income.

LIQUIDITY AND CAPITAL RESOURCES

     The Company historically has financed its operations and growth primarily with cash flow from operations, borrowings under its credit facilities, operating and capital leases and normal trade credit terms. The Company finances its investment in inventory principally with trade accounts payable.

     The Company's cash flow from operations was ($4.9) million, $11.3 million and $40.6 million in the nine months ended March 30, 1996, fiscal 1995 and fiscal 1994, respectively. The significant cash flows in fiscal 1994 were related to a one-time improvement in the Company's working capital management compared to the prior fiscal year. The decrease in the nine months ended March 30, 1996 was primarily attributable to a change in the scheduled receipt date from a major customer (which increased the month-end accounts receivable balance by approximately $8.0 million), temporary seasonal inventory increases and increased working capital requirements associated with the Company's accelerated sales growth.

     The Company's working capital requirement generally averages between 9% and 10% of annual sales. The Company's working capital balance at March 30, 1996 was $116.5 million.

     As of March 30, 1996, the Company's long-term indebtedness, including current portion, was $166.0 million, with an overall weighted average interest rate of 7.7% (excluding deferred financing costs and costs of interest rate swaps and interest cap arrangements). As of the same date, $54.5 million of borrowings and $11.5 million of letters of credit were outstanding under the Bank Facility and an additional $44.0 million remained available to finance the Company's working capital requirements.

     Subsequent to March 30, 1996, the Company strengthened its liquidity position by applying $49.3 million in proceeds from the securitization and sale of trade receivables to reduce its outstanding borrowings under the Bank Facility by the same amount. The effective interest rate on proceeds of the securitization program is currently equivalent to LIBOR plus 32 basis points. The application of such proceeds has enabled the Company to reduce its working capital investment and to reduce the interest rate on borrowings under the Bank Facility from LIBOR plus 87.5 basis points to LIBOR plus 50 basis points.

     Approximately $27.9 million of the net proceeds of the Offering will be used to fund the cash portion of the Arrow Acquisition. The Company currently expects to assume approximately $20 million of indebtedness of Valley Foods upon consummation of the Valley Acquisition and approximately $19 million of indebtedness of Arrow upon consummation of the Arrow Acquisition. The net proceeds of the Offering will be used to repay a portion of such indebtedness. See "Use of Proceeds."

     The Company made capital expenditures of $16.9 million in the nine months ended March 30, 1996 and $7.3 million in fiscal 1995, primarily for new trucks and trailers and the expansion of the Company's distribution centers in Streator, Illinois and Boston. The expenditures for new trucks and trailers were primarily funded from capital leases. The Company currently expects to make capital expenditures of approximately $24 million in fiscal 1997, including approximately $7 million to upgrade and expand its existing facilities.

     The Company believes that the combination of cash flow generated by its operations, additional capital leasing activity, borrowings under the Bank Facility and the net proceeds of the Offering will be sufficient to enable it to finance its growth and meet its projected capital expenditures and other short-term and long-term liquidity requirements. Management may determine that it is necessary or desirable to obtain financing for acquisitions through additional bank borrowings or the issuance of new debt or equity securities.

QUARTERLY RESULTS AND SEASONALITY

     The Company's operating results historically have reflected seasonal variations. The Company experiences lower net sales and income from operations during its third quarter, which includes the winter months. The following table sets forth certain summary information with respect to the Company's operations for the periods indicated.

                                                              FISCAL YEAR ENDED JULY 2, 1994
                                                 --------------------------------------------------------
                                                 1ST QUARTER    2ND QUARTER    3RD QUARTER    4TH QUARTER
                                                 -----------    -----------    -----------    -----------
                                                                  (DOLLARS IN THOUSANDS)
    Net sales.................................    $ 263,944      $ 250,723      $ 239,543      $ 274,790
    Income from operations....................        7,011          7,471          4,752         10,303
    Operating margin..........................         2.7%           3.0%           2.0%           3.7%

                                                              FISCAL YEAR ENDED JULY 1, 1995
                                                 --------------------------------------------------------
                                                 1ST QUARTER    2ND QUARTER    3RD QUARTER    4TH QUARTER
                                                 -----------    -----------    -----------    -----------
                                                                  (DOLLARS IN THOUSANDS)
    Net sales.................................    $ 279,839      $ 272,405      $ 258,560      $ 297,449
    Income from operations....................        7,746          8,294          6,043         10,868
    Operating margin..........................         2.8%           3.0%           2.3%           3.7%

                                                             NINE MONTHS ENDED MARCH 30, 1996
                                                 --------------------------------------------------------
                                                 1ST QUARTER    2ND QUARTER    3RD QUARTER
                                                 -----------    -----------    -----------
                                                                  (DOLLARS IN THOUSANDS)
    Net sales.................................    $ 310,760      $ 302,342      $ 295,803
    Income from operations....................        9,242          8,909          7,445
    Operating margin..........................         3.0%           2.9%           2.5%

                                    BUSINESS

     JP Foodservice is a leading broadline distributor of food and related products to restaurants and other institutional foodservice establishments in the Mid-Atlantic, Midwestern and Northeastern regions of the United States. The Company ranks as the nation's sixth largest broadline distributor based on 1995 calendar year net sales. Upon consummation of the Valley Acquisition and the Arrow Acquisition, the Company will rank as the nation's fifth largest broadline distributor based on pro forma 1995 calendar year net sales. The Company believes that it is one of the three leading broadline distributors in each of its principal geographic service areas, which it defines as the areas within a 150-mile radius of each of its nine full-service distribution centers. The Company markets and distributes approximately 28,000 national, private and signature brand items to over 23,000 foodservice customers, including restaurants, hotels, healthcare facilities, cafeterias, and schools. This diverse customer base encompasses both independent (or "street") and multi-unit (or "chain") businesses.

FOODSERVICE DISTRIBUTION INDUSTRY

     Companies in the U.S. foodservice distribution industry purchase, store, market and transport food products, paper products and other supplies and food-related items to establishments that prepare and serve meals to be eaten away from home. Net sales for the industry were approximately $129 billion in 1995. For the three-year period ended 1995, foodservice distribution sales increased at a compounded annual rate of 2.4%, which was comparable to the rate of increase in the U.S. gross national product during the same period.

     Foodservice distribution companies generally are classified as "broadline," "specialty" or "system" distributors. Broadline distributors offer a comprehensive range of food and related products from a single source of supply and provide foodservice establishments with the cost savings associated with large, full-service deliveries. Specialty distributors generally are small, family-owned enterprises that supply only one or two product categories. System distributors typically supply a narrow range of products to a limited number of multi-unit businesses operating in a broad geographical area.

     The foodservice distribution industry is extremely fragmented, with over 3,000 companies in operation in 1995. Nevertheless, over the last 20 years, the industry has experienced substantial consolidation as larger distributors have acquired small and regional distributors and have used their superior competitive position to grow at the expense of smaller distributors. Consolidation in turn has permitted large foodservice distributors to benefit from various economies of scale produced by large, low-cost distribution facilities, increased net purchasing power and the elimination of redundant management and other overhead expenses. Larger distributors also have been able to take advantage of more sophisticated management techniques and the development of management information systems specifically designed to enhance customer service and increase operating efficiency. The following table illustrates the impact of these trends on the percentage of total net sales in the industry generated by the largest broadline distributors during the periods indicated.

                                                                           PERCENTAGE OF
                                                                        INDUSTRY NET SALES
                                                                        YEAR ENDED DECEMBER
                                                                                31
                                                                        -------------------
                                                                        1985           1995
                                                                        ----           ----
    Ten largest broadline distributors...............................    9.8%          21.2%
    Fifty largest broadline distributors.............................   19.7           25.8

     Management anticipates further consolidation in the industry as smaller specialty distributors confront increasingly difficult competitive challenges from broadline companies that have access to the significant capital investment needed to construct and equip large, efficient distribution centers, maintain a modern fleet of delivery vehicles and develop the sophisticated information systems required for cost-efficient operations. The Company believes that large, well-capitalized broadline distributors generally will benefit from continuing industry consolidation as well as from certain forecasted demographic and economic trends. These trends include an increasing number of two wage-earner families who eat meals away from home, the increasing availability of convenient take-out meals and restaurant home delivery services and the increasing affluence of the "baby boomer" segment of the population. In addition, forecasted expansion of many chain restaurants is anticipated to generate additional sales volume for broadline distributors that can satisfy the product and delivery requirements of this customer segment.

COMPETITIVE STRENGTHS

     JP Foodservice believes that its primary competitive strengths are the following:

     Leading Market Position. The Company derives significant benefits from its position as one of the three leading broadline distributors in each of its principal geographic service areas. The Company's large-scale operations provide it with significant name recognition and operating efficiencies. In addition, the scope of its distribution network gives the Company the ability to offer its growing chain customers a consistent array of products and services across a broad geographic area encompassing approximately one-half of the U.S. population. The size and diverse nature of the customer base reduces the Company's dependence on any individual customer or chain account to sustain growth or profitability.

     Diverse High-Quality Product Line. The Company's product line is one of the largest in the industry and enables the Company to provide a single source of supply to its customers. To satisfy the needs of its diverse customer base, the Company continually updates its product mix. Compared to its principal competitors, the Company devotes a larger portion of its product line to national brand products, which currently account for approximately 83% of net sales. In addition to national brands, the Company provides its customers with an expanding line of quality-assured, value-priced products under its JP(TM), JP Power(TM) and Harvest Value(TM)private brands. The Company also offers an exclusive line of signature products, which are comparable in quality to national brand items and priced competitively with such items. Signature products are marketed under the Roseli(TM), Hilltop Hearth(TM), Cattlemen's Choice(TM), Patuxent Farms(TM), el Pasado(TM) and Rituals(TM) brands. The Company, unlike certain of its competitors, utilizes centralized purchasing, which promotes a consistently high level of quality for its proprietary brand products throughout the Company's distribution network.

     Superior Customer Service. The Company's focus on customer service ensures accurate fulfillment of customer orders and on-time product delivery. During fiscal 1995, the Company maintained an order fill rate that exceeded 98.4%, excluding substituted products, and 99%, including substituted products, which the Company believes is one of the highest order fill rates in the industry. The Company's ability to maintain these rates is attributable to its sophisticated inventory management system, professional centralized purchasing staff, proprietary order fulfillment system and inbound freight management techniques.

     The Company has achieved its superior customer service by employing a decentralized operating strategy, utilizing proprietary information systems and providing an array of value-added services. The Company's decentralized operating strategy allows each of the Company's nine distribution centers to function as autonomous divisions. This approach, which permits the personnel of each branch to control the branch's sales, marketing and distribution functions, enables the Company to be more responsive to customer needs.

     The Company's sophisticated information systems contribute significantly to its ability to maintain high service levels. The information systems have the flexibility to accommodate a range of customer requirements, and include features that provide a variety of order entry alternatives for customers, produce special price lists for key accounts and create customized reports and data bases for customer use.

     The Company offers its customers a broad range of value-added services to assist them in managing their foodservice operations more efficiently and profitably, including advice and assistance on product selection, menu planning and recipes, nutritional information, inventory analysis, product costing and marketing strategies, and in-service training of customer personnel.

     Low Cost Structure. Management believes that the Company's overall cost structure is lower than that of many of its principal competitors. The Company's modern, large-scale distribution centers enable it to realize cost savings in branch overhead, warehouse operations and transportation services. The Company has centralized only those functions that benefit from significant economies of scale or require consistent application of management controls, such as purchasing, finance and accounting, advertising and promotion, and information systems. The Company's information systems allow it to reduce administrative costs and improve responsiveness to operational requirements at the branch level.

     Proprietary Information Systems. The Company has made a significant investment in its proprietary information systems, which it believes are among the most advanced in the industry, and continually upgrades those systems in an effort to achieve additional cost reductions and operating efficiencies. The ordering, shipment, storage and delivery of the Company's products are managed through a centralized information system that allows all of the Company's distribution facilities and its corporate headquarters to obtain information on a "real time" basis regarding the Company's inventory, product availability, customers, sales, financial reports, truck routing and other significant operating areas. The Company's facilities utilize common information systems that permit them to access and consolidate invoices, inventory data, customer records and financial information, thereby ensuring consistency of product, sales and financial information. In coordination with its integrated information systems, the Company employs, at both the corporate and branch levels, a proprietary strategic information system that allows it to analyze systematically the profitability of customer accounts, sales territories and product groups.

BUSINESS STRATEGY

     The Company's business strategy is to target customers and product segments that allow for internal growth and provide favorable profitability levels and to take advantage through strategic acquisitions of growth opportunities resulting from the industry's continuing consolidation.

     Increased Sales to Existing Customers. The Company seeks to be the primary broadline distributor to each of its customers, and believes that there is a significant opportunity to increase sales penetration of its existing accounts. The typical foodservice customer uses one broadline distributor for the majority of its foodservice needs, but also relies on one or two additional broadline distributors and a number of specialty and system distributors. Increased sales to existing customers generally are more profitable than sales to new customers, because they often do not require significant additional delivery expenses, sales calls or other additional administrative services.

     The Company's strategy also emphasizes supporting the growth of its existing chain accounts. Many of the Company's current chain customers, primarily restaurants, are experiencing more rapid sales growth than other types of foodservice businesses. Because of the proven concepts of these chains and the operating economies accruing to their large-scale operations, the Company believes that the future growth prospects for these chains are significant.

     Targeting of New Accounts. The fragmented nature of the industry favors expansion of the Company's operations through an increase in market share. The Company will continue to pursue its long-term strategy of increasing street account sales as a percentage of net sales by attempting to expand sales to street customers at a faster rate than sales to chain customers. To achieve street account sales growth, the Company currently plans to continue to increase the number of commission sales people that service such accounts. Management believes that increased street account sales will contribute to the stability of the Company's customer base by diversifying sales over a larger number of customers. As independent operators, street customers are more likely than chain customers to utilize the full range of value-added services offered by the Company. Street account sales increased 6.2% in fiscal 1995 and 8.8% in the nine months ended March 30, 1996 over the prior corresponding periods.

     The Company also plans to target new chain customers which it believes represent attractive growth opportunities. The Company intends to focus on those accounts that are located primarily within the Company's current distribution network and that can benefit from the Company's existing product line and service capabilities.

     Increased Sales of Proprietary Products. Private and signature brand items enable the Company to offer its customers attractive product alternatives to comparable national brands across a wide range of prices. The Company historically has sold a significantly lower proportion of proprietary private and signature brand products than its primary competitors, whose proprietary brand sales have accounted for 30% to over 60% of their sales volume. Sales of the Company's proprietary brands are expected to account for approximately 15% of net sales in fiscal 1996, compared to approximately 12% in fiscal 1995. Although it intends to continue to emphasize sales of national brand products, the Company plans to expand sales of its newly developed private and signature brand product lines through national and local advertising, representation at national and Company-sponsored food shows and training of its sales force regarding the attributes of these products.

     Sales of private and signature brand items are supported by the Company's centralized purchasing operations, which enable the Company to provide consistent product quality and pricing to its entire customer base. Because the sale of proprietary brands does not entail payment of the price premiums associated with national brands and their associated higher overhead costs, the Company believes sales of its proprietary brands will enhance both its profitability and the profitability of its customers. The Company also believes that because its signature brands are available exclusively through the Company, sales of these products promote increased customer loyalty.

     Focus on Specialized Markets. JP Foodservice has directed its product and service development efforts to satisfy the needs of specialized markets believed to have strong growth potential. Through its integrated service program called
DirectCare: Meals, Menus and More(R), the Company provides over 700 nursing homes and hospitals with special nutritional plans, inventory analysis, a variety of marketing services and in-service training of institutional personnel. Sales to healthcare institutions under this program are expected to amount to $62 million in fiscal 1996, compared to $30 million in fiscal 1994. In addition, the Company has responded to the increasing popularity of foodservice specialities by marketing a variety of Italian-style products under its Roseli(TM) signature brand, which the Company introduced in fiscal 1994, as well as a full line of Mexican products under its el Pasado(TM) signature brand and a complete line of gourmet and foodservice coffees and related products under its Rituals(TM) signature brand, both of which the Company introduced in fiscal 1996. In the first half of fiscal 1997, the Company plans to introduce a full line of Oriental-style products under its Beijing Chef(TM) signature brand and a full line of seafood products under its Harbor Banks(TM) signature brand.

     Strategic Acquisitions. The Company supplements internal growth with a program of strategic acquisitions to increase its market presence in its existing operating areas and to expand its operations into new markets. The Company expects that the continued presence of many small, privately-owned distributors within the Company's existing markets will provide it with opportunities to effect "fold-in" acquisitions of these concerns by integrating their customer base and sales force into the Company's current operations. The Company also will consider acquiring larger-sized distributors as a means of expanding into new geographic markets. The Company believes that it can reduce the operating expenses and purchasing costs and enhance the sales and profit margins of an acquired business by providing the acquired business with access to its centralized purchasing programs, information systems, broad product line and value-added services. The Company further believes that its decentralized operating strategy and the flexibility of its centralized, mainframe-based computer system will facilitate the integration of acquired operations. The Company's ability to compete for acquisition opportunities with other foodservice businesses is enhanced by its financial resources, which include access to the public capital markets.

     Pursuant to its acquisition strategy, the Company recently consummated two "fold-in" acquisitions. In the fourth quarter of fiscal 1995, the Company acquired Tri River Foods, Inc., a foodservice distribution company specializing in custom-cut meat products, frozen seafood and other complementary canned, dry and frozen food products. The acquired company, which conducted operations primarily within a 50-mile radius of Pittsburgh, had net sales of approximately $15 million. In the second quarter of fiscal 1996, the Company purchased certain assets of Rotelle, Inc., a foodservice distribution company operating in Pennsylvania with annual net sales of approximately $35 million.


     In the fourth quarter of fiscal 1996, the Company entered into a definitive agreement to acquire Valley Foods, a broadline distributor with a leading market share of the Las Vegas, Nevada foodservice market. The Company believes that Las Vegas is one of the country's fastest growing foodservice markets and that the Valley Acquisition will provide a basis for the Company to expand its operations into the Western region of the United States. See "Prospectus Summary -- Recent and Pending Acquisitions" and "Unaudited Pro Forma Condensed Combined Financial Statements."

     During the first quarter of fiscal 1997, the Company entered into a definitive agreement to purchase Arrow, a broadline distributor based in Norwich, Connecticut. The Company believes that the Arrow Acquisition will increase the Company's presence in the New England marketplace, as well as position the Company for further expansion into the southern Connecticut, Westchester County and New York City markets. See "Prospectus Summary -- Recent and Pending Acquisitions" and "Unaudited Pro Forma Condensed Combined Financial Statements."


     The Company has adopted a policy pursuant to which it generally does not announce proposed acquisitions until it enters into definitive agreements with respect to such acquisitions.

PRODUCTS AND SERVICES

  Products

     The Company's extensive selection of food and related products enables it to provide a single source of supply to a diverse base of customers whose product needs vary significantly. The Company's product line of approximately 28,000 items encompasses a broad selection of canned and dry food products, fresh meats, poultry, seafood, frozen foods, fresh produce, dairy and other refrigerated products and related goods and supplies. Many of the Company's product offerings feature "center of the plate" or entree selections. The Company also distributes a wide variety of nonfood products and equipment, including paper products, disposable napkins, plates, cups and cleaning supplies. In most locations, the Company also offers coffee and beverage equipment, supplies and service and, to a limited extent, tableware (such as china and silverware), glassware and light restaurant equipment and supplies.

     The following table sets forth the product categories of the items sold by the Company and the percentage of the Company's net sales generated by each product category during the periods indicated.

                                                 PERCENTAGE OF NET SALES
                                                                                                  NINE MONTHS
                                                              FISCAL YEAR ENDED                      ENDED
                                                 --------------------------------------------    --------------
                                                 JULY 3, 1993    JULY 2, 1994    JULY 1, 1995    MARCH 30, 1996
                                                 ------------    ------------    ------------    --------------
Canned and dry products.......................         27%             27%             27%              26%
Meats.........................................         20              20              20               20
Other frozen foods............................         17              18              18               18
Poultry.......................................          9               9               9               10
Seafood.......................................          8               8               8                8
Dairy products................................          8               7               8                8
Perishable food products......................          4               4               4                3
Paper products................................          3               4               4                5
Equipment and supplies........................          2               2               1                1
Janitorial supplies...........................          2               1               1                1
                                                      ---             ---             ---              ---
Total net sales...............................        100%            100%            100%             100%
                                                 =========       =========       =========       ===========

     National Brands. The Company supplies more than 26,000 national brand items, which currently account for approximately 83% of the Company's net sales. National brand products represent a greater proportion of the Company's product line than the product lines of the Company's principal competitors. Management believes that national brands are attractive to chain accounts and other customers seeking consistent product quality throughout their operations. The Company's national brand strategy has promoted closer relationships with many national suppliers, who provide important sales and marketing support to the Company.

     Private Brands. The Company offers its customers an expanding line of products under its JP(TM), JP Power(TM) and Harvest Value(TM) private brands. The Company currently offers over 1,000 private brand products, including frozen and canned goods, fruits, vegetables and meats, through its JP Gold(TM) (highest quality), JP Blue(TM), JP Red(TM) and Harvest Value(TM) private labels and approximately 50 cleaning products under its JP Power(TM) brand. The multi-tier quality system has been developed to meet the specific requirements of different market segments.

     Signature Brands. The Company offers its customers an exclusive and expanding line of signature products which are comparable in quality to national brand items and priced competitively with such items. The Company markets these products under the names Roseli(TM) (Italian-style products), Hilltop Hearth(TM) (bread and bakery products), Cattlemen's Choice(TM) (meats), Patuxent Farms(TM) (processed meats), el Pasado(TM) (Mexican products), Rituals(TM) (gourmet coffee) brands, and, beginning in the first half of fiscal 1997, Beijing
Chef (TM) (Oriental-style products) and Harbor Banks(TM) (seafood products). The Company currently offers more than 1,000 signature brand items.

  Services

     To strengthen its customer relationships and increase account penetration, JP Foodservice offers an array of value-added services that, in their scope and quality, differentiate it from other foodservice distributors. The Company offers the following types of services:

     - Management Support and Assistance. The Company's highly trained sales force assists customers in managing their foodservice operations more efficiently and profitably by providing advice and assistance on product selection, menu planning and recipes, nutritional information, inventory analysis and product costing and marketing strategies. The Company also provides in-service training of customer personnel.

     - Specialized Market Services. The Company offers services and programs tailored to specialized markets. For example, through its integrated service program, called DirectCare: Meals, Menus and More(R), the Company provides healthcare service providers with special nutritional plans, customized software packages (JP directAdvantage(TM)), a variety of marketing services and in-service training of institutional personnel. In order to be eligible to participate in this program, healthcare institutions must maintain a specified minimum volume of purchases from the Company.

     - Customized Technology. The Company offers its customers a proprietary hand-held computer system, the JP Connection(TM), which automates many restaurant management functions, including the management and reordering of product inventory. The system automatically re-orders products directly through the Company's mainframe computer. The Company also is upgrading the electronic order entry system utilized by its sales personnel by equipping them with laptop computers which it believes enables the sales force to present product and menu ideas, take orders and prepare presentations more efficiently. Through this upgrade, the Company will be providing its customers with an enhanced personal computer-based order entry system.

     - Publications. The Company promotes active customer use of its other services and its products through the distribution of professionally printed publications, including its biweekly newsletter, JP FoodNews(TM). The Company's publications highlight selected products, including proprietary private and signature brand items, present menu suggestions, provide nutritional information and include recipes using the Company's products. Customers also may participate, at no cost, in the Company's recipe program, To Your Taste(R), in which the Company furnishes participants every two weeks with recipe cards that describe new menu concepts.

CUSTOMERS

     The Company's customer base of over 23,000 accounts encompasses a wide variety of foodservice establishments. The Company's chain customers include Old Country Buffett, Perkins Family Restaurants, Subway, Compass Group, Ruby Tuesday, Pizzeria Uno and other foodservice establishments. The Company also is a foodservice supplier to the United States Congress, Fenway Park and other prominent institutions.

The following table sets forth the segments of the Company's customer base by type of institution for the nine months ended March 30, 1996.

                                                                                 PERCENTAGE
                                TYPE OF CUSTOMER                                OF NET SALES
    -------------------------------------------------------------------------   ------------
    Restaurants..............................................................         70%
    Limited menu establishments..............................................         12
    Hotels...................................................................          2
    Healthcare institutions..................................................          5
    Schools and colleges.....................................................          3
    Other....................................................................          8
                                                                                     ---
                                                                                     100%
                                                                                =========

     Street Customers. The Company's street customers are independent restaurants, hotels, schools and other foodservice businesses. Street customers are serviced directly by commission sales personnel who personally call on customers, place orders, coordinate product delivery and provide the value-added services offered to these customers. Street accounts represented approximately 53% of the Company's net sales in the nine months ended March 30, 1996.

     Chain Customers. The majority of the Company's chain customers consist of franchises or corporate-owned units of national or regional family dining and other restaurant "concepts" and, to a lesser extent, hotels and other regional institutional operators. Many of the Company's current chain account customers, primarily restaurants, are experiencing more rapid sales growth than other types of foodservice businesses. The Company has developed strong working relationships with its chain accounts, which have enabled these accounts, in conjunction with the Company, to develop distribution programs tailored to precise delivery and product specifications. These distribution programs have created operating and cost efficiencies for both the chain customers and the Company.

     Chain customers generally are serviced by salaried sales and service representatives who coordinate the procurement and delivery of all products throughout the system from a central location. Gross profit margins generally are lower for chain customers than for street customers. However, because there are typically no commission sales costs related to chain account sales and because chain customers usually have larger deliveries to individual locations, sales and delivery costs generally are lower for chain accounts than for street accounts. Chain accounts represented approximately 47% of the Company's net sales in the nine months ended March 30, 1996.

     No single customer accounts for 10% or more of the Company's net sales. Consistent with industry practice, the Company has no long-term contract with any customer that may not be canceled by either party at its option.

SALES AND MARKETING

     The Company's principal marketing activities are conducted by approximately 480 street sales, 50 chain sales and 100 customer service representatives. As part of its strategy to increase street account sales, the Company currently plans to continue to increase its commission sales force, which grew an average of 7% in fiscal 1995 and fiscal 1996. The Company's sales and service representatives are responsible for soliciting and processing orders, servicing customers by telephone, reviewing account balances and assisting with new product information. In addition, the Company's sales representatives advise customers on menu selection, methods of preparing and serving food and other operating issues. The Company provides an extensive in-house training program for its entry-level sales and service representatives, which includes seminars, on-the-job training and direct one-on-one supervision by experienced sales personnel.

     The Company's commission program is designed to reward account profitability and promote sales growth. The Company systematically measures the profitability of each account and product segment and modifies its incentive program accordingly.

     The Company maintains sales offices at each of its nine distribution centers and at three additional locations in Pennsylvania, Illinois and South Dakota. The Company employs sales and marketing staff at both the corporate and branch levels to solicit and manage relationships with multiunit chain accounts.

     The Company supplements its market presence with advertising campaigns in national and regional trade publications, which typically focus on the Company's services and its ability to service targeted industry segments. The Company supports this effort with a variety of promotional services and programs, including its biweekly newspaper, JP FoodNews(R), and its recipe program, To Your Taste(R).

DISTRIBUTION

     JP Foodservice distributes its products out of its nine full-service distribution centers located in Massachusetts, Connecticut, Pennsylvania, Maryland, Minnesota, Indiana, Illinois and Iowa. The Company extends this geographic coverage through remote distribution locations including, among others, facilities in Ohio, Maryland, Michigan, Vermont and New Jersey. The Company's customers generally are located within 150 miles of one of the Company's distribution centers, although the Company's distribution network and reciprocal arrangements with other distributors enable the Company to serve customers outside of its principal market areas. Services to both street and chain customers are supported by the same distribution facilities and equipment.

     The nine full-service distribution centers have a total of approximately
1.3 million square feet of warehouse space. Each distribution center operates from a warehouse complex that contains dry, refrigerated and frozen storage areas, as well as office space for sales, marketing and distribution personnel.

     Products are delivered to the Company's distribution centers by manufacturers, common carriers and the Company's own fleet of trucks. The Company employs a management information system which, together with its centralized purchasing operations, enables it to lower its inbound transportation costs by making optimal use of its own fleet of trucks or by consolidating deliveries into full truckloads. Orders from multiple suppliers or to multiple distribution centers are consolidated into single truckloads for efficient use of available vehicle capacity and return-trip hauls.

     Orders typically are entered electronically by the commission sales force with the appropriate distribution center through a hand-held computer device or laptop computer. These devices facilitate order entry through the use of pre-coded price lists which automatically price orders, apply pricing controls and allow the sales representative to review the gross profit of each order at the time of sale. Customers also have the option to place orders by telephone to service representatives at each of the branches. Certain large customers place orders through a direct connection to the Company's mainframe computer by means of a computer terminal, personal computer or touchtone telephone, or through the Company's proprietary restaurant inventory and management system, the JP Connection(TM).

     Under all forms of order placement, the salesperson or customer is notified immediately about product availability, which facilitates instant product substitution, if necessary. Products are reserved automatically at the time of order, thereby ensuring complete fulfillment of orders upon delivery. Customers' orders are assembled in the warehouse, sorted and shrink-wrapped to ensure order completeness. The products are staged according to the required delivery sequence.

     Products are delivered door-to-door, typically on the day following placement of the order. The Company delivers its products through its fleet of over 570 tractor-trailer and straight trucks, each of which is equipped with separate temperature-controlled compartments. In dispatching trucks, the Company employs a computerized routing system designed to optimize delivery efficiency and minimize drive time, wait time and excess mileage. The majority of the Company's fleet utilizes onboard computer systems that monitor vehicle speeds, fuel efficiency, idle time and other vital statistical information. The Company collects and analyzes such data in an effort continually to monitor and improve transportation efficiency and reduce costs.

     In certain geographic markets, the Company utilizes its remote redistribution facilities to achieve a higher level of customer service. Products are transported in large tractor-trailers or double trailers to the redistribution facility, where the loads are then transferred to smaller equipment for delivery in the normal fashion.

SUPPLIERS

     JP Foodservice employs approximately 20 purchasing agents with expertise in specific product lines to purchase products for the Company from over 2,000 suppliers located throughout the United States and overseas. Substantially all types of products distributed by the Company are available from a variety of suppliers, and the Company is not dependent on any single source of supply.

     The management of all purchasing operations from the Company's corporate headquarters in Columbia, Maryland results in lower costs through increased purchasing leverage with suppliers and greater ordering efficiency. To maximize the benefits of its centralized purchasing function, the Company attempts to concentrate purchases with selected suppliers. Through this strategy, the Company is able to buy high-quality products on advantageous terms. The Company cooperates closely with these suppliers to promote new and existing products. The suppliers assist in training the Company's sales force and customers regarding new products, new trends in the industry and new menu ideas, and collaborate with the Company in advertising and promoting these products both through printed advertisements and through annual branch-sponsored food shows and national trade shows.

     Through its centralized purchasing department, the Company is able to monitor the quality of the products offered by various suppliers and ensure consistency of product quality across its distribution network. The concentration of purchasing power at the corporate level often provides the Company's buyers with early access to new product concepts which, if attractive, can be quickly introduced to the Company's customers.

     The Company maintains a comprehensive quality control and assurance program that actively involves over 60 employees in daily quality control activities. The program is managed by members of the central purchasing department, including product group managers who each manage specific segments of the product line and product line managers who purchase products for the nine branches, and is supported at each branch by the merchandising manager, the branch buyer and an inventory control specialist. The quality control process includes the selection of suppliers and the policing of quality standards through product sampling at both the Company's corporate offices and branch locations and through visits to growing fields, manufacturing facilities and storage operations.

     The Company requires all of its suppliers and manufacturers to maintain specified levels of product liability insurance and to name the Company as an additional insured on the applicable insurance policies.

COMPETITION

     The foodservice distribution industry is extremely fragmented, with over 3,000 companies in operation in 1995. In recent years, the foodservice distribution industry has been characterized by significant consolidation and the emergence of larger competitors. The Company competes in each of its markets with at least one other large national distribution company, generally SYSCO Corp. or Alliant (formerly Kraft) Foodservice, Inc., as well as with numerous regional and local distributors.

     The Company believes that, although price is an important consideration, distributors in the foodservice industry compete principally on the basis of service, product quality and customer relations. The Company attributes its ability to compete effectively against smaller regional and local distributors in part to its wider product selection, the cost advantages resulting from its size and centralized purchasing operations and its ability to offer broad and consistent market coverage. The Company competes effectively against other broadline distributors primarily by providing its customers with accurate and timely fulfillment of orders and an array of value-added services.

     The Company typically competes against other foodservice distribution companies for potential acquisitions. The Company believes that its financial resources and its ability to offer owners of acquisition targets an interest in the combined business through ownership of JP Foodservice Common Stock provide the Company with an advantage over many of its competitors.

REGULATION

     The Company's operations are subject to regulation by state and local health departments, the U.S. Department of Agriculture and the Food and Drug Administration, which generally impose standards for product quality and sanitation. The Company's facilities generally are inspected at least annually by state or federal authorities.

     The Company's relationship with its fresh food suppliers with respect to the grading and commercial acceptance of produce shipments is governed by the Federal Produce and Agricultural Commodities Act, which specifies standards for sale, shipment, inspection and rejection of agricultural products. The Company also is subject to regulation by state authorities for the accuracy of its weighing and measuring devices.

     Federal, state and local provisions which have been enacted or adopted regulating the discharge of materials into the environment, or otherwise relating to the protection of the environment, generally are not directly applicable to the Company. Certain of the Company's distribution facilities have underground and above-ground storage tanks for diesel fuel and other petroleum products, which are subject to laws regulating such storage tanks. Such laws have not had a material adverse effect on the capital expenditures, earnings or competitive position of the Company.

     Certain hazardous substances have been released on the site of the Company's Boston branch. The Massachusetts Department of Environmental Protection has advised the Company that such agency has entered into an administrative consent decree with three parties responsible under Massachusetts law to clean up hazardous substances in areas contiguous to the site. The agency also advised the Company in 1990 that, as the current owner of the site, the Company also may be deemed to be a responsible party under Massachusetts law for hazardous substances on the site. The Company has not been the subject of any action or proceeding seeking to require it to remove hazardous substances from the site or to make payment in respect of the cleanup of the site or related costs. In June 1996, the Massachusetts Department of Environmental Protection advised the Company that, based on the information currently available to it, the agency is not requiring the Company to remove hazardous substances from the site. The Company has been indemnified against any losses it may incur in connection with hazardous substances on the site, and does not believe resolution of this matter will have a material adverse effect on its financial condition or operating results.

INTELLECTUAL PROPERTY

     JP Foodservice has proprietary rights to a number of trademarks used in its business, including trademarks used in connection with the marketing of its private and signature brand products, its proprietary restaurant inventory and management system and a variety of customized service programs. A number of these trademarks are registered with the U.S. Patent and Trademark Office, each for an initial period of 20 years, which is renewable for as long as the Company continues to use the trademarks. The Company considers its trademarks to be of material importance to its business plans.

FACILITIES AND EQUIPMENT

     JP Foodservice occupies its corporate headquarters in Columbia, Maryland, which consists of 30,800 square feet of office space, pursuant to a lease which expires on December 31, 2003.

     The Company owns all of its nine full-service distribution centers, which contain a total of 1.3 million square feet of warehouse space. The centers contain dry, refrigerated and frozen storage areas and office space for the sales and administrative operations of the branch. The following chart provides information on the approximate size of each of the Company's distribution centers.

                                                                                  AREA IN
                                    LOCATION                                    SQUARE FEET
    -------------------------------------------------------------------------   -----------
    Baltimore, Maryland......................................................      187,000
    Altoona, Pennsylvania....................................................      164,000
    Minneapolis, Minnesota...................................................      160,000
    Boston, Massachusetts....................................................      149,000
    Streator, Illinois.......................................................      146,000
    Hartford, Connecticut....................................................      141,000
    Des Moines, Iowa.........................................................      131,000
    Fort Wayne, Indiana......................................................      111,000
    Allentown, Pennsylvania..................................................      110,000
                                                                                -----------
         Total...............................................................    1,299,000
                                                                                 =========

     Equipment and machinery owned by the Company and used in its operations consist principally of electronic data processing equipment and product handling equipment. The Company also operates a fleet of over 570 vehicles, consisting of tractors, trailers and straight trucks, which are used for long hauls and local deliveries. At March 30, 1996, the Company owned approximately 5% of these vehicles and leased the remainder. See Note 16 to the Company's Consolidated Financial Statements.

     The Company outsources its data center operations pursuant to a five-year contract which expires on December 31, 1997 and which may be extended by the Company. As the Company's business needs warrant, it can either increase or decrease the amount of computer capacity it purchases upon short notice to the vendor. Management believes that this arrangement provides the Company with more reliable and flexible service at a lower cost than the Company could achieve by operating its own data center.

     The Company regularly evaluates the capacity of its various facilities and equipment and makes capital investments to expand capacity where necessary. In fiscal 1995 and the nine months ended March 30, 1996, the Company spent a total of $24.2 million on capital expenditures, primarily for new trucks and trailers and expansion of its distribution centers in Streator, Illinois and Boston. The Company will undertake expansion or replacement of its facilities as and when needed to accommodate the Company's growth. The Company is currently expanding its Allentown, Pennsylvania distribution center, with completion expected in October 1996. Facility expansion costs are expected to total approximately $7 million in fiscal 1997.

EMPLOYEES

     At March 30, 1996, JP Foodservice had approximately 2,600 full-time employees, of whom approximately 120 were employed in corporate management and administration and approximately 1,350 of whom were hourly employees. Approximately 940 of the Company's employees were covered by collective bargaining contracts with ten different local unions which are associated with the International Brotherhood of Teamsters. Five collective bargaining contracts, which cover approximately 325 employees, will expire during fiscal 1997. The Company has not experienced any labor disputes or work stoppages. The Company believes that its relationships with its employees are satisfactory.

LITIGATION

     From time to time, the Company is involved in litigation and proceedings arising out of the ordinary course of its business. There are no pending material legal proceedings to which the Company is a party or to which the property of the Company is subject.

                                   MANAGEMENT

     The following table sets forth certain information regarding the executive officers and directors of the Company.

         NAME             AGE                            POSITION
- -----------------------   ---    ---------------------------------------------------------
James L. Miller........   47     Chairman of the Board of Directors, President and Chief
                                 Executive Officer
Lewis Hay, III.........   40     Director, Senior Vice President and Chief Financial
                                 Officer
Mark P. Kaiser.........   39     Senior Vice President-Sales, Marketing and Procurement
George T. Megas........   43     Vice President-Finance, Assistant Secretary and Assistant
                                 Treasurer
David M. Abramson......   43     Director, Senior Vice President and General Counsel
Michael J. Drabb.......   62     Director
Eric E. Glass..........   56     Director
George A. Midwood......   62     Director

     James L. Miller has served as Chairman of the Board of Directors and as President and Chief Executive Officer of the Company since July 1989. From 1986 to 1989, Mr. Miller served as Executive Vice President and Chief Operating Officer of the Northern Division of PYA/Monarch, Inc. ("PYA/Monarch"), a subsidiary of Sara Lee. From 1983 to 1985, Mr. Miller served as Vice President and General Manager of PYA/Monarch's Northeast division. Before joining PYA/Monarch, Mr. Miller was employed by SYSCO Corp., from 1972 to 1983, where he held the positions of Vice President of Operations, Vice President of Sales, Vice President and General Manager.

     Lewis Hay, III joined the Company in 1991 as Senior Vice President and Chief Financial Officer, and has served as a director since that date. Before joining the Company, Mr. Hay was a Vice President and partner of Mercer Management Consulting (formerly Strategic Planning Associates, Inc.), a management consulting firm, where he led the strategy consulting practice in the firm's Washington, D.C. office. Mr. Hay joined the firm in 1982 and, beginning in 1986, participated in a number of consulting projects for PYA/Monarch, including the transaction resulting in the formation of the Company in 1989.

     Mark P. Kaiser has served as the Senior Vice President-Sales, Marketing and Procurement of the Company since 1993. From 1989 to 1991, Mr. Kaiser served as the Company's Vice President-Sales and Marketing and as Executive Vice President-Sales, Marketing and Procurement of the Company from 1991 to 1993. Mr. Kaiser previously held a number of positions at PYA/Monarch, including Vice President-Sales from 1985 to 1989.

     George T. Megas joined the Company in 1991 as Vice President-Finance, Assistant Secretary and Assistant Treasurer and is responsible for the accounting, treasury and finance functions. Mr. Megas, a Certified Public Accountant, previously served as the Corporate Controller for Strategic Planning Associates, Inc., a management consulting firm, from 1979 to 1990, when it was acquired by Mercer Management Consulting, and served as a Controller for certain regions of Mercer Management Consulting until 1991.

     David M. Abramson has served as Senior Vice President and General Counsel of the Company since July 1, 1996 and as a director of the Company since August 1994. Mr. Abramson was the President and Managing Principal of the law firm of Levan, Schimel, Belman & Abramson, P.A. from 1992 to 1996. Previously, Mr. Abramson was a Vice President and Principal of that firm. Mr. Abramson serves as a director of Monocacy Bancshares, Inc., which is the parent corporation of Taneytown Bank & Trust Company in Taneytown, Maryland.

     Michael J. Drabb has served as a director of the Company since 1994. Mr. Drabb has served as Executive Vice President of O'Brien Asset Management, Inc., an institutional asset management firm, since August 1993. From April 1992 to July 1993, Mr. Drabb was retired. Mr. Drabb served as an Executive Vice President and a member of the cabinet of The Mutual Life Insurance Company of New York ("MONY") from 1989 to 1992 and was employed by MONY from 1961 until his retirement in 1992. Mr. Drabb also serves as a director of the New York Life Fund, Inc., the New York Life MFA Series Fund, Inc., the MONY Series Fund, Inc. and United States Leather, Inc.

     Eric E. Glass has served as a director of the Company since February 1996. Mr. Glass has served as the Chairman of the Board for The Taney Corporation, a manufacturer of wooden stairway components and stairways, since 1995. Previously, from 1962 to 1995, Mr. Glass served as President of The Taney Corporation. Mr. Glass also serves as a director of the Gettysburg Hospital in Gettysburg, Pennsylvania and Vice Chairman of the Board and Chairman of the Executive Committee of Monocacy Bancshares, Inc., which is the parent corporation of Taneytown Bank & Trust Company in Taneytown, Maryland.

     George A. Midwood has served as a director of the Company since 1990. Mr. Midwood has been a consultant with Phillips International L.P., of Atlanta, a Georgia merchant banking firm, since 1990. Mr. Midwood served as Vice President and Treasurer of R.J.R. Nabisco from 1987 to 1989 and as Treasurer of American Cyanamid Company from 1979 to 1987.

     Prior to June 27, 1996, Sara Lee had designated three members of the Board of Directors of the Company pursuant to a Board Membership Agreement, dated as of November 15, 1994, between Sara Lee and the Company, which is filed as an exhibit to the Registration Statement of which this Prospectus is a part. In view of Sara Lee's active continuing involvement in the foodservice distribution industry through its subsidiary PYA/Monarch, Sara Lee determined that continued service by its designees on the Company's Board of Directors might raise the possibility of a conflict of interest. Effective June 27, 1996, Sara Lee's designees resigned from the Company's Board of Directors.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information, as of June 29, 1996, regarding the beneficial ownership of the Common Stock by (i) each person known to the Company to be the beneficial owner of more than 5% of the Common Stock,
(ii) each director of the Company, (iii) each executive officer of the Company and (iv) all directors and executive officers of the Company as a group. Under rules of the Securities and Exchange Commission, beneficial ownership of Common Stock includes any shares as to which a person has the sole or shared voting power or investment power and also any shares which a person has the right to acquire within 60 days through the exercise of any stock option or other right. Except as indicated, each person identified in the following table has the sole voting and investment power with respect to the shares shown.

                                                                                      PERCENT OF CLASS
                                                               AMOUNT AND NATURE    --------------------
                          NAME OF                                OF BENEFICIAL       BEFORE      AFTER
                      BENEFICIAL OWNER                           OWNERSHIP(1)       OFFERING    OFFERING
- ------------------------------------------------------------   -----------------    --------    --------
Sara Lee Corporation(2).....................................       5,138,210          32.0%       27.0%
  Three First National Plaza
  Chicago, Illinois 60602
Sara Lee Foundation.........................................       1,000,000           6.2         5.3
  Three First National Plaza
  Chicago, Illinois 60602
T. Rowe Price Associates, Inc.(3)...........................       1,668,300          10.4         8.8
  100 E. Pratt Street
  Baltimore, Maryland 21202
Janus Capital Corporation
Thomas H. Bailey
  100 Filmore Street, Suite 300
  Denver, Colorado 80206(4).................................       1,291,100           8.1         6.8
Janus Venture Fund
  100 Filmore Street, Suite 300
  Denver, Colorado 80206(4).................................         928,550           5.8         4.9
David M. Abramson(5)(6).....................................           5,125             *           *
Michael J. Drabb(6).........................................           2,750             *           *
Eric E. Glass(6)............................................           1,650             *           *
Lewis Hay, III(6)(7)........................................          84,240             *           *
Mark P. Kaiser(6)...........................................          44,759             *           *
George T. Megas(6)..........................................          14,290             *           *
George A. Midwood(6)........................................           6,326             *           *
James L. Miller(6)(8).......................................         216,992           1.4         1.1
All directors and executive officers as a group (8
  persons)..................................................         376,132           2.3         2.0

- ---------------
(*) Represents holdings of less than 1%.

(1) The shares shown as beneficially owned include shares credited to participant accounts in the Company's 401(k) retirement savings plan, which are voted by the plan's trustees, as follows: Mr. Hay, 481; Mr. Kaiser, 459; Mr. Megas, 417; and Mr. Miller, 10,780.

(2) Shares are held of record by Sara Lee Corporation's wholly owned subsidiary, PYA/Monarch, Inc., which may be deemed to be the beneficial owner of such shares.

(3) Shares shown are reported on a Schedule 13G dated June 10, 1996 filed with the Securities and Exchange Commission. Voting power with respect to all but 202,900 shares is exercised by other persons.

(4) Shares shown are reported on a Schedule 13G dated February 13, 1996 filed with the Securities and Exchange Commission. Janus Capital Corporation and Mr. Bailey share voting power with respect to 1,291,100 shares, and disclaim any beneficial interest in such shares. Janus Venture Fund shares voting power with respect to 928,550 of the 1,291,100 shares reported by Janus Capital Corporation and Mr. Bailey.


(5) Includes 2,000 shares held by a family trust for the benefit of Mr. Abramson's minor children, of which Mr. Abramson acts as the trustee and with respect to which he exercises voting power and investment power, and 375 shares credited to Mr. Abramson's account in the Levan, Schimel, Belman & Abramson, P.A. 401(k) Profit Sharing Plan & Trust, which are voted by such plan's trustees.


(6) Includes shares which may be acquired within 60 days pursuant to outstanding options by the person or persons listed, as follows: Mr. Abramson, 2,750; Mr. Drabb, 2,750; Mr. Glass, 1,250; Mr. Hay, 14,057; Mr. Kaiser, 13,150; Mr.
    Megas, 4,380; Mr. Midwood, 2,750; Mr. Miller, 33,128; and all directors and executive officers as a group, 74,215.

(7) Includes 381 shares held by Mr. Hay's wife as a custodian for their minor children. Mr. Hay disclaims any beneficial interest in such shares.

(8) Includes 1,028 shares owned by members of Mr. Miller's family. Mr. Miller disclaims any beneficial interest in such shares.

                        SHARES ELIGIBLE FOR FUTURE SALE

     There will be 19,025,929 outstanding shares of Common Stock upon completion of the Offering (excluding 2,009,900 shares and 80,952 shares issuable upon consummation of the Valley Acquisition and the Arrow Acquisition, respectively). All of the 3,000,000 shares offered in the Offering will be freely transferable without restriction or further registration under the Securities Act, except that any shares held by an "affiliate" of the Company (as that term is defined under Rule 144 of the Securities Act) will be subject to the resale limitations of Rule 144. Of the Company's remaining outstanding shares, 6,907,763 are "restricted securities" within the meaning of Rule 144. Such restricted securities may not be sold except in compliance with the registration requirements of the Securities Act or pursuant to an exemption from registration, such as the exemption provided by Rule 144.

     In general, Rule 144 provides that any person (or persons whose shares are aggregated), including an affiliate, who has beneficially owned shares for at least a two-year period (as computed under Rule 144) is entitled to sell within any three-month period the number of shares that does not exceed the greater of
(i) 1% of the then outstanding shares of the Common Stock (approximately 200,000 shares after giving effect to the Offering) and (ii) the average weekly reported trading volume of the then outstanding shares of Common Stock during the four calendar weeks immediately preceding the date on which the notice of sale is filed with the Securities and Exchange Commission. Sales under Rule 144 also are subject to certain provisions relating to the manner and notice of sale and the availability of current public information about the Company. A person (or persons whose shares are aggregated) who is not deemed an affiliate of the Company at any time during the 90 days immediately preceding a sale, and who has beneficially owned shares for at least a three-year period (as computed under Rule 144), would be entitled to sell such shares under Rule 144(k) without regard to the volume limitation and other conditions described above. Rule 144A under the Securities Act permits the immediate sale by the current holders of restricted securities of all or a portion of those securities to certain qualified institutional buyers, as defined in Rule 144A, subject to certain conditions. The foregoing summary of Rule 144 and Rule 144A is not intended to be a complete description of such rules.


     The Company, certain of its executive officers and directors and the current stockholders of Valley Foods have agreed that, for a period of 90 days after the date of this Prospectus, and Sara Lee and the Sara Lee Foundation have agreed that, until the earlier of the 90th day after the date of this Prospectus or November 22, 1996, they will not, without the prior consent of Smith Barney Inc., offer, sell, contract to sell or otherwise dispose of any shares of Common Stock or any securities convertible into, or exercisable or exchangeable for, Common Stock (subject, in the case of the Company, to an exception for the grant of options pursuant to the Company's stock option plans) in the public market. With the consent of Smith Barney Inc., such shares may be sold before the expiration of the lock-up period without prior notice to the other stockholders of the Company or to any public market in which the Common Stock trades. Upon the expiration of the lock-up period, 6,690,076 shares will be eligible for sale in the public market pursuant to Rule 144.


     The Company has filed a Registration Statement on Form S-4 with the Securities and Exchange Commission to register 2,009,900 shares of Common Stock (subject to adjustment) issuable in connection with the Valley Acquisition. See "Prospectus Summary -- Recent and Pending Acquisitions." Approximately 200,000 of such shares upon consummation of the Valley Acquisition, and the remainder of such shares, after publication of the results of at least 30 days of combined operations of the Company and Valley Foods, will be eligible for sale in the public market subject to compliance with certain requirements of Rule 144.

     The Company has granted registration rights with respect to the Common Stock held by certain of its current stockholders. Following completion of the Offering, 6,739,408 shares of Common Stock (excluding shares issuable upon consummation of the Valley Acquisition and the Arrow Acquisition), or 35.4% of the total number of shares of Common Stock outstanding, will be entitled to the benefits of such registration rights. See "Risk Factors -- Shares Eligible for Future Sale; Registration Rights."

     No prediction can be made as to the effect, if any, that future sales of shares of Common Stock or the availability of shares for future sale will have on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock, or the perception that such sales could occur, could adversely affect the prevailing market prices of the Common Stock and the Company's ability to raise capital in the future through the sale of additional securities.

                                  UNDERWRITING

     Under the terms and subject to the conditions stated in the Underwriting Agreement dated the date hereof, each of the underwriters named below (the "Underwriters"), for whom Smith Barney Inc., The Robinson-Humphrey Company, Inc. and Rodman & Renshaw, Inc. are acting as the representatives (the "Representatives"), has severally agreed to purchase, and the Company has agreed to sell to each Underwriter, the number of shares of Common Stock set forth opposite the name of such Underwriter below:

                                 UNDERWRITER                                NUMBER OF SHARES
    ---------------------------------------------------------------------   ----------------
    Smith Barney Inc.....................................................
    The Robinson-Humphrey Company, Inc...................................
    Rodman & Renshaw, Inc................................................

                                                                            ----------------
                                                                                3,000,000
                                                                            =============

     The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the shares are subject to approval of certain legal matters by counsel and to certain other conditions. The Underwriters are obligated to take and pay for all shares of Common Stock offered hereby (other than those covered by the over-allotment option described below) if any such shares are taken.

     The Underwriters initially propose to offer part of the shares directly to the public at the public offering price set forth on the cover page of this Prospectus and part of the shares to certain dealers at a price which represents
a concession not in excess of $     per share under the public offering price.
The Underwriters may allow, and such dealers may reallow, a concession not in
excess of $     per share to the other Underwriters or to certain other dealers.
After the Offering, the public offering price and such concessions may be changed by the Underwriters. The Representatives of the Underwriters have advised the Company that the Underwriters do not intend to confirm any shares to any accounts over which they exercise discretionary authority.

     The Company has granted to the Underwriters an option, exercisable for 30 days from the date of this Prospectus, to purchase up to 450,000 additional shares of Common Stock at the price to public set forth on the cover page of this Prospectus minus the underwriting discounts and commissions. The Underwriters may exercise such option solely for the purpose of covering over-allotments, if any, in connection with the offering of the shares offered hereby. To the extent such option is exercised, each Underwriter will be obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares as the number of shares set forth opposite each Underwriter's name in the preceding Underwriters' table bears to the total number of shares.


     The Company, certain of its officers and directors and the current stockholders of Valley Foods have agreed that, for a period of 90 days after the date of this Prospectus, and Sara Lee and the Sara Lee Foundation have agreed that, until the earlier of the 90th day after the date of this Prospectus or November 22, 1996, they will not, without the prior written consent of Smith Barney Inc., offer, sell, contract to sell or otherwise dispose of any shares of Common Stock or any securities convertible into, or exercisable or exchangeable for, Common Stock (subject, in the case of the Company, to an exception for the grant of options pursuant to the Company's stock option plans) in the public market. With the consent of Smith Barney Inc., such shares may be sold before the expiration of the lock-up period without prior notice to the other stockholders of the Company or to any public market in which the Common Stock trades.

     In connection with the Offering, the Underwriters and certain selling group members may engage in transactions (including passive market making) for their own accounts or the accounts of others in the Common Stock on the Nasdaq National Market immediately prior to the commencement of the sale of the shares in the Offering, in accordance with Rules 10b-6A, 10b-6 and 10b-7 under the Exchange Act. Such transactions may stabilize the market price of the Common Stock at a level above that which might otherwise prevail and, if commenced, may be discontinued at any time. Rule 10b-6A permits, upon satisfaction of certain conditions, persons participating in a distribution that are Nasdaq market makers in the security being distributed to engage in limited market making "passive market making" transactions during the period when Rule 10b-6 would otherwise prohibit such activity. Distribution participants may not effect transactions in, or display bids for, the Common Stock at a price that exceeds the highest bid for the Common Stock displayed on the Nasdaq National Market by a market maker that is not participating in the distribution of the Common Stock, may not have net daily purchases of the Common Stock that exceed 30% of average daily trading volume for the two full consecutive calendar months immediately preceding the filing date of the registration statement of which this Prospectus is a part, and must identify their bids as bids made by a passive market maker.

     The Company and the Underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

     The Representatives have provided and continue to provide the Company with additional investment banking services.

                                 LEGAL MATTERS

     The validity of the Common Stock offered hereby will be passed upon for the Company by Shaw, Pittman, Potts & Trowbridge, Washington, D.C., a partnership including professional corporations. Certain legal matters will be passed upon for the Underwriters by Wachtell, Lipton, Rosen & Katz. Wachtell, Lipton, Rosen & Katz has provided and continues to perform services for the Company.

                                    EXPERTS

     The consolidated financial statements of the Company as of July 1, 1995 and July 2, 1994 and for each of the three fiscal years in the period ended July 1, 1995 included in this Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.


     The combined financial statements of Valley Industries, Inc. and Subsidiaries and Z Leasing Company (A General Partnership) as of January 31, 1994, 1995 and 1996 and for each of the years in the three-year period ended January 31, 1996, appearing in the Company's Current Report on Form 8-K filed for a reportable event dated July 1, 1996, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, and upon the authority of such firm as experts in accounting and auditing.


     The combined financial statements of Arrow Paper and Supply Co., Inc. and Affiliate as of December 29, 1995, appearing in the Company's Current Report on Form 8-K filed for a reportable event dated July 17, 1996, have been incorporated by reference herein and in the registration statement in reliance upon the report of Blum Shapiro and Company, P.C., independent public accountants, and upon the authority of such firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     This Prospectus, which constitutes a part of a Registration Statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act, omits certain of the information set forth in the Registration Statement in accordance with the rules and regulations of the Commission. Reference is hereby made to the Registration Statement and to the exhibits thereto for further information with respect to the Company and the securities offered hereby. Copies of the Registration Statement and the exhibits thereto are on file at the offices of the Commission and may be obtained upon payment of the prescribed fee or may be examined without charge at the public reference facilities of the Commission described below. The Commission also maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants such as the Company which file electronically with the Commission.

     The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by the Company with the Commission may be inspected and copied at the public reference facility maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and the following regional offices of the Commission: New York Regional Office, Seven World Trade Center, 13th Floor, New York, New York 10048; and Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material also may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

     The Company furnishes its stockholders with annual reports containing audited financial statements and quarterly reports for each of the first three quarters of each fiscal year containing unaudited interim financial information.

                              JP FOODSERVICE, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                     PAGE(S)
                                                                                   -----------
Report of Independent Accountants...............................................       F-2
Consolidated Balance Sheets as of July 2, 1994 and July 1, 1995.................       F-3
Consolidated Statements of Operations of the Company for the fiscal years ended
  July 3, 1993, July 2, 1994 and July 1, 1995...................................       F-4
Consolidated Statements of Stockholders' Equity (Deficit) for the fiscal years ended
  July 3, 1993, July 2, 1994 and July 1, 1995...................................       F-5
Consolidated Statements of Cash Flows for the fiscal years ended July 3, 1993,
  July 2, 1994 and July 1, 1995.................................................       F-6
Notes to Consolidated Financial Statements......................................       F-7
Condensed Consolidated Balance Sheets as of July 1, 1995 and March 30, 1996.....      F-21
Condensed Consolidated Statements of Operations for the nine months ended April
  1, 1995 and March 30, 1996....................................................      F-22
Condensed Consolidated Statements of Cash Flows for the nine months ended April
  1, 1995 and March 30, 1996....................................................      F-23
Notes to Condensed Consolidated Financial Statements............................      F-24

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Stockholders of JP Foodservice, Inc.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of stockholders' equity (deficit), and of cash flows present fairly, in all material respects, the financial position of JP Foodservice, Inc. and its subsidiaries at July 2, 1994 and July 1, 1995, and the results of their operations and their cash flows for each of the fiscal years ended July 3, 1993, July 2, 1994 and July 1, 1995, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

                                          /s/ PRICE WATER HOUSE LLP
                                          -------------------------
                                          PRICE WATERHOUSE LLP

Baltimore, Maryland
August 2, 1995

                              JP FOODSERVICE, INC.

                          CONSOLIDATED BALANCE SHEETS
                                ($ IN THOUSANDS)

                                     ASSETS

                                                                         JULY 2, 1994    JULY 1, 1995
                                                                         ------------    ------------
Current assets
     Cash and cash equivalents........................................     $ 11,298        $ 15,418
     Receivables......................................................      101,624         123,491
     Inventories......................................................       65,810          67,629
     Current deferred tax asset.......................................        3,091             434
     Other current assets.............................................        6,620           8,319
                                                                         ----------      ----------
          Total current assets........................................      188,443         215,291
                                                                         ----------      ----------
Property and equipment................................................       82,201          81,153
                                                                         ----------      ----------
Goodwill and other noncurrent assets..................................       79,445          76,594
                                                                         ----------      ----------
          Total assets................................................     $350,089        $373,038
                                                                          =========       =========
                           LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities
     Current maturities of senior debt................................     $  3,000
     Current obligations under capital leases.........................        4,955        $  4,092
     Accounts payable
          Trade.......................................................       76,180          91,559
          Related parties.............................................        5,816           5,060
     Accrued expenses.................................................       10,676          10,857
                                                                         ----------      ----------
          Total current liabilities...................................      100,627         111,568
                                                                         ----------      ----------
Noncurrent liabilities
     Senior debt......................................................      129,621         130,000
     Subordinated debt with related parties...........................      121,609           4,000
     Obligations under capital leases.................................       13,030          12,557
     Noncurrent deferred tax liability................................       12,225          11,542
                                                                         ----------      ----------
                                                                            276,485         158,099
                                                                         ----------      ----------
          Total liabilities...........................................      377,112         269,667
                                                                         ----------      ----------
Commitments and contingent liabilities (Notes 15, 16 and 21)
Mandatorily redeemable stock (related parties)........................        2,388
                                                                         ----------
Stockholders' equity (deficit)
     Preferred stock, 5,000,000 shares authorized, none issued
     Common stock
          Voting, $.01 par value, 7,080,864 and 45,000,000 shares
            authorized, 3,192,096 and 15,920,434 issued and
            outstanding...............................................           32             159
     Paid-in-capital..................................................       56,903         187,618
     Accumulated deficit..............................................      (41,403)        (39,463)
     Distribution in excess of net book value of continuing
      stockholder's interest..........................................      (44,943)        (44,943)
                                                                         ----------      ----------
          Total stockholders' equity (deficit)........................      (29,411)        103,371
                                                                         ----------      ----------
Total liabilities and stockholders' equity (deficit)..................     $350,089        $373,038
                                                                          =========       =========

  The accompanying notes are an integral part of these consolidated financial statements.

                              JP FOODSERVICE, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                ($ IN THOUSANDS)

                                                                      FISCAL YEAR ENDED
                                                 ------------------------------------------------------------
                                                                                                 (UNAUDITED)
                                                                                                  PRO FORMA
                                                 JULY 3, 1993    JULY 2, 1994    JULY 1, 1995    JULY 1, 1995
                                                 ------------    ------------    ------------    ------------
Net sales.....................................    $ 1,025,854     $ 1,029,000     $ 1,108,253     $ 1,108,253
Cost of sales.................................        850,808         857,117         921,902         921,902
                                                 ------------    ------------    ------------    ------------
Gross profit..................................        175,046         171,883         186,351         186,351
Operating expenses............................        146,201         140,081         150,428         150,428
Amortization of intangible assets.............          2,266           2,265           2,263           2,263
Stock compensation charge.....................                                            709             709
                                                 ------------    ------------    ------------    ------------
Income from operations........................         26,579          29,537          32,951          32,951
                                                 ------------    ------------    ------------    ------------
Interest expense
     Borrowings...............................         16,733          14,731          13,901          12,316
     Borrowings-related parties...............         19,109          14,851           5,879             602
     Amortization of loan acquisition costs...          1,129           1,129             639             639
                                                 ------------    ------------    ------------    ------------
                                                       36,971          30,711          20,419          13,557
                                                 ------------    ------------    ------------    ------------
Income (loss) before income taxes and
  extraordinary charge........................        (10,392)         (1,174)         12,532          19,394
Recovery of (provision for) income taxes......          2,796            (641)         (5,962)         (8,707)
                                                 ------------    ------------    ------------    ------------
Income (loss) before extraordinary charge.....         (7,596)         (1,815)          6,570          10,687
Extraordinary charge on early extinguishment
  of debt (net of $3,059 of taxes)............                                         (4,590)         (4,590)
                                                 ------------    ------------    ------------    ------------
Net income (loss).............................         (7,596)         (1,815)          1,980           6,097
Preference dividends..........................         (2,427)           (504)            (40)
                                                 ------------    ------------    ------------    ------------
Net income (loss) applicable to common
  stockholders................................    $   (10,023)    $    (2,319)    $     1,940     $     6,097
                                                    =========       =========       =========       =========
Net income (loss) per common share
     Before extraordinary charge..............    $     (2.55)    $     (0.59)    $      0.59     $      0.68
     Extraordinary charge.....................                                          (0.42)          (0.29)
                                                 ------------    ------------    ------------    ------------
Net income (loss) per common share............    $     (2.55)    $     (0.59)    $      0.17     $      0.39
                                                    =========       =========       =========       =========
Weighted average common shares outstanding
  (giving retroactive effect to a
  3.936-for-one stock split effective as of
  October 20, 1994)...........................      3,932,748       3,932,748      11,122,343      15,700,211

  The accompanying notes are an integral part of these consolidated financial statements.

                              JP FOODSERVICE, INC.

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                       JUNE 27, 1992 THROUGH JULY 1, 1995
                                ($ IN THOUSANDS)

                                                                                      COMMON STOCK
                                                             --------------------------------------------------------------
                                                 PREFERRED            CLASS A   CLASS C    CLASS B     CLASS E     PAID-IN
                                                   STOCK     VOTING   VOTING    VOTING    NONVOTING   NONVOTING    CAPITAL
                                                 ---------   ------   -------   -------   ---------   ---------   ---------
Balance June 27, 1992..........................   $ 7,765               $12                 $  27                 $  10,005
Net income (loss)..............................
Net (purchases) of common stock for cash.......
Preference dividends
    Preferred stock............................       700
    Yield support..............................
                                                 ---------   ------   -------   -------   ---------      ---      ---------
Balance July 3, 1993...........................     8,465                12                    27                    10,005
                                                 ---------   ------   -------   -------   ---------      ---      ---------
Net income (loss)..............................
Exchange agreement.............................    (8,582)               (4)      $ 8         (27)       $16         46,898
Net (purchases) of common stock for cash.......
Preference dividends
    Preferred stock............................       117
    Yield support..............................
                                                 ---------   ------   -------   -------   ---------      ---      ---------
Balance July 2, 1994...........................                           8         8                     16         56,903
                                                 ---------   ------   -------   -------   ---------      ---      ---------
Net income (loss)..............................
Preference dividends
    Preferred stock............................        40
Initial public offering........................       (40)    $110       (8)       (8)                   (16)        81,094
Debt conversion................................                 47                                                   47,221
Stock issued in connection with business
  acquisition..................................                  2                                                    2,098
Employee stock purchase........................                                                                         302
                                                 ---------   ------   -------   -------   ---------      ---      ---------
Balance July 1, 1995...........................   $           $159      $         $         $            $        $ 187,618
                                                 ---------   ------   -------   -------   ---------      ---      ---------

                                                                             DISTRIBUTION IN
                                                                                EXCESS OF
                                                                                 NET BOOK
                                                 ACCUMULATED   TREASURY    VALUE OF CONTINUING
                                                   DEFICIT      STOCK     STOCKHOLDER'S INTEREST             TOTAL
                                                 -----------   --------   ----------------------            --------
Balance June 27, 1992..........................   $ (29,061)    $ (457)          $(44,943)                $  (56,652)
Net income (loss)..............................      (7,596)                                                  (7,596)
Net (purchases) of common stock for cash.......                    (13)                                          (13)
Preference dividends
    Preferred stock............................        (700)
    Yield support..............................      (1,727)                                                  (1,727)
                                                 -----------   --------          --------                   --------
Balance July 3, 1993...........................     (39,084)      (470)           (44,943)                   (65,988)
                                                 -----------   --------          --------                   --------
Net income (loss)..............................      (1,815)                                                  (1,815)
Exchange agreement.............................                    527                                        38,836
Net (purchases) of common stock for cash.......                    (57)                                          (57)
Preference dividends
    Preferred stock............................        (199)                                                     (82)
    Yield support..............................        (305)                                                    (305)
                                                 -----------   --------          --------                   --------
Balance July 2, 1994...........................     (41,403)                      (44,943)                   (29,411)
                                                 -----------   --------          --------                   --------
Net income (loss)..............................       1,980                                                    1,980
Preference dividends
    Preferred stock............................         (40)
Initial public offering........................                                                               81,132
Debt conversion................................                                                               47,268
Stock issued in connection with business
  acquisition..................................                                                                2,100
Employee stock purchase........................                                                                  302
                                                 -----------   --------          --------                   --------
Balance July 1, 1995...........................   $ (39,463)    $                $(44,943)                $  103,371
                                                 -----------   --------          --------                   --------

  The accompanying notes are an integral part of these consolidated financial statements.

                              JP FOODSERVICE, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                ($ IN THOUSANDS)

                                                                           FISCAL YEAR ENDED
                                                              --------------------------------------------
                                                              JULY 3, 1993    JULY 2, 1994    JULY 1, 1995
                                                              ------------    ------------    ------------
Cash flows from operating activities
     Net income (loss).....................................     $ (7,596)       $ (1,815)       $  1,980
     Adjustments to reconcile net income (loss) to net cash
       provided by operating activities
          Depreciation of property and equipment...........        8,038           7,780           8,345
          Amortization of intangible assets................        3,395           3,394           2,902
          Preferred stock liquidation expense..............                                          182
          Write-off of loan acquisition costs..............                                        3,065
          Stock compensation...............................                                          709
          (Gain) on disposal of property and equipment.....         (412)         (1,102)           (248)
          Increase (decrease) in deferred taxes payable....          723           4,224            (683)
          Yield support interest payable in senior
            subordinated notes.............................        2,624             406
          PIK note interest payable in additional notes....       11,152           9,516           1,284
          Changes in assets and liabilities
          (Increase) decrease in receivables, net..........       (3,396)         (9,401)        (20,825)
               (Increase) decrease in inventories..........      (12,837)          8,442          (1,560)
               (Increase) decrease in other current
                 assets....................................          785          (1,723)         (1,131)
               (Increase) decrease in current portion of
                 deferred taxes............................        1,554          (3,978)          2,657
               Increase (decrease) in accounts payable.....        5,693          23,619          14,481
               Increase (decrease) in accrued expenses.....       (7,099)            229            (471)
               Increase (decrease) in PYA/Monarch accrued
                 interest, net.............................          507           1,005             602
                                                              ----------      ----------      ----------
Net cash provided by operating activities..................        3,131          40,596          11,289
                                                              ----------      ----------      ----------
Cash flows from investing activities
     Additions to property and equipment...................       (2,193)         (1,895)         (3,610)
     Cost of business acquisition, net of cash acquired....                                         (434)
     Proceeds from sales of property and equipment.........          474           1,235             248
                                                              ----------      ----------      ----------
Net cash used in investing activities......................       (1,719)           (660)         (3,796)
                                                              ----------      ----------      ----------
Cash flows from financing activities
     Net proceeds from initial public offering.............                                       79,927
     Long-term debt repayments.............................                                      (74,848)
     Payment of recapitalization costs.....................                       (1,430)         (1,432)
     Payment of loan acquisition costs.....................         (132)                         (1,690)
     Reduction of senior debt..............................         (250)        (37,900)
     Proceeds from issuance of subordinated debt...........                        7,500
     Redemption of preferred stock.........................                                         (643)
     Proceeds from employee stock purchases................                                          302
     Principal payments under capital lease obligations....       (4,326)         (3,926)         (4,989)
     Purchases of treasury stock...........................          (13)            (57)
                                                              ----------      ----------      ----------
Net cash used in financing activities......................       (4,721)        (35,813)         (3,373)
                                                              ----------      ----------      ----------
Net increase (decrease) in cash and cash equivalents.......       (3,309)          4,123           4,120
Cash and cash equivalents
     Beginning of period...................................       10,484           7,175          11,298
                                                              ----------      ----------      ----------
     End of period.........................................     $  7,175        $ 11,298        $ 15,418
                                                               =========       =========       =========
Supplemental disclosure of cash paid during the year for:
     Interest..............................................     $ 23,425        $ 18,332        $ 16,546
                                                               =========       =========       =========
     Income taxes..........................................     $    316        $    313        $    730
                                                               =========       =========       =========

  The accompanying notes are an integral part of these consolidated financial statements.

                              JP FOODSERVICE, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   (DOLLARS IN THOUSANDS EXCEPT WHERE NOTED)

NOTE 1 -- UNAUDITED PRO FORMA FINANCIAL DATA

     The unaudited pro forma consolidated statement of operations of JP Foodservice, Inc. ("JPF") and its consolidated subsidiaries (the "Company") for the year ended July 1, 1995 are based on the Consolidated Financial Statements of the Company, adjusted to give effect to the Recapitalization (as hereinafter defined) as if it had occurred on the first day of the fiscal year. The unaudited pro forma adjustments are based upon currently available information and upon certain assumptions that management of the Company believes are reasonable. The unaudited pro forma financial information do not purport to represent what the Company's actual results of operations would have been if the Recapitalization had been consummated on the first day of the fiscal year, or which may result from future operations. The unaudited pro forma financial information should be read in conjunction with these notes and the audited Consolidated Financial Statements of the Company.

NOTE 2 -- BUSINESS

     The Company operates as a broadline distributor of fresh, frozen and packaged foods, paper products, equipment and ancillary products to foodservice businesses, with distribution centers in the Mid-Atlantic, Midwest and Northeast United States. The Company's operations are considered to be in one predominant business segment. The principal operating subsidiary is JP Foodservice Distributors, Inc. ("JP"), including JP's consolidated subsidiaries, Sky Bros., Inc. and Illinois Fruit and Produce, Inc. The Company uses a 52/53 week fiscal year ending on the Saturday closest to June 30. Each of fiscal years 1994 and 1995 was 52 weeks. Fiscal year 1993 was 53 weeks.

     Sales to the Company's single largest customer constituted approximately 6.3%, 7.0% and 8.1% of net sales in fiscal 1993, 1994 and 1995, respectively.

NOTE 3 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A. Principles of Consolidation

     The consolidated financial statements include the accounts of JPF and its wholly-owned subsidiaries. Significant intercompany transactions have been eliminated in consolidation.

B. Cash Equivalents

     For purposes of financial statement disclosure, cash equivalents consist of all highly liquid instruments with original maturities of three months or less. The cost of these investments is equivalent to fair market value.

C. Revenue and Receivables

     Revenue is recognized when product is shipped to the customer. Allowances are provided for estimated uncollectible receivables based on historical experience and review of specific accounts.

     Receivables from suppliers for promotional allowances or rebates are recorded when the Company has received product in sufficient quantity to be entitled to the allowance.

D. Inventories

     Inventories, consisting principally of fresh, frozen and packaged foods, are valued at the lower of cost or market, with cost (net of applicable purchase rebates) being determined under the first-in, first-out (FIFO) method.

                              JP FOODSERVICE, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                   (DOLLARS IN THOUSANDS EXCEPT WHERE NOTED)

NOTE 3 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)
E. Property and Equipment

     Property and equipment are stated at cost less accumulated depreciation. The cost of property and equipment transferred during the original capitalization of the Company was based on fair market value at the date of transfer. Major renewals and betterments are capitalized, and ordinary repairs and maintenance are charged against operations in the period incurred. Related costs and accumulated depreciation are eliminated from the accounts upon disposition of an asset and the resulting gain or loss is reflected in the statement of operations. Depreciation is computed using the straight-line method over estimated useful lives from date of acquisition as follows:

    Buildings and improvements.............................................   25-40 years
    Machinery and equipment................................................   5-15 years
    Leasehold improvements.................................................   Life of lease
    Delivery vehicles......................................................   7 years

F. Goodwill and Other Noncurrent Assets

     Goodwill and other intangible assets are amortized over the periods expected to be benefited but not exceeding 40 years, using the straight-line method.

     Legal and bank fees associated with the acquisition of loans are capitalized and amortized using the effective interest method over the term of the related debt. Such costs are written-off upon refinancing or restructuring of the related debt. (See Note 8).

G. Recoverability of Long-Lived Assets

     The recoverability of goodwill and other long-lived assets is assessed annually and whenever adverse events or changes in circumstances or business climate indicate that undiscounted cash flows previously anticipated warrant a reassessment.

H. Income Taxes

     The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109 (FAS 109), "Accounting for Income Taxes". FAS 109 prescribes an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns. In estimating future tax consequences, FAS 109 generally considers all expected future events other than changes in the tax law or rates.

                              JP FOODSERVICE, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                   (DOLLARS IN THOUSANDS EXCEPT WHERE NOTED)

NOTE 3 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)
I. Statement of Cash Flows

     Cash equivalents include interest bearing investments with an original maturity of less than 90 days. Noncash financing activities for fiscal 1993, 1994 and 1995 include the following:

                                                                          FISCAL YEAR
                                                                   --------------------------
                                                                    1993      1994      1995
                                                                   ------    ------    ------
    Capital lease obligations for additions to the Company's
      transportation fleet......................................   $6,127    $6,320    $3,652
    Noncash dividends on:
         Accretion of mandatorily redeemable preferred stock....                 82        40
         Preferred stock (9% on outstanding shares).............      700       117
         Yield support (20% compounded rate on $5,000 of
           equity)..............................................    1,727       305
                                                                   ------    ------    ------
                                                                   $8,554    $6,824    $3,692
                                                                   ======    ======    ======

J. Net Income (Loss) Per Common Share

     Net income (loss) per common share is based on the weighted average number of shares outstanding, after giving retroactive effect to a 3.936-for-one stock split approved by the Board of Directors of the Company on September 13, 1994 and effective on October 20, 1994. Shares used in such calculation for all years also include shares issued to management on October 20, 1994.

K. Reclassifications

     Certain amounts in the prior years' consolidated financial statements have been reclassified to conform to the current year's presentation.

NOTE 4 -- ORGANIZATION AND ORIGINAL CAPITALIZATION

     The Company was formed on July 3, 1989, pursuant to a Contribution and Subscription Agreement with PYA/Monarch, Inc. ("PYA/Monarch"), a wholly-owned subsidiary of Sara Lee Corporation ("Sara Lee"). PYA/Monarch contributed the stock of JP and institutional and management investors contributed cash. PYA/Monarch received consideration in the form of cash, debt, stock and warrants over a series of financial transactions in exchange for the stock of JP.

     For financial reporting purposes, the original capitalization of the Company is accounted for under guidelines established for leveraged buyout transactions when the previous owner's interest declines as established by the Financial Accounting Standards Board's Emerging Issues Task Force. Under this guidance, the capitalization of the Company is treated as an asset purchase (fair value accounting) to the extent of new investors' interests and as a capital reorganization (carryover basis) to the extent of PYA/Monarch's continuing interest. Distributions to PYA/Monarch in excess of its carryover basis for its continuing ownership interest are treated as a separate component of stockholders' equity.

NOTE 5 -- EXCHANGE AGREEMENT

     The Company's equity holders entered into an Exchange Agreement dated August 26, 1993 (the "Exchange Agreement") pursuant to which PYA/Monarch and the senior subordinated debtholder adjusted their subordinated debt and preferred stock claims in exchange for a revised distribution of the common stock ownership of the Company. PYA/Monarch and one of the institutional investors also received $2.4 million of

                              JP FOODSERVICE, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                   (DOLLARS IN THOUSANDS EXCEPT WHERE NOTED)

NOTE 5 -- EXCHANGE AGREEMENT -- (CONTINUED) zero coupon preferred stock with a mandatory redemption date of July 3, 2004. All existing treasury stock was canceled and 37,195 new Class B shares were reserved as treasury shares for issuance to management investors. All warrants issued in connection with the initial capitalization were canceled and all vested options were canceled. In conjunction with the Exchange Agreement, the Company's obligation to provide minimum returns to one investor was eliminated and other corporate agreements were amended.

NOTE 6 -- RECAPITALIZATION

     During the second quarter of fiscal 1995, the Company completed a recapitalization plan (the "Recapitalization"), which was designed to reduce further the Company's indebtedness and related interest costs, improve its operating and financial flexibility and enhance its ability to access the capital markets.

     The principal components of the Recapitalization included: (1) the initial public offering (the "Offering") of 7,825,000 shares of common stock, par value $0.01 per share (the "Common Stock"), of the Company at a price of $11.00 per share, (2) the establishment of a new $110 million bank credit facility, (3) the private placement of $85 million aggregate principal amount of 8.55% Senior Notes due 2004, (4) the conversion into shares of Common Stock of $47.3 million principal amount of subordinated payment-in-kind Promissory Notes due 2004 (the "10% Junior Subordinated PIK Notes") and into shares of Common Stock of all of the outstanding shares of the Company's zero coupon senior preferred stock having a mandatory redemption date of July 3, 2004 (the "Senior Preferred Stock") and (5) the redemption of all of the outstanding shares of the Company's zero coupon junior preferred stock having a mandatory redemption date of July 3, 2004 (the "Junior Preferred Stock").

     The net proceeds from the Recapitalization were used to repay or refinance substantially all of the existing indebtedness of the Company and to redeem the Junior Preferred Stock. The indebtedness repaid or refinanced consisted of the following indebtedness: (1) the Company's existing credit facility, consisting of a $110 million combined term loan and revolving credit loan and $12.5 million bulge facility, (2) all of the outstanding indebtedness evidenced by the Senior Secured (Series A) Notes due 1998 and the Senior Secured (Series B) Notes due 1998, (3) all of the outstanding indebtedness evidenced by the 13.75% Senior Subordinated Notes due 1999, (4) all of the outstanding indebtedness evidenced by the 14% Senior Subordinated Promissory Notes due July 2, 1999, (5) all of the outstanding indebtedness evidenced by the 13.75% Senior Subordinated PIK Notes due 1999 and (6) $26.0 million principal amount of the 10% Junior Subordinated PIK Notes.

     As of the Offering closing date all outstanding shares of all classes of the Company's common stock were converted into the class of Common Stock issued in the Offering.

NOTE 7 -- STOCK COMPENSATION CHARGE

     The Company incurred a one-time non-cash stock compensation charge of $0.7 million ($0.05 per common share on a pro forma basis) with respect to 94,150 shares of Class B voting stock offered to certain management investors in the first quarter of fiscal 1995. These shares were reserved for issuance to the management investors in August 1993 pursuant to the Exchange Agreement, and the sale price was determined in accordance with a stockholders agreement. The compensation charge was calculated based on

                              JP FOODSERVICE, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                   (DOLLARS IN THOUSANDS EXCEPT WHERE NOTED)

NOTE 7 -- STOCK COMPENSATION CHARGE -- (CONTINUED)

the difference between the price paid for such shares and the then-assumed initial public offering price of the Common Stock sold in the Offering.

NOTE 8 -- EXTRAORDINARY CHARGE

     In connection with the Recapitalization, the Company incurred a $4.6 million extraordinary charge (net of tax benefits of $3.1 million) in the second quarter of fiscal 1995 for the write-off of deferred financing costs relating to existing indebtedness as well as other fees and expenses related to the early extinguishment of debt.

NOTE 9 -- ACQUISITION

     Effective June 30, 1995, the Company purchased 100% of the outstanding common stock of a foodservice distributor for $2.8 million, of which 25% was in the form of cash and 75% in Common Stock. The excess of purchase price over the fair value of net assets is approximately $1.4 million and will be amortized using the straight-line method over 40 years. Unaudited fiscal 1995 sales for the acquired company approximated $15.8 million.

NOTE 10 -- RELATED PARTY TRANSACTIONS

Accounts Payable to Related Parties

     The Company regularly purchases products from Sara Lee and its affiliates for resale to customers. Related party payables arise from such transactions. The Company believes that such purchases are at prices not more favorable than those charged to unrelated distributors of Sara Lee products. Total purchases from Sara Lee and its affiliates aggregated $63,907, $69,820 and $72,590 in fiscal 1993, 1994 and 1995, respectively.

PYA/Monarch Note Receivable and Promissory Note Payable

     In 1989, prior to the transaction described in Note 4, the Company loaned to PYA/Monarch $110 million in exchange for a promissory note. The note is due in installments through December 31, 1998 and bears interest at rates between 10.35% and 10.8% per annum. The Company assumed a promissory note payable to PYA/Monarch of $112 million which is due in installments through May 31, 1998 and bears interest at 11.0% per annum. Under a Note Offset Agreement between the parties, maturities of principal and interest payable under the two notes are to be settled by offsetting amounts due, with the net difference being carried until settlement as an obligation or receivable. The net principal amount, which is a $2 million obligation of JPF, plus accrued interest, is payable in 1998. Interest can be paid in additional payment-in-kind notes. The accompanying consolidating balance sheets reflect a net noncurrent note payable balance of $3,398 and $4,000 at July 2, 1994 and July 1, 1995, respectively. Gross principal and interest receivable (payable) related to these notes are as follows:

                                                                     JULY 2, 1994    JULY 1, 1995
                                                                     ------------    ------------
    Note receivable...............................................    $   105,000     $   100,000
    Note payable..................................................       (107,000)       (102,000)
    Interest receivable...........................................         62,535          73,873
    Interest payable..............................................        (63,933)        (75,873)
                                                                     ------------    ------------
    Net...........................................................    $    (3,398)    $    (4,000)
                                                                        =========       =========

                              JP FOODSERVICE, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                   (DOLLARS IN THOUSANDS EXCEPT WHERE NOTED)

NOTE 11 -- RECEIVABLES

     Receivables are composed of the following:

                                                                     JULY 2, 1994    JULY 1, 1995
                                                                     ------------    ------------
    Customer accounts and notes...................................     $ 80,730        $ 87,279
    Less allowance for doubtful accounts..........................       (2,201)         (2,253)
                                                                     ------------    ------------
    Net customer..................................................       78,529          85,026
                                                                     ------------    ------------
    From suppliers................................................       16,893          28,636
    From related parties..........................................        1,425           3,818
    Less allowance for doubtful accounts..........................         (541)           (273)
                                                                     ------------    ------------
    Net supplier..................................................       17,777          32,181
                                                                     ------------    ------------
    Tax refunds...................................................        1,030             799
    Other.........................................................        4,288           5,485
                                                                     ------------    ------------
    Total other...................................................        5,318           6,284
                                                                     ------------    ------------
                                                                       $101,624        $123,491
                                                                      =========       =========

NOTE 12 -- PROPERTY AND EQUIPMENT

     The components of property and equipment are as follows:

                                                                     JULY 2, 1994    JULY 1, 1995
                                                                     ------------    ------------
    Land..........................................................     $  9,498        $  9,685
    Buildings.....................................................       45,681          47,059
    Machinery and equipment.......................................       25,399          27,849
    Leasehold improvements........................................        5,766           5,831
    Vehicles held under capital leases (Note 16)..................       30,395          33,950
                                                                     ------------    ------------
                                                                        116,739         124,374
    Accumulated depreciation......................................      (34,538)        (43,221)
                                                                     ------------    ------------
                                                                       $ 82,201        $ 81,153
                                                                      =========       =========

                              JP FOODSERVICE, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                   (DOLLARS IN THOUSANDS EXCEPT WHERE NOTED)

NOTE 13 -- GOODWILL AND OTHER NONCURRENT ASSETS

     Goodwill and other noncurrent assets are composed of the following:

                                                                     JULY 2, 1994    JULY 1, 1995
                                                                     ------------    ------------
    Goodwill......................................................     $ 81,717        $ 83,143
    Accumulated amortization......................................      (10,299)        (12,340)
                                                                     ------------    ------------
                                                                         71,418          70,803
                                                                     ------------    ------------
    Loan acquisition costs........................................        9,079           1,690
    Accumulated amortization......................................       (5,532)           (158)
                                                                     ------------    ------------
                                                                          3,547           1,532
                                                                     ------------    ------------
    Other intangible assets.......................................        5,601           5,601
    Accumulated amortization......................................       (1,121)         (1,342)
                                                                     ------------    ------------
                                                                          4,480           4,259
                                                                     ------------    ------------
                                                                       $ 79,445        $ 76,594
                                                                      =========       =========

NOTE 14 -- ACCRUED EXPENSES

     The components of accrued expenses are as follows:

                                                                     JULY 2, 1994    JULY 1, 1995
                                                                     ------------    ------------
    Compensation..................................................     $  2,741        $  3,343
    Benefits/taxes................................................        1,879           2,175
    Interest......................................................        2,118           1,903
    Operating expenses............................................        3,938           3,436
                                                                     ------------    ------------
                                                                       $ 10,676        $ 10,857
                                                                      =========       =========

                              JP FOODSERVICE, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                   (DOLLARS IN THOUSANDS EXCEPT WHERE NOTED)

NOTE 15 -- DEBT

     Long-term debt is composed of the following:

                                                                    JULY 2, 1994*    JULY 1, 1995
                                                                    -------------    ------------
    Senior bank facilities
         JP term loan............................................     $  26,658
         JP revolving credit loan................................        22,000        $ 45,000
                                                                    -----------      ----------
                                                                         48,658          45,000
                                                                    -----------      ----------
    Senior institutional notes
         JP senior notes, Series A...............................        69,146
         JP senior notes, Series B...............................        14,817
         JP senior notes.........................................                        85,000
                                                                    -----------      ----------
                                                                         83,963          85,000
                                                                    -----------      ----------
    Total senior debt............................................       132,621         130,000
    Less current portion.........................................        (3,000)
                                                                    -----------      ----------
    Noncurrent senior debt.......................................       129,621         130,000
                                                                    -----------      ----------
    Subordinated debt
         JP 13.75% senior subordinated notes payable to
           stockholders..........................................        27,500
         JP 13.75% senior subordinated PIK notes payable to
           stockholders..........................................        16,811
         JPF 14% senior subordinated PIK notes payable to
           stockholders..........................................         3,359
         JPF junior subordinated PIK notes payable to
           PYA/Monarch...........................................        65,115
         JPF junior subordinated PIK notes payable to
           stockholders..........................................         5,426
         JP promissory note payable to PYA/Monarch -- see Note
           10....................................................         3,398           4,000
                                                                    -----------      ----------
    Noncurrent subordinated debt.................................       121,609           4,000
                                                                    -----------      ----------
    Total long-term debt.........................................     $ 251,230        $134,000
                                                                      =========       =========

- ---------------
(* See Note 6.)

     Under the JP revolving credit loan arrangement, the Company is entitled to borrow up to $110 million with interest payable quarterly at the bank's prime rate or, at the option of the Company, the London Interbank Offered Rate ("LIBOR"), plus .875% per annum. Borrowings are limited to 85% of eligible receivables plus 50% of eligible inventory. While the Company may repay all or a portion of such borrowings at any time, any outstanding principal must be paid in full on or before November 10, 1999. The Company is required to pay an annual commitment fee of 1/4 of 1% on the unused portion of the credit arrangement.

     The JP senior notes are payable in seven annual installments beginning in October 1998. Interest is paid semiannually at an annual rate of 8.55%.

     At July 1, 1995, the Company has approximately $11.5 million of outstanding letters of credit securing the Company's medical and worker's compensation insurance policies.

     Bank loan and senior note covenants restrict the payment of dividends and require the Company and certain subsidiaries to maintain specified levels of working capital and net worth to meet various financial ratios. Bank and senior note borrowings are unsecured.

                              JP FOODSERVICE, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                   (DOLLARS IN THOUSANDS EXCEPT WHERE NOTED)

NOTE 15 -- DEBT -- (CONTINUED)

     Aggregate annual principal payments applicable to long-term debt, excluding capital leases (see Note 16), are as follows:

                                      FISCAL
                                   YEAR ENDING
    --------------------------------------------------------------------------
    1996......................................................................   $      0
    1997......................................................................          0
    1998......................................................................      4,000
    1999......................................................................     12,143
    2000......................................................................     57,143
    2001 and thereafter.......................................................     60,714
                                                                                 --------
                                                                                 $134,000
                                                                                 ========

     On April 12, 1994, the Company entered into interest rate cap agreement to reduce risks from interest rate fluctuations on its variable rate debt. The contract is for a notional principal amount of $32 million through April 12, 1995 and $27 million for April 13, 1995 through April 12, 1996 and caps the LIBOR rate, to be measured at quarterly settlement dates, at 11%.

     On May 12, 1995, the Company entered into two $15 million interest rate swap agreements. Under the terms of these agreements, the Company has fixed its cost of borrowing on $30 million of floating rate debt at an effective annual rate of 6.56%. The agreements which have an initial term of one year, can be extended one additional year at the option of the counterparty.

     Based on the borrowing rates currently available to the Company for indebtedness with similar terms and average maturities, the fair value of the Company's long-term debt is estimated to be $137,656.

NOTE 16 -- LEASES

  Operating

     The Company leases its corporate office facilities and certain equipment under operating leases. Charges to operations for all operating leases were $5,836, $5,432 and $6,026 in fiscal 1993, 1994 and 1995, respectively.

  Capital

     The Company leases the majority of its delivery fleet under capital leases. Capitalized delivery fleet leases are reflected for the targeted lease periods. The interest portion of the future minimum capital lease payments has been calculated using a combination of a floating interest rate, currently at 4.5%, and fixed rates ranging from 5.5% to 10.2% based on the terms of the lease. The Company is charged interest monthly based on a fixed or floating rate option based on the prime rate or the lessor's commercial paper rate.

                              JP FOODSERVICE, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                   (DOLLARS IN THOUSANDS EXCEPT WHERE NOTED)

NOTE 16 -- LEASES -- (CONTINUED)

     Set forth below are the future minimum lease payments under capital leases and operating leases with noncancelable terms beyond one year.

                                  FISCAL                                 OPERATING    CAPITAL
                               YEAR ENDING                                LEASES      LEASES
    ------------------------------------------------------------------   ---------    -------
    1996..............................................................    $ 4,540     $ 4,979
    1997..............................................................      4,198       4,359
    1998..............................................................      3,131       3,304
    1999..............................................................      1,439       2,774
    2000..............................................................      1,124       2,433
    Thereafter........................................................      2,811       1,615
                                                                         ---------    -------
                                                                          $17,243      19,464
                                                                          =======
    Less interest portion.............................................                 (2,815)
                                                                                      -------
                                                                                       16,649
    Less current obligations..........................................                 (4,092)
                                                                                      -------
    Noncurrent obligations............................................                $12,557
                                                                                      =======

NOTE 17 -- INCOME TAXES

     The Company's income is taxable only in the United States. The 1993 statement of operations reflects an income tax benefit which results from the Company's ability to utilize losses generated in fiscal 1993 to recover taxes paid in previous years. The components of income tax (before extraordinary charge) are as follows:

                                                                         FISCAL YEAR
                                                                 ---------------------------
                                                                  1993      1994      1995
                                                                 -------    -----    -------
    Current tax (expense) benefit
         U.S. federal.........................................   $ 5,288    $ 125    $(2,632)
         State and local......................................      (215)    (244)      (928)
                                                                 -------    -----    -------
              Total current...................................     5,073     (119)    (3,560)
                                                                 -------    -----    -------
    Deferred tax (expense) benefit
         U.S. federal.........................................    (2,334)    (516)    (2,332)
         State and local......................................        57       (6)       (70)
                                                                 -------    -----    -------
              Total deferred..................................    (2,277)    (522)    (2,402)
                                                                 -------    -----    -------
    Total tax (expense) benefit recorded......................   $ 2,796    $(641)   $(5,962)
                                                                 =======    =====    =======

     Deferred income taxes represent the taxes payable by the Company in future periods arising from temporary differences between assets and liabilities for financial reporting and tax purposes. Deferred tax

                              JP FOODSERVICE, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                   (DOLLARS IN THOUSANDS EXCEPT WHERE NOTED)

NOTE 17 -- INCOME TAXES -- (CONTINUED)

(expense) benefit results from changes in the liability for deferred taxes. Temporary differences and the resulting deferred income taxes are as follows:

                                                                     JULY 2, 1994    JULY 1, 1995
                                                                     ------------    ------------
    Current
         Inventory................................................     $   (370)       $   (361)
         Allowance for doubtful accounts..........................          544             567
         Accrued expenses and other...............................          516             228
         Net operating loss carryforwards.........................        2,401
                                                                     ------------    ------------
              Current deferred tax asset (liability)..............        3,091             434
                                                                     ------------    ------------
    Noncurrent
         Property and equipment...................................       (8,390)         (8,846)
         Intangible assets........................................       (1,819)         (1,712)
         Other, net...............................................       (2,016)           (984)
                                                                     ------------    ------------
              Noncurrent deferred tax liability...................      (12,225)        (11,542)
                                                                     ------------    ------------
              Total deferred income taxes.........................     $ (9,134)       $(11,108)
                                                                      =========       =========

     The effective income tax rate on consolidated pre-tax income (loss) differs from the statutory U.S. federal income tax rate for fiscal 1993, 1994 and 1995 as shown below:

                                                                FISCAL YEAR
                                         ---------------------------------------------------------
                                              1993                1994                 1995
                                         ---------------     ---------------     -----------------
    Computed statutory (expense)
      benefit.........................   $3,533    34.00%    $ 411     35.00%    $(4,386)   (35.00)%
    State and local income tax, net of
      federal tax.....................     (103)   (0.99)     (161)   (13.71)       (649)    (5.20)
    Permanent differences.............     (758)   (7.29)     (761)   (64.82)     (1,161)    (9.29)
    Enacted tax rate change...........                        (156)   (13.29)
    Gas tax credit....................      124     1.19       125     10.65         156      1.25
    Other.............................                         (99)    (8.43)         78      0.64
                                         ------    -----     -----    ------     -------    ------
                                         $2,796    26.91%    $(641)   (54.60)%   $(5,962)    (47.6)%
                                         ======    =====     =====    ======     =======    ======

     All tax years of the Company are open for examination. The Internal Revenue Service and certain state authorities have examinations in process. In fiscal 1994, the Company increased its U.S. deferred tax liability as a result of tax legislation enacted August 10, 1993 increasing the corporate tax rate from 34% to 35%.

NOTE 18 -- MANDATORILY REDEEMABLE STOCK (RELATED PARTIES)

     As of July 2, 1994, the Company had outstanding shares of preferred and common stock with mandatory redemption features as follows:

    Senior preferred stock, redemption value of $788 in July 2004...............   $  195
    Junior preferred stock, redemption value of $1,750 in July 2004.............      433
    Class B voting stock, $.01 par value, 743,904 shares authorized, 676,402
      shares issued and outstanding.............................................    1,760
                                                                                   ------
                                                                                   $2,388
                                                                                   ======

                              JP FOODSERVICE, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                   (DOLLARS IN THOUSANDS EXCEPT WHERE NOTED)

NOTE 18 -- MANDATORILY REDEEMABLE STOCK (RELATED PARTIES) -- (CONTINUED)

     The Senior Preferred Stock and the Class B voting common stock were converted into shares of newly authorized Common Stock and the junior preferred stock was redeemed as part of the Recapitalization (see Note 6).

NOTE 19 -- STOCKHOLDERS' EQUITY

  Common Stock

     As of July 2, 1994, after giving effect to the 3.936 for one stock split effected on October 20, 1994, common stock consisted of the following:

                                                                               TOTAL
                                                                             PAR VALUE
                                                                             ---------
        Class A voting, $.01 par value, 3,936,000 shares authorized,
          830,496 shares issued and outstanding...........................      $ 8
        Class C voting, $.01 par value, 783,264 shares authorized,
          783,264 shares issued and outstanding...........................        8
        Class E nonvoting, $.01 par value, 2,361,600 shares authorized,
          1,578,336 shares issued and outstanding.........................       16
                                                                                ---
                                                                                $32
                                                                                ===

     Effective October 20, 1994 the Company's amended and restated certificate of incorporation authorized issuance of 45,000,000 shares of common stock, $.01 par value, and 5,000,000 shares of preferred stock, $.01 par value. All of the outstanding shares of all classes of common stock automatically were converted into the class of Common Stock issued in the Offering.

  Registration Rights and Yield Support Agreement

     Prior to August 26, 1993 under the Registration Rights and Yield Support Agreement with certain investors, the Company had granted yield support to a group of investors who held the senior subordinated notes ($35 million) and 1,968,000 shares of combined Class A and B common stock ($5 million). The Company was obligated to ensure that this investor group received a 20% compounded rate of return on its aggregate investment through January 3, 1996. Accordingly, operations were charged for $2,624 and $410 in fiscal 1993 and 1994, respectively, of additional interest expense to yield a 20% compound rate of return on the senior subordinated notes. Dividends of $1,727 and $305 were accrued in fiscal 1993 and 1994, respectively, to yield a 20% preference return on equity.

     As part of the Exchange Agreement (see Note 5), the Registration Rights and Yield Support Agreement was amended to eliminate the yield support provisions. Under the terms of the Exchange Agreement, all prior accrued balances related to the yield support obligation were eliminated.

  Management Stock Options

     Effective on the Offering closing date, the Company adopted the 1994 Stock Incentive Plan (the "Stock Option Plan"). The Stock Option Plan, which terminates on the tenth anniversary of the effective date of the Plan, authorizes the grant of incentive stock options, non-qualified stock options, restricted stock awards, stock appreciation rights, or any combination thereof, at the discretion of the Compensation Committee of JP's Board of Directors. Subject to adjustment in certain circumstances, the aggregate number of shares of Common Stock which may be issued under the Stock Option Plan upon the exercise of options or stock appreciation rights and vesting of restricted stock may not exceed 1,532,404 shares.

                              JP FOODSERVICE, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                   (DOLLARS IN THOUSANDS EXCEPT WHERE NOTED)

NOTE 19 -- STOCKHOLDERS' EQUITY -- (CONTINUED)

     The option price per share under each option granted under the Stock Option Plan may not be less than 100% (110% in the case of an optionee who is a 10% stockholder) of the fair market value per share on the date of the option grant. One-third of each option granted to a participant vests on each of the first, second and third anniversary of the date on which the option was granted. Upon a change in control (as defined in the Stock Option Plan) of the Company, all outstanding and previously unvested options will become immediately exercisable.

     A summary of changes in outstanding stock options follows:

                                                                 INCENTIVE       OPTION PRICE
                                                               STOCK OPTIONS       PER SHARE
                                                               -------------    ---------------
    Balance, July 2, 1994...................................            0
         Options granted....................................      400,877       $11.00 - $12.50
         Options cancelled..................................      (32,245)               $11.00
         Options exercised..................................            0
                                                               -------------    ---------------
    Balance, July 1, 1995...................................      368,632       $11.00 - $12.50

     Awards under the Stock Option Plan also may be made in the form of restricted stock, at the discretion of the Compensation Committee. The Compensation Committee has the authority to determine the terms and conditions of any restricted stock awards. No such awards were made through July 1, 1995.

  Directors Stock Options

     Effective on the Offering closing date, the Company adopted the Outside Directors Stock Option Plan (the "Plan"). The Plan provides for an initial grant of an option to each director of the Company who is not also an employee of the Company or a nominee or officer of Sara Lee or its affiliates to purchase 5,000 shares and for an annual grant of an option to purchase 1,000 shares at the then current market value. Options are granted for a term of ten years. One fourth of each option granted under the Plan vests on the date of grant, and an additional one-fourth of each such option vests on each of the first, second and third anniversary of the option grant date. During fiscal 1995, 15,000 shares were granted under the Plan at an exercise price of $11.00 per share. All such options granted remain outstanding at July 1, 1995.

NOTE 20 -- EMPLOYEE RETIREMENT BENEFITS

     The majority of the Company's union employees are covered by union-administered pension plans. Since these plans are part of multi-employer pension arrangements, it is not practicable to determine the amount of accumulated plan benefits or plan net assets applicable solely to the Company's employees. Charges to operations for all employer defined benefit pension contributions required by union agreements aggregated $1,466, $1,632 and $1,848 in fiscal 1993, 1994 and 1995, respectively.

     The Company sponsors a savings and retirement plan which qualifies under
Section 401(k) of the Internal Revenue Code and for which all full-time non-union employees of the Company are eligible. In accordance with the terms of the plan, employees may contribute up to 15% of their annual compensation, subject to certain limitations. The Company is required to match up to 2% of each qualified employee's annual contribution, and may make any additional contributions on an elective basis. The Company's matching contribution may be made with Common Stock of the Company. Employer contributions to this plan vest on the fifth anniversary of participation in the plan. Charges to operations for employer contributions under this plan were $1,142, $1,145 and $1,274 in fiscal 1993, 1994 and 1995, respectively.

                              JP FOODSERVICE, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                   (DOLLARS IN THOUSANDS EXCEPT WHERE NOTED)

NOTE 20 -- EMPLOYEE RETIREMENT BENEFITS -- (CONTINUED)

     Effective on the Offering closing date, the Company adopted the 1994 Employee Stock Purchase Plan, pursuant to which all full-time employees of the Company and its subsidiaries who have been employed by the Company for 90 days or more are eligible to purchase shares of Common Stock from the Company. An aggregate 1,500,000 shares of Common Stock may be issued and purchased under the plan. Eligible employees may purchase shares of Common Stock at a price equal to 85% of the market price per share on each quarterly investment date. Purchases under this plan totaled 28,080 shares during fiscal 1995.

     The Company has no defined benefit pension plan for non-union employees. The Company does not grant any post-retirement benefits other than those described above.

NOTE 21 -- CONTINGENCIES

     The Company is involved, from time to time, in litigation and proceedings arising out of the ordinary course of business. There are no pending material legal proceedings or environmental investigations to which the Company is a party or to which the property of the Company is subject.

     The Company is aware of an unasserted environmental claim related to the Company's Boston branch. The Company has not been the subject of any action or proceeding related to the site. The Company has been indemnified against any losses it may incur in connection with hazardous substances on the site, and does not believe resolution of this matter will have a material adverse effect on its financial condition or operating results.

NOTE 22 -- QUARTERLY FINANCIAL DATA (UNAUDITED)

     Summarized quarterly financial data for the fiscal years ended July 2, 1994 and July 1, 1995 is as follows:

                                                     1ST         2ND         3RD         4TH
                                                   QUARTER     QUARTER     QUARTER     QUARTER
                                                   --------    --------    --------    --------
    1995
    Net sales...................................   $279,839    $272,405    $258,560    $297,449
    Gross profit................................     46,586      45,387      43,424      50,954
    Net income (loss) before extraordinary
      item......................................       (614)      1,302       1,510       4,372
    Net income (loss)...........................       (614)     (3,288)      1,510       4,372
    Net income (loss) per common share before
      extraordinary charge......................   $  (0.16)   $   0.14    $   0.10    $   0.28
    Net income (loss) per common share..........   $  (0.16)   $  (0.36)   $   0.10    $   0.28
                                                   ========    ========    ========    ========
    1994
    Net sales...................................   $263,944    $250,723    $239,543    $274,790
    Gross profit................................     44,559      42,117      39,526      45,681
    Net income (loss)...........................     (1,257)       (239)     (1,289)        937
    Net income (loss) per common share..........   $  (0.43)   $  (0.07)   $  (0.33)   $   0.24
                                                   ========    ========    ========    ========

                              JP FOODSERVICE, INC.
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                                       JULY 1, 1995    MARCH 30, 1996
                                                                       ------------    --------------
                                               ASSETS
Current assets
     Cash and cash equivalents......................................     $ 15,418         $  7,960
     Receivables, net...............................................      123,491          141,784
     Inventories....................................................       67,629           81,071
     Other current assets...........................................        8,319           10,637
     Current deferred tax asset.....................................          434              540
                                                                       ----------      -----------
          Total current assets......................................      215,291          241,992
Property and equipment, net.........................................       81,153           91,625
Goodwill and other noncurrent assets................................       76,594           77,424
                                                                       ----------      -----------
          Total assets..............................................     $373,038         $411,041
                                                                        =========      ===========
                                 LIABILITY AND STOCKHOLDERS' EQUITY
Current liabilities
     Current obligations under capital leases.......................     $  4,092         $  5,513
     Accounts payable...............................................       96,619          108,769
     Accrued expenses...............................................       10,857           11,246
                                                                       ----------      -----------
          Total current liabilities.................................      111,568          125,528
Nonrecurrent liabilities
     Senior debt....................................................      130,000          139,500
     Subordinated debt with related parties.........................        4,000            4,050
     Obligations under capital leases...............................       12,557           16,917
     Noncurrent deferred tax liability..............................       11,542           11,798
                                                                       ----------      -----------
          Total noncurrent liabilities..............................      158,099          172,265
                                                                       ----------      -----------
          Total liabilities.........................................      269,667          297,793
                                                                        =========      ===========
     Commitments and contingent liabilities
Stockholders' equity
     Common stock...................................................          159              160
     Paid-in-capital................................................      187,618          189,425
     Accumulated deficit............................................      (39,463)         (31,394)
     Distribution in excess of net book value of continuing
      stockholder's interest........................................      (44,943)         (44,943)
                                                                       ----------      -----------
          Total stockholders' equity................................      103,371          113,248
                                                                        =========      ===========
Total liabilities and stockholders' equity..........................     $373,038         $411,041
                                                                        =========      ===========

   See accompanying notes to the condensed consolidated financial statements.

                              JP FOODSERVICE, INC.
                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                                             NINE MONTHS ENDED
                                                                      -------------------------------
                                                                      APRIL 1, 1995    MARCH 30, 1996
                                                                      -------------    --------------
Net sales..........................................................     $ 810,804        $  908,905
Cost of sales......................................................       675,407           752,675
                                                                      -----------      ------------
Gross profit.......................................................       135,397           156,230
Operating expenses.................................................       110,908           128,893
Amoritization of intangible assets.................................         1,697             1,741
Stock compensation charge..........................................           709
                                                                      -----------      ------------
Income from operations.............................................        22,083            25,596
                                                                      -----------      ------------
Interest expense...................................................        16,933             9,913
Nonrecurring charge................................................                           1,517
                                                                      -----------      ------------
Other expenses.....................................................        16,933            11,430
                                                                      -----------      ------------
Income before income taxes and extraordinary charge................         5,150            14,166
Provision for income taxes.........................................         2,953             6,097
                                                                      -----------      ------------
Income before extraordinary charge.................................         2,197             8,069
Extraordinary charge on early extinguishment of debt
  (net of $3,059 of taxes).........................................        (4,590)
                                                                      -----------      ------------
Net income (loss)..................................................        (2,393)            8,069
Preference dividends...............................................           (40)
                                                                      -----------      ------------
Net income (loss) applicable to common stockholders................     $  (2,433)       $    8,069
                                                                        =========       ===========
Net income (loss) per common share
     Before extraordinary charge...................................     $    0.23        $     0.51
     Extraordinary charge..........................................         (0.48)
                                                                      -----------      ------------
     Net income (loss).............................................     $   (0.25)       $     0.51
                                                                        =========       ===========
Weighted average number of shares of common stock outstanding......     9,599,520        15,944,455
                                                                        =========       ===========

   See accompanying notes to the condensed consolidated financial statements.

                              JP FOODSERVICE, INC.
                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                                             NINE MONTHS ENDED
                                                                      -------------------------------
                                                                      APRIL 1, 1995    MARCH 30, 1996
                                                                      -------------    --------------
Net cash provided by (used in) operating activities................     $   1,800         $ (4,865)
                                                                      -----------      -----------
Cash flows from investing activities
     Additions to property and equipment...........................        (1,608)          (7,854)
     Net cost of business acquisition..............................                         (2,765)
                                                                      -----------      -----------
Net cash used in investing activities..............................        (1,608)         (10,619)
                                                                      -----------      -----------
Cash flows from financing activities
     Net proceeds from initial public offering.....................        79,927
     Long-term debt (repayments) borrowings........................       (70,749)           9,500
     Payment of recapitalization costs.............................        (1,256)
     Payment of loan acquisition costs.............................        (1,626)
     Liquidation of preferred stocks...............................          (643)
     Principal payments under capital lease obligations............        (3,670)          (3,282)
     Proceeds from employee stock purchases........................                          1,808
                                                                      -----------      -----------
Net cash provided by financing activities..........................         1,983            8,026
                                                                      -----------      -----------
Net increase (decrease) in cash and cash equivalents...............         2,175           (7,458)
Cash and cash equivalents
     Beginning of period...........................................        11,298           15,418
                                                                      -----------      -----------
     End of period.................................................     $  13,473         $  7,960
                                                                        =========      ===========

   See accompanying notes to the condensed consolidated financial statements.

                              JP FOODSERVICE, INC.
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

NOTE 1 -- BASIS OF PRESENTATION

     The Condensed Consolidated Financial Statements of JP Foodservice, Inc. (the "Company") at March 30, 1996 and the three and nine months ended April 1, 1995 and March 30, 1996, respectively, included herein are unaudited, but include all adjustments (consisting only of normal recurring entries) which the Company's management believes to be necessary for the fair presentation of the financial position, results of operations and cash flows of the Company at and for the periods presented. The July 1, 1995 Condensed Consolidated Balance Sheet was derived from the Company's annual financial statements. Interim results are not necessarily indicative of results that may be expected for the full year.

NOTE 2 -- NET INCOME (LOSS) PER COMMON SHARE

     Net income (loss) per common share is based on the weighted average number of common and common equivalent shares outstanding during the period.

NOTE 3 -- NONRECURRING CHARGE

     On February 19, 1996, the Company terminated discussions with Sara Lee Corporation regarding the proposed combination of the Company and PYA Monarch, Inc. (a wholly-owned subsidiary of Sara Lee Corporation). As a result of the termination of these discussions, which began with a proposal submitted by Sara Lee Corporation in November 1995, the Company wrote off the cost incurred related to the transaction (primarily legal and advisory fees) of approximately $1.5 million. The after-tax impact of this nonrecurring charge was $0.9 million $(.06) per share. Excluding this charge, net income would have been $2.3 million and $9.0 million for the three-month and nine-month periods, respectively, and net income per share would have been $0.15 and $0.57 for the three-month and nine-month periods, respectively.

NOTE 4 -- STOCKHOLDERS' EQUITY

     On February 19, 1996, the Board of Directors of the Company adopted a shareholder rights plan. Issuance of preferred share purchase rights (the "Rights") under the plan will be triggered upon the acquisition (or certain actions that would result in the acquisition) of 10% or more of the Company's common stock by any person or group or by the acquisition (or certain actions that would result in the acquisition) of any additional shares of common stock by any person or group owning 10% or more of the common stock on February 19, 1996.

     Pursuant to this plan, the Board of Directors of the Company declared a dividend of one Right for each outstanding share of common stock of the Company. The dividend was paid on March 1, 1996 to stockholders of record at the close of business on March 1, 1996. Each Right entitles the registered holder or common stock to purchase from the Company, upon the occurrence of the specified triggering events, one one-hundredth of a share of a newly authorized issue of junior participating preferred stock at a price of $95, subject to adjustment. The Company may redeem the Rights at a price of $.01 per Right prior to a triggering event. The Rights expire on February 19, 2006.

NOTE 5 -- CONTINGENCIES

     From time to time, the Company is involved in litigation and proceeding arising out of the ordinary course of business. There are no pending material legal proceedings or environmental investigations to which the Company is a party or to which the property of the Company is subject at this time.

JP Foodservice has introduced several exclusive signature brand lines in response to the increasing popularity of foodservice specialties. The Roseli(TM) line features authentic Italian ingredients in a full line of products. In addition, during 1996 the Company introduced a full line of Mexican products under its el Pasado(TM) signature brand and a complete line of gourmet and foodservice coffees under its Rituals(TM) signature brand.

The Company offers customers a comprehensive range of products, including canned and dry food products, fresh meats, poultry, seafood, frozen foods, fresh produce, dairy and other refrigerated foods.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THOSE TO WHICH IT RELATES IN ANY STATE TO ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE SUCH OFFER IN SUCH STATE. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THIS DATE.

                               ------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Incorporation of Certain Documents by
  Reference............................   3
Prospectus Summary.....................   4
Risk Factors...........................   9
Recent Results of Operations...........  12
Use of Proceeds........................  13
Price Range of Common Stock
  and Dividend Policy..................  14
Capitalization.........................  15
Unaudited Pro Forma Condensed Combined
  Financial Statements.................  16
Selected Consolidated Financial Data...  22
Management's Discussion and Analysis
  of Financial Condition and Results of
  Operations...........................  23
Business...............................  28
Management.............................  39
Principal Stockholders.................  41
Shares Eligible for Future Sale........  42
Underwriting...........................  43
Legal Matters..........................  44
Experts................................  44
Additional Information.................  45
Index to Consolidated Financial
  Statements........................... F-1



                                3,000,000 SHARES

                              JP FOODSERVICE, INC.

                                  COMMON STOCK

                            [JP FOODSERVICE LOGO]
                                   ---------

                                   PROSPECTUS

                                          , 1996

                                  ------------
                               SMITH BARNEY INC.

                             THE ROBINSON-HUMPHREY
                                 COMPANY, INC.

                             RODMAN & RENSHAW, INC.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable in connection with the sale and distribution of the securities being registered. All amounts except the Securities and Exchange Commission registration fee are estimated. All of the expenses below will be paid by the Company.


                                       ITEM                                   AMOUNT
        ------------------------------------------------------------------   --------
        Registration fee..................................................   $ 28,968
        NASD filing fee...................................................      8,901
        Nasdaq Additional Listing fee.....................................     17,500
        Blue Sky fees and expenses........................................     15,000
        Printing and engraving expenses...................................    300,000
        Legal fees and expenses...........................................    200,000
        Accounting fees and expenses......................................    100,000
        Transfer Agent and Registrar fees.................................      1,000
        Miscellaneous.....................................................     78,631
                                                                             --------
             Total........................................................   $750,000
                                                                             ========



ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS


     Reference is made to the provisions of Article XII of the registrant's Restated Certificate of Incorporation filed as Exhibit 3.1 hereto and the provisions of Article XII of the registrant's Amended and Restated By-laws filed as Exhibit 3.2 hereto.

     The registrant is a Delaware corporation, subject to the applicable indemnification provisions of the General Corporation Law of the State of Delaware (the "DGCL"). Section 145 of the DGCL provides for the indemnification, under certain circumstances, of any person in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative (other than derivative actions), brought or threatened involving such persons because of such person's service in any such capacity with respect to another corporation or other entity at the request of such corporation.

     The registrant's Amended and Restated By-Laws provide for the indemnification of the officers and directors of the registrant to the fullest extent permitted by the DGCL. Article XII of the By-laws provides that each person who was or is made a party to (or is threatened to be made a party to) any civil or criminal action, suit or proceeding by reason of the fact that such person is or was a director or officer of the registrant shall be indemnified and held harmless by the registrant to the fullest extent authorized by the DGCL against all expense, liability and loss (including, without limitation, attorneys' fees) incurred by such person in connection therewith, if such person acted in good faith and in a manner he or she reasonably believed to be or not opposed to the best interests of the registrant and had no reason to believe that his or her conduct was illegal.

     Article XII of the registrant's Restated Certificate of Incorporation provides that, to the fullest extent permitted by the DGCL, the registrant's directors will not be personally liable to the registrant or its stockholders for monetary damages resulting from a breach of their fiduciary duties as directors. However, nothing contained in such Article XII shall eliminate or limit the liability of directors (i) for any breach of the director's duty of loyalty to the registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

     Under the terms of the Amended and Restated Registration Rights Agreement by and among the registrant, PYA/Monarch, Inc. ("PYA/Monarch") and the other investors named therein (filed as Exhibit 10.16 hereto), the registrant has agreed to indemnify PYA/Monarch (and its permitted transferees), its officers and directors and each underwriter and person, if any, who controls PYA/Monarch, from certain liabilities relating to any registration statement that may be filed by the registrant on behalf of such stockholder, under the terms of that agreement.

     There are in effect directors' and officers' liability insurance policies which insure the registrant's directors and officers against certain liabilities that they may incur in such capacities.

     The Underwriting Agreement (filed as Exhibit 1.1 hereto) provides for indemnification by the Underwriters of the Company and its officers and directors, and by the Company of the Underwriters, for certain liabilities arising under the Securities Act or otherwise.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits

     The following Exhibits are filed herewith and incorporated herein by reference:


     **1.1     Form of Underwriting Agreement.
       3.1     Restated Certificate of Incorporation of the Company. Filed as Exhibit 3.1 to
               the Company's Quarterly Report on Form 10-Q for the quarterly period ended
               March 30, 1996 and incorporated herein by reference.
       3.2     Amended and Restated By-Laws of the Company. Filed as Exhibit 3.2 to the
               Company's Quarterly Report on Form 10-Q for the quarterly period ended March
               30, 1996 and incorporated herein by reference.
       4.1     See Exhibits 3.1 and 3.2 for provisions of the Restated Certificate of
               Incorporation and the Amended and Restated By-Laws of the Company defining the rights of holders of the Company's Common Stock.
       4.2     Specimen certificate representing common stock, par value $.01 per share, of the Company. Filed as Exhibit 4.3 to the Company's Registration Statement on
               Form S-1 (No. 33-82724) and incorporated herein by reference.
     **5.1     Opinion of Shaw, Pittman, Potts & Trowbridge, counsel to the Company, regarding the validity of the securities being issued.
      10.1     Employment Agreement dated as of July 3, 1989, as amended, by and between the
               Company and James L. Miller. Filed as Exhibit 10.1 to the Company's
               Registration Statement on Form S-1 (No. 33-82724) and incorporated herein by reference.
      10.2     Employment Agreement, dated as of August 9, 1991, by and between the Company and Lewis Hay, III. Filed as Exhibit 10.2 to the Company's Registration
               Statement on Form S-1 (No. 33-82724) and incorporated herein by reference.
      10.3     Second Amendment, dated as of June 27, 1995, to Employment Agreement, dated as of July 3, 1989, as amended, by and between the Company and James L. Miller.
               Filed as Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q for the
               quarterly period ended December 30, 1995 and incorporated herein by reference.
      10.4     First Amendment, dated as of June 27, 1995, to Employment Agreement, dated as of August 9, 1991, by and between the Company and Lewis Hay, III. Filed as
               Exhibit 10.2 to the Company's Quarterly Report on Form 10-Q for the quarterly period ended December 30, 1995 and incorporated herein by reference.
      10.5     Severance Agreement, dated as of September 27, 1995, by and between the Company and Mark P. Kaiser. Filed as Exhibit 10.3 to the Company's Quarterly Report on
               Form 10-Q for the quarterly period ended December 30, 1995 and incorporated herein by reference.

      10.6     Severance Agreement, dated as of September 27, 1995, by and between the Company and George T. Megas. Filed as Exhibit 10.4 to the Company's Quarterly Report on
               Form 10-Q for the quarterly period ended December 30, 1995 and incorporated herein by reference.
      10.7     Employment Agreement, dated as of January 4, 1996, between the Company and
               James L. Miller. Filed as Exhibit 10.1 to the Company's Quarterly Report on
               Form 10-Q for the quarterly period ended March 30, 1996 and incorporated herein by reference.
      10.8     Employment Agreement, dated as of January 4, 1996, between the Company and
               Lewis Hay, III. Filed as Exhibit 10.2 to the Company's Quarterly Report on Form
               10-Q for the quarterly period ended March 30, 1996 and incorporated herein by reference.
      10.9     Employment Agreement, dated as of January 4, 1996, between the Company and Mark
               P. Kaiser. Filed as Exhibit 10.3 to the Company's Quarterly Report on Form 10-Q
               for the quarterly period ended March 30, 1996 and incorporated herein by reference.
      10.10    Employment Agreement, dated as of January 4, 1996, between the Company and
               George T. Megas. Filed as Exhibit 10.4 to the Company's Quarterly Report on
               Form 10-Q for the quarterly period ended March 30, 1996 and incorporated herein by reference.
      10.11    JP Foodservice, Inc. 1994 Stock Incentive Plan. Filed as Exhibit 10.3 to the
               Company's Registration Statement on Form S-1 (No. 33-82724) and incorporated herein by reference.
      10.12    JP Foodservice, Inc. Stock Option Plan for Outside Directors. Filed as Exhibit
               10.4 to the Company's Annual Report on Form 10-K for the fiscal year ended July
               1, 1995 and incorporated herein by reference.
      10.13    JP Foodservice, Inc. 401(k) Retirement Plan, as amended. Filed as Exhibit 10.5 to the Company's Annual Report on Form 10-K for the fiscal year ended July 1,
               1995 and incorporated herein by reference.
      10.14    JP Foodservice, Inc. 1994 Employee Stock Purchase Plan. Filed as Exhibit 10.6
               to the Company's Registration Statement on Form S-1 (No. 33-82724) and
               incorporated herein by reference.
      10.15    Lease dated October 29, 1993 between JP Foodservice Distributors, Inc. and
               CMANE -- Patuxent Woods II Limited Partnership relating to the lease of the
               Company's corporate headquarters. Filed as Exhibit 10.7 to the Company's
               Registration Statement on Form S-1 (No. 33-82724) and incorporated herein by reference.
      10.16    Amended and Restated Registration Rights Agreement, dated as of November 22,
               1994, by and among the Company, PYA/Monarch, Inc., Chase Manhattan Investment
               Holdings, Inc., the Equitable Investors named therein and the management investors named therein. Filed as Exhibit 10.2 to the Company's Quarterly
               Report on Form 10-Q for the quarterly period ended October 1, 1994 and incorporated herein by reference.
      10.17    Description of the Company's annual bonus plan. Filed as Exhibit 10.9 to the
               Company's Registration Statement on Form S-1 (No. 33-82724) and incorporated herein by reference.
      10.18    Board Membership Agreement, dated as of November 15, 1994, between the Company and Sara Lee Corporation. Filed as Exhibit 10.3 to the Company's Quarterly
               Report on Form 10-Q for the quarterly period ended October 1, 1994 and incorporated herein by reference.
      10.19    Note Purchase Agreement, dated as of November 10, 1994, relating to the 8.55%
               Senior Notes due 2004 of JP Foodservice Distributors, Inc. Filed as Exhibit
               10.1 to the Company's Quarterly Report on Form 10-Q for the quarterly period ended October 1, 1994 and incorporated herein by reference.
     10.20+    Amendment No. 2, dated as of May 29, 1996, to Note Purchase Agreement, dated as of November 10, 1994, relating to the 8.55% Senior Notes due 2004 of JP
               Foodservice Distributors, Inc.

      10.21    Credit Agreement, dated as of November 10, 1994, among JP Foodservice
               Distributors, Inc., the lenders party thereto, NationsBank of North Carolina,
               N.A., as Administrative Agent and Co-Arranger, and The Chase Manhattan Bank,
               N.A., as Syndication Agent and Co-Arranger. Filed as Exhibit 10.4 to the
               Company's Quarterly Report on Form 10-Q for the quarterly period ended October
               1, 1994 and incorporated herein by reference.
     10.22+    Amendment No. 1, dated as of May 29, 1996, to Credit Agreement, dated as of
               November 10, 1994, among JP Foodservice Distributors, Inc., the lenders party thereto, NationsBank of North Carolina, N.A. as Administrative Agent and
               Co-Arranger, and the Chase Manhattan Bank, N.A., as Syndication Agent and
               Co-Arranger.
      10.23    Form of Stock Option Agreement used generally in connection with the JP
               Foodservice, Inc. 1994 Stock Incentive Plan. Filed as Exhibit 10.13 to the
               Company's Annual Report on Form 10-K for the fiscal year ended July 1, 1996 and incorporated herein by reference.
      10.24    Form of Stock Option Agreement used generally in connection with the JP
               Foodservice, Inc. Stock Option Plan for Outside Directors. Filed as Exhibit
               10.14 to the Company's Annual Report on Form 10-K for the fiscal year ended
               July 1, 1996 and incorporated herein by reference.
      10.25    Rights Agreement, dated as of February 19, 1996, between the Company and The
               Bank of New York, as Rights Agent. The Rights Agreement includes as Exhibit A the form of Certificate of Designations of the Series A Junior Participating
               Preferred Stock, as Exhibit B the form of Right Certificate and as Exhibit C the form of Summary of Rights to Purchase Preferred Shares. Filed as Exhibit 4
               to the Company's Current Report on Form 8-K filed on February 22, 1996 with the
               Securities and Exchange Commission and incorporated herein by reference.
     10.26+    Amendment No. 1, dated as of May 17, 1996, to the Rights Agreement, dated as of
               February 19, 1996, between the Company and The Bank of New York, as Rights
               Agent.
    **10.27    Receivables Purchase Agreement, dated as of May 30, 1996, among JP Foodservice
               Distributors, Inc., Illinois Fruit & Produce Corp. and Sky Bros., Inc., JPFD
               Funding Corporation and the Company.
    **10.28    Transfer and Administration Agreement, dated as of May 30, 1996, among
               Enterprise Funding Corporation, JPFD Funding Company, JP Foodservice
               Distributors, Inc., NationsBank, N.A. and certain other financial institutions from time to time parties thereto.
    **10.29    Employment Agreement, dated as of June 10, 1996, between the Company and David
               M. Abramson.
    **10.30    Amendment, dated July 16, 1996, to the Amended and Restated Registration Rights
               Agreement, dated as of November 22, 1994, by and among the Company,
               PYA/Monarch, Inc., Chase Manhattan Investment Holdings, Inc., the Equitable
               Investors named therein and the management investors named therein.
      10.31    Agreement and Plan of Merger, dated as of May 17, 1996, by and among the
               Company, JP Foodservice Distributors, Inc., Valley Industries, Inc., E & H
               Distributing Co., Inc., Lloyd K. Benson, Duane H. Zobrist, E. Mark Zobrist,
               Gerry R. Zobrist, R. Phillip Zobrist and Richard D. Zobrist. Filed as Exhibit A
               to the Information Statement/Prospectus filed as a part of the Company's
               Registration Statement on Form S-4 (No. 333-6645) and incorporated herein by reference; the Company agrees to furnish supplementally to the Commission upon request a copy of any omitted exhibit or schedule.
      10.32    Purchase and Sale Contract, dated as of May 17, 1996, between "Z" Leasing Co., a Nevada general partnership, and the Company. Filed as Exhibit B to the
               Information Statement/Prospectus filed as a part of the Company's Registration
               Statement on Form S-4 (No. 333-6645) and incorporated herein by reference; the
               Company agrees to furnish supplementally to the Commission upon request a copy of any omitted exhibit or schedule.

    **10.33    Amendment No. 1, dated as of July 1, 1996, to the Transfer and Administration
               Agreement, dated as of May 30, 1996, by and among JPFD Funding Company, JP
               Foodservice Distributors, Inc., Enterprise Funding Corporation, NationsBank
               N.A. and the financial institutions from time to time parties thereto.
    **10.34    Agreement, dated as of July 17, 1996, for the Purchase and Sale of Assets among the Company, JP Foodservice Distributors, Inc., Shareholders of Arrow Paper and
               Supply Co., Inc., SGD Associates Limited Liability Company and Members of SGD
               Associates Limited Liability Company.
    **23.1     Consent of Price Waterhouse LLP, Independent Accountants.
    **23.2     Consent of KPMG Peat Marwick LLP, Independent Accountants.
    **23.3     Consent of Blum Shapiro and Company, P.C., Independent Accountants.
    **23.4     Consent of Shaw, Pittman, Potts & Trowbridge (contained in Exhibit 5.1).
      24.1     Power of Attorney (included on page II-6).
      27+      Financial Data Schedule.


- ---------------

** Filed herewith.


 + Previously filed.

     (b) Financial Statement Schedules

        Schedule

     Either not applicable or shown in the financial statements or notes thereto.

ITEM 17.  UNDERTAKINGS

     The Registrant hereby undertakes to provide the Underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted as to directors, officers, and controlling persons of the Registrant pursuant to the Delaware General Corporation Law, the Restated Certificate of Incorporation or the Amended and Restated By-laws of Registrant, indemnification agreements entered into between Registrant and its officers and directors, the Underwriting Agreement, or otherwise, Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer, or controlling person of Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering herein.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbia, State of Maryland, on August 6, 1996.


                                          JP FOODSERVICE, INC.
                                          (Registrant)

                                          By   /s/      JAMES L. MILLER
                                            ------------------------------------
                                                      James L. Miller
                                               President and Chief Executive
                                                         Officer
                                                 (Duly Authorized Officer)

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James L. Miller, Lewis Hay, III and George T. Megas, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the date indicated.


   August 6, 1996        /s/       JAMES L. MILLER
                     -----------------------------------------------
                         James L. Miller, Chairman of the Board,
                          President and Chief Executive Officer
                              (Principal Executive Officer)

   August 6, 1996        /s/       LEWIS HAY, III
                     -----------------------------------------------
                                Lewis Hay, III, Director,
                                Senior Vice President and
                                 Chief Financial Officer
                              (Principal Financial Officer)

   August 6, 1996        /s/       GEORGE T. MEGAS
                     -----------------------------------------------
                       George T. Megas, Vice President -- Finance
                             (Principal Accounting Officer)

   August 6, 1996        /s/       GEORGE A. MIDWOOD*
                     -----------------------------------------------
                               George A. Midwood, Director

   August 6, 1996        /s/       MICHAEL J. DRABB*
                     -----------------------------------------------
                               Michael J. Drabb, Director

   August 6, 1996        /s/       DAVID M. ABRAMSON*
                     -----------------------------------------------
                              David M. Abramson, Director,
                        Senior Vice President and General Counsel

   August 6, 1996        /s/       ERIC E. GLASS*
                     -----------------------------------------------
                                 Eric E. Glass, Director


*By power of attorney.